UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

☑	Filed by the Registrant	☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Genworth Financial, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF

2025 Annual Meeting and Proxy Statement

Genworth®

Celebrating 20 Years

20 YEAR ANNIVERSARY

Genworth is a Fortune 500 company focused on empowering families to navigate the aging journey with confidence. While our roots date back to 1871 with Life of Virginia, we celebrated the 20th anniversary of our IPO in May 2024. Over the past 20 years, Genworth has helped millions of families protect their financial futures through life insurance and annuity offerings–and, as a leader in the long-term care insurance industry, we've helped more than a million families prepare to cover the high costs of long-term care.

We're entering our next 20 years as a stronger company. Supported by our majority ownership of Enact, a leading mortgage insurer, we are focused on serving our ~2.4 million Genworth policyholders and helping more families understand, find, and pay for high-quality aging care through our new venture, CareScout. We're leveraging Genworth's expertise and experience in the long-term care space to design a new ecosystem of support and care for our aging loved ones. From funding long-term care to understanding the care you need to finding high-quality care providers, we're working to become the most trusted guide for a better aging experience.

Our Brands

Genworth®

CareScout®

Enact®

Our Values in
Action in 2024

Make it happen
Capital Generation from Enact
Enact’s strong performance and shareholder distributions continue to be an important source of cash flows to Genworth. Enact’s quarterly dividends in 2024 delivered proceeds of $91 million to Genworth.
Further, Genworth received $198 million of capital returns from Enact through special dividends and share repurchases. Cumulatively, since its IPO, Enact has delivered a total shareholder return of 91% as of December 31, 2024. Relative to the S&P 500’s total return of 38% over the same period, we believe that Enact creates significant value for Genworth shareholders.

Share Repurchase Program
Genworth’s share repurchase program delivered strong shareholder value again in 2024 and is a key component of our capital management strategy. In October 2024, we surpassed the $500 million milestone in share repurchases, ultimately reaching approximately $590 million since our program’s inception in May 2022 through March 31, 2025.
Make it human
Associate Feedback Loops

As part of our commitment to workplace excellence, we expanded our associate feedback loops in 2024 to better understand what we’re doing well and where we have opportunities to improve. We enhanced our engagement pulse checks, asking a variety of cultural and associate experience questions three times a year, along with introducing a series of executive listening tours and focus groups to gather additional perspectives. To help benchmark Genworth against our peers, for the second year in a row, associates completed the Energage engagement survey, and their responses earned us national recognition as a USA Today Top Workplace and a Top Workplace for Compensation & Benefits, Innovation, Work-Life Flexibility, Purpose & Values, and Leadership. Our Richmond, Virginia and Stamford, Connecticut offices were also recognized as regional Top Workplaces. Across our feedback loops, we’ve seen participation rates far above industry benchmarks. Moving into 2025, we will use this data to make feedback-driven decisions as we continue to build an exceptional workplace.

2025 Proxy Statement	1

Make it about others
CareScout Quality Network
CareScout helps older adults and their families navigate the aging journey and find quality care. Through our CareScout Quality Network, a group of long-term care providers committed to delivering person-centered care, we’re reframing quality as not just safety, but an experience that is dignified, connected, and fulfilling. Providers in the network offer special pricing so older adults and their families can find high-quality home care at lower rates.
After launching the CareScout Quality Network in 2023 for our long-term care insurance policyholders, the network expanded in 2024 to provide nationwide coverage and, as of December 31, 2024, included close to 500 credentialed home care providers. In 2025, we plan to add assisted living communities in statistically large metropolitan areas, offer network access to other long-term care insurers’ policyholders, and introduce a direct-to-consumer offering in select states so more Americans with aging care needs can benefit from high-quality care at preferred pricing.
Make it better
Enhancing the Customer Experience
In 2024, we made big strides in enhancing our customer-centric experience in the U.S. Life Insurance business, while also increasing our operational efficiency and leveraging data and technology more effectively. We converted our contact center to a cloud-based platform with redesigned Interactive Voice Response flows, intelligent routing, self-service integrations, and the ability to auto-identify callers. Since this launch, we’ve seen an increase in first-call resolutions and reduced call handle times. We also implemented the first phase of a 2.5 year-long initiative to consolidate five legacy administration platforms, enabling better service and addressing system obsolescence risks. Lastly, we began building out our Customer Experience Solutions Delivery organization and capabilities with the goal of ensuring we have the right talent, frameworks, and structure to help deliver the best end-to-end customer experience now and in the future.

“We are thrilled with our progress building the CareScout Quality Network in 2024. With nationwide coverage, CareScout is now able to help more Genworth policyholders and their loved ones find quality home care providers at preferred prices.”
– Samir Shah, President & CEO, CareScout Services

2	Genworth Financial, Inc.

Stockholder Letter from Chair

Dear Stockholder,
The Board of Directors invites you to attend the 2025 Annual Meeting of Stockholders of Genworth Financial, Inc. (the 2025 Annual Meeting), to be held virtually at 9 a.m. E.T. on May 22, 2025. You will be able to attend the meeting online, vote your shares electronically, and submit questions before or during the meeting via www.virtualshareholdermeeting.com/GNW2025.
The 2025 Annual Meeting will include a report on our business operations, discussion and voting on the proposals set forth in the accompanying Notice of 2025 Annual Meeting of Stockholders and Proxy Statement, and discussion and voting on any other business matters properly brought before the meeting.
Whether or not you plan to attend the 2025 Annual Meeting, you can ensure your shares are represented by promptly submitting your proxy by telephone, internet, or completing, signing, dating, and returning your WHITE proxy card.
Strategic achievements in 2024
Genworth continued to build on its momentum in 2024, thanks to the hard work and dedication of our management team and workforce. We saw continued success with our multi-year rate action plan (MYRAP), securing significant rate action approvals on our oldest long-term care insurance (LTC) products and in historically challenging states. We expanded the CareScout Quality Network to nationwide coverage with home care providers and leveraged our significant LTC claims experience to develop and file CareScout's inaugural LTC insurance product ahead of our planned return to the market in 2025. Lastly, we returned significant value to shareholders in 2024. Enact, which had a record year of adjusted operating income of $718 million in 2024, continued to deliver significant capital returns enabling strong execution of our share buyback program. We repurchased approximately $186 million of shares of our common stock and have $155 million remaining under the current authorization, as of December 31, 2024. The Board is proud of these key achievements and confident in Genworth's strategic path forward.
Listening to our stakeholders
As part of our continued efforts to engage our stakeholders, we continued our practice of off-season proxy engagement, offering to meet with the entities and individuals collectively representing approximately 60% of our shareholder base. Additionally, we completed a materiality assessment in 2024 to better understand the various views and expectations on how we support sustainability. The feedback from both of these efforts allows us to better understand the perspectives of our stakeholders and helps us to further refine our focus areas, strategic goals, and investments.
Furthering our commitment to strong governance
Genworth's strong governance framework ensures we have a culture of management accountability, which allows us to uphold our commitments and protect the interests of our stakeholders. Genworth's Directors bring an array of perspectives, skills, and deep expertise that is critical to supporting our growth strategy. We believe these qualities, combined with their unique lived experiences, enable the Board to provide informed strategic leadership and sound judgment. We have a strong, dynamic Board that is closely engaged in charting Genworth's and CareScout's next chapters.
To that end, I'm pleased to welcome Steven Van Wyk, who was elected to the Genworth Board of Directors on March 19. He brings extensive experience building information technology capabilities and leading technical organizations that will be a strong addition to our Board's collective skillset and experience. I'm confident that Steve's contributions will further enable our continued progress in returning value to shareholders.
2024 was another strong year of value creation for Genworth. I am proud of the company's achievements and excited for our future as we continue to deliver on our mission to empower more families to navigate the aging journey with confidence. Thank you for your continued support.
Cordially,
Melina Higgins
Non-Executive Chair of the Board

2025 Proxy Statement	3

Stockholder Letter from CEO

Dear Stockholder,
2024 was a year of continued momentum in Genworth's work to empower families to navigate the aging journey with confidence. We delivered value for stockholders, employees, and policyholders while we built for the future and executed on our three strategic priorities.
First, we created significant shareholder value through our mortgage insurance subsidiary Enact's growing market value and capital returns. With cash flows driven by the continued strength of Enact's performance, we repurchased $186 million of Genworth shares of common stock outstanding year-to-date through December. We have employed a disciplined approach to repurchases, buying back shares at an average share price of $5.62, relative to the share price at December 31, 2024 of $6.99.
Second, we continued work to maintain self-sustaining, customer-centric legacy insurance companies. In 2024, we delivered $343 million of gross incremental long-term care insurance (LTC) premium increase approvals, bringing the net present value total achieved from in-force rate actions to an estimated $31.2 billion since our multi-year rate action plan (MYRAP) began in 2012. We also invested in the capabilities and technology platforms—like a suite of cloud-based contact center tools—that will enhance both our understanding of customer needs and their experience interacting with us.
Finally, we made significant strides in building our growth platform through CareScout Services. The CareScout Quality Network grew from 93 providers at the end of 2023 to almost 500 by year-end 2024. Over the course of the year, we saw increased adoption of the network from our US Life policyholders and remain confident in the offering providing an estimated $1.0 to $1.5 billion in claims savings to our US Life companies over time. We also reached a milestone in our CareScout Insurance offering, completing our initial product filing on our new product, which is designed with conservative assumptions to help meet the strong demand in the United States for aging care funding solutions. Looking at the marketplace more broadly, the need for affordable, high-quality long-term care solutions in the U.S. has never been greater. As detailed in our annual Cost of Care report, the cost of long-term care services continues to increase across care types, with growing demand from the Baby Boomer generation and a shortage of healthcare workers. We believe public-private collaboration in the long-term care space is an integral pathway to reduce costs, and we encourage constructive dialogue between policymakers and private insurers to discuss this issue. Moving forward, Genworth will continue engaging with state and federal government leaders to advance responsible solutions that help more Americans access high-quality long-term care as they age.
2024 was a strong year for our company—and as always, our people underpin that success. Last summer, I was joined by company leadership to ring the opening bell at the New York Stock Exchange to celebrate the 20th anniversary of Genworth's IPO. It was a great moment to celebrate both the resilience and dedication that brought us to this milestone and the incredible opportunity ahead of us as we work to make the aging journey more dignified, connected, and fulfilling. I remain certain that we have the right talent and resources to deliver on our growth strategy and create even more value for our stakeholders for years to come.
Thank you for your continued investment and support of Genworth.
Sincerely,
Thomas J. McInerney
President and Chief Executive Officer

4	Genworth Financial, Inc.

Notice of 2025 Annual Meeting of Stockholders

Date and Time
Thursday,
May 22, 2025,
at 9:00 a.m. ET
Meeting Access
www.virtualshareholder
meeting.com/GNW2025
using your 16-digit control
number included on your
WHITE proxy card or notice
Who Can Vote
Stockholders of record at the close of business on
March 24, 2025

How to Vote

Internet www.proxyvote.com Telephone 1-800-579-1639 E-mail sendmaterial@proxyvote.com Mail You can vote by mail by requesting a paper copy of the materials, which will include a WHITE proxy card.

Voting Matters

Proposals	Board Vote Recommendation	For Further Details

1. Election of Ten Directors Named in the Proxy Statement		Page 18
FOR each of the Board’s nominees

2. Advisory Vote to Approve Named Executive Officer Compensation		Page 62
FOR

3. Approval of the 2025 Genworth Financial, Inc. Omnibus Incentive Plan		Page 104
FOR

4. Ratification of the Selection of KPMG LLP as the Independent Registered Public Accounting Firm for 2025		Page 110
FOR

5. Approval of an Amendment to the Amended and Restated Certificate of Incorporation of Genworth Holdings, Inc. to Remove “Pass-Through Voting” Provision	FOR	Page 114

Stockholders will also discuss and vote on such other business as may properly come before the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”) or any adjournment thereof.
In accordance with the U.S. Securities and Exchange Commission (“SEC”) rule, we are furnishing this proxy statement (“Proxy Statement”) and our Annual Report on Form 10-K for the year ended December 31, 2024 (“2024 Annual Report”) to many of our stockholders solely over the internet. We believe that posting these materials on the internet enables us to provide stockholders with the information that they need more quickly. In addition, it lowers our costs of printing and delivering these materials and reduces the environmental impact of our 2025 Annual Meeting. The Notice of Internet Availability of Proxy Materials sent to many of our stockholders explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.
We urge our stockholders to participate in the 2025 Annual Meeting. Stockholders may vote by telephone, through the internet or by mailing your completed and signed WHITE proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Each share of Common Stock issued and outstanding as of the record date is entitled to one vote on each matter to be voted upon at our 2025 Annual Meeting. Your vote is important and we urge you to vote.
This Notice, the Proxy Statement and WHITE proxy card are first being made available or mailed to stockholders on or about April 7, 2025. The accompanying Proxy Statement is hereby incorporated by reference to this Notice.
Cordially,
Michael J. McCullough
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2025 Annual Meeting to be Held on May 22, 2025: Genworth’s Notice of 2025 Annual Meeting of Stockholders, Proxy Statement and 2024 Annual Report are available, free of charge, at: www.proxyvote.com

2025 Proxy Statement	5

Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties set forth in our 2024 Annual Report for the year ended December 31, 2024. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

6	Genworth Financial, Inc.

Proxy Statement Summary
This summary highlights information about Genworth Financial, Inc. (the “company,” “Genworth,” “we,” “our” and “us”) and certain information contained elsewhere in this proxy statement (“Proxy Statement”) for Genworth’s 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”). In this Proxy Statement, references to “U.S. Life Insurance” refer to both our Long-Term Care Insurance segment ("LTC") and our Life and Annuities segment. In addition, we reference both our CareScout services business ("CareScout Services") and CareScout insurance business ("CareScout Insurance"), collectively ("CareScout"). Lastly, we make reference to our subsidiary, Enact Holdings, Inc. (“Enact”). This summary does not contain all of the information that you should consider in making your voting decisions, and you should read the entire Proxy Statement carefully before voting.
Meeting Information

Date & Time	Location	Record Date

Thursday, May 22, 2025 9:00 a.m. ET	www.virtualshareholdermeeting.com/GNW2025	Monday, March 24, 2025
Voting Matters
Stockholders will be asked to vote on the following matters at the 2025 Annual Meeting:

Voting Matters	Board Vote Recommendation	For Further Details

Proposal 1. Election of Ten Directors Named in the Proxy Statement		Page 18
FOR each of the Board’s director nominees

Proposal 2. Advisory Vote to Approve Named Executive Officer Compensation		Page 62
FOR

Proposal 3. Approval of the 2025 Genworth Financial, Inc. Omnibus Incentive Plan		Page 104
FOR

Proposal 4. Ratification of the Selection of KPMG LLP as the Independent Registered Public Accounting Firm for 2025		Page 110
FOR

Proposal 5. Approval of an Amendment to the Amended and Restated Certificate of Incorporation of Genworth Holdings, Inc. to Remove “Pass-Through Voting” Provision		Page 114
FOR

2025 Proxy Statement	7

Proxy Statement Summary

2024 Genworth Performance
2024 Strategic Priorities

•Create shareholder value through Enact's growing market value and capital returns
•Maintain self-sustaining, customer-centric legacy insurance companies, including LTC, life and annuity businesses
•Drive future growth through CareScout with innovative, consumer-focused aging care services and funding solutions
See page 12 for a summary discussion of targets linked to executive officer compensation in 2024

2024 Performance Highlights by Business Area

Enact
•Exceeded financial objectives, including its targets for adjusted operating income and adjusted return on equity.
•Non-financial objectives, including effective risk and pricing management, strong capital management and growth initiatives were at target.

U.S. Life Insurance
•Exceeded our targets for in-force rate action (“IFA”) approvals and premium rate actions filed on our legacy blocks of long-term care insurance in execution of our multi-year rate action plan ("MYRAP").
•Exceeded the targets on LTC risk reduction through increasing Genworth Life Insurance Company's ("GLIC") policy level reduction elections and reducing GLIC's exposure to compound inflation.
•Exceeded the targets for CareScout Services customer network matches.
•Positioned the business for long-term sustainability through: (i) operational excellence in meeting performance goals; (ii) continued focus on customer experience; and (iii) services and solutions for new and existing customers.

Corporate and Other
•Returned capital to stockholders through the repurchase of $186 million worth of our outstanding shares of common stock at an average price of $6.52 per share under our share repurchase program in 2024.
•Reduced outstanding holding company debt to $790 million as of December 31, 2024 through opportunistic debt repurchases and continued to maintain the company's debt to capital ratio (excluding U.S. Life Insurance) below 25%.
•Exceeded CareScout Services' goal for CareScout Services customer network matches and advanced the development of the CareScout Insurance business to help Americans afford long-term care.
•Strengthened and expanded our focus on human capital through talent management and succession planning initiatives as well as inclusion and well-being and engagement programs, which led to the company again being recognized in national and local "Top Workplace" awards.

8	Genworth Financial, Inc.

Proxy Statement Summary

Our Director Nominees
The table below sets forth information about our director nominees, each of whom is an incumbent member of the Genworth Board of Directors (the “Board” or “Board of Directors”). The Board has determined that nine of the ten nominees are independent directors under the New York Stock Exchange (“NYSE”) listing requirements and our Governance Principles.

		Director Since	Other Public Company Boards	Committee Membership
Name and Primary Occupation	Age			A	COMP	NOM	R
G. Kent Conrad Former U.S. Senator	77	2013	0
Karen E. Dyson Lieutenant General, U.S. Army, Retired	65	2020	0
Jill R. Goodman Managing Director, Foros Advisors LLC	58	2021	1
Melina E. Higgins, Non-Executive Chair of the Board* Former Partner, The Goldman Sachs Group, Inc.	57	2013	1
Thomas J. McInerney President and Chief Executive Officer, Genworth Financial, Inc.	68	2013	1
Howard D. Mills, III Former Superintendent of the New York State Insurance Department	60	2021	0
Robert P. Restrepo Jr. Former Chairman and President and Chief Executive Officer, State Auto Financial Corporation	74	2016	2
Elaine A. Sarsynski Former Chairwoman, Chief Executive Officer and President, MassMutual International	69	2022	3
Ramsey D. Smith Founder and Chief Executive Officer, ALEX.fyi	57	2021	0
Steven C. Van Wyk** Former Group Chief Information Officer, HSBC Bank	66	2025	2

* Non-Executive Chair of the Board
** Elected to the Board of Directors on March 19, 2025. Committee appointments will occur after the 2025 Annual Meeting.

A Audit	Chair
COMP Management Development and Compensation	Member
NOM Nominating and Corporate Governance
R Risk

2025 Proxy Statement	9

Proxy Statement Summary

Board’s Director Nominee Skills and Attributes
The Board and the Nominating and Corporate Governance Committee (“Governance Committee”) believe it is important that our Board is composed of directors who possess a range of key qualities, experience and skills and bring varying perspectives. Our Board and Governance Committee believe that each of the Board’s director nominees bring a unique set of qualities, experience and skills, and the blend of our directors’ qualities, experience, skills and perspectives helps ensure that our Board is well-positioned to examine, address and provide oversight of the issues facing the company and its business.
Independence
90%
Independent

■	Independent
■	Not Independent
Tenure
6.5 years
average

■	<5 years
■	5-9 years
■	>9 years
Age
65.1 years
average

■	55-64 years
■	65-70 years
■	>70 years
Race/Ethnicity
20%
Diverse

■	African American/Black
■	Asian & White
■	White
Gender
40%
Female

■	Female
■	Male

Core Competencies

CEO/ Business Head

Financial/Investment

Risk Management

Corporate Governance/Public Company Board

Strategic Skills

Industry

Healthcare/Medical

Marketing

Public Policy/Regulatory

Technology/ Information & Cybersecurity

Mergers & Acquisitions/ Restructuring

International

For more information on our directors’ skills and why these skills are important to the Board and Genworth’s business, please see Skills Matrix on page 30.

10	Genworth Financial, Inc.

Proxy Statement Summary

Corporate Governance Highlights
Our corporate governance practices are designed to help advance the interests of our stockholders, provide for strong Board and management oversight and accountability and provide guidelines for responsible decision-making. Some of our key governance principles and practices are set forth below, and more information can be found in the Corporate Governance at Genworth section of this Proxy Statement.

Board Independence and Composition
  Board committees consist entirely of independent directors
  Separate Independent Chair and CEO
  Female Leadership Key Roles
◦Non-Executive Chair of Board
◦50% of committee chairs

Board Performance
  All then current directors attended at least 75% of meetings held in 2024 and the 2024 Annual Meeting of Stockholders
  Independent directors meet regularly in executive session
  Annual Board and Committee self-evaluations

Stockholder Rights Annual election of all directors Majority voting for directors in uncontested elections Stockholder ability to call special meeting No poison pill
Policies, Programs and Guidelines
  Code of Ethics with annual employee acknowledgement
  Stock ownership requirements for directors and executive officers
  Anti-hedging and anti-pledging policies for directors and executive officers
  “Environmental, Social and Governance” section of our corporate website and annual Sustainability Report

2025 Proxy Statement	11

Proxy Statement Summary

Executive Compensation Highlights
Compensation Program Features
Our 2024 annual executive compensation program consisted of the following key elements: base salary, annual incentive, and annual long-term incentive grants (which includes performance stock units (“PSUs”) and restricted stock units (“RSUs”)). A significant portion of target executive compensation is completely at risk.
2024 CEO Target Compensation
2024 Other NEO Target Compensation
Funding Outcomes for Incentive Pay Programs

	Payout Funding	Results Summary

Key Annual Incentive Financial Objectives	Above Target
Enact exceeded its goals for adjusted operating income and adjusted return on equity.
U.S. Life Insurance exceeded its internal targets in 2024 for IFA approvals and premium rate actions filed under our multi-year rate action plan and LTC risk reduction.
CareScout Services exceeded its goal for CareScout Services customer network matches.

Key Annual Incentive Non-Financial Objectives	Target
We returned capital to stockholders through share buybacks, opportunistically repurchased debt, and managed the company’s leverage ratio below 25%, attributing no equity value to U.S. Life Insurance.
We strengthened and expanded the focus on human capital through talent management and succession planning initiatives as well as inclusion and well-being and engagement programs, which led to the company again being recognized in national and local "Top Workplace" Awards.

Long-Term Financial Objectives	Below Target	Our 2022-2024 PSU awards payout was significantly below target driven by U.S. Life Insurance's Statutory Net Income. Enact's Adjusted Operating Income and Total Shareholder Return (“TSR”) did exceed target.

12	Genworth Financial, Inc.

Proxy Statement Summary

Stockholder Engagement
Our Board and management value the insights and feedback from our stockholders. We regularly communicate with our stockholders through a variety of channels, including quarterly earnings calls and investor meetings and conferences, and we also actively engage with them throughout the year to discuss matters significant to our business. We seek our stockholders’ input on a variety of matters, including corporate governance, executive compensation and sustainability, among other matters. Over the last year, based on feedback we received from stockholders, we lowered the ownership threshold needed to request the calling of special meetings by stockholders from 40% to 25%.
Stockholder engagement usually involves a cross-functional team, representing investor relations, sustainability, corporate governance and compensation and benefits, to ensure key topics are covered. Management provides regular updates to the Board throughout the year on stockholder engagement, including insights and feedback received from our stockholders.

FEBRUARY – APRIL Ahead of annual meeting, conduct engagement with stockholders that have expressed any concerns or questions over ballot items and proxy statement, and finalize Sustainability Report	MAY – AUGUST Review and summarize feedback from annual meeting, identify potential areas of focus and track governance trends

DECEMBER – JANUARY Enhance proxy statement and annual report content based on feedback, and address stockholder concerns	SEPTEMBER – NOVEMBER Conduct general off-season engagement outreach with stockholders
During 2024, we engaged in a stockholder outreach campaign to understand our key investors’ views on our strategy, performance, governance practices, Board composition and oversight, compensation programs, and sustainability initiatives, among other topics. In our outreach campaign, we targeted our top 20 stockholders, representing approximately 60% of shares outstanding.
Through our stockholder engagement, we strive to be responsive to our stockholders and use the input received from our stockholders to help inform our strategies and priorities.

Outreach to our Stockholders Representing Approximately 60% of Shares Outstanding

Discussed the following key topics:
•Corporate Governance, Board Composition and Director Qualifications
•Executive Compensation Programs
•Sustainability
•Pay-versus-Performance Disclosures
•Ownership Threshold to Call Special Meeting of Stockholders

2025 Proxy Statement	13

Proxy Statement Summary

Sustainable Compassion & Care
Building on our foundation of robust governance practices, we strive to create long-term value for our key stakeholders – executing with competence, compassion, and care.
We believe our sustainability efforts contribute meaningfully to our success as a company and we remain committed to continuing to integrate our sustainability strategy into our business strategy. We invite you to review our 2024 Sustainability Report to learn more about our collective accomplishments and plans to continue serving our customers, our colleagues and our community.

Our People

We are committed to helping families become more financially secure, self-reliant and prepared for the future, and that philosophy extends to our employees. We take a holistic approach to human capital management, including attracting and retaining talent with comprehensive benefits and compensation packages, providing professional development and learning opportunities, facilitating access to dedicated resources that foster an equitable and inclusive environment and encouraging a sincere commitment to community service and involvement.

Total Rewards
Our compensation package, including salary, bonus and long-term incentives, aligns employee and stockholder interests.
In addition to a competitive compensation program, we also offer our employees benefits such as life and health insurance, paid time off, paid family leave, identity theft protection, financial planning and a retirement savings plan.

Well-Being
To further support our employees, we continue to provide financial, health and well-being resources, as well as a flexible work schedule to allow employees additional time for self-care and the care of family members.

We have a rewards and recognition platform that encourages our employees to recognize one another for exemplifying our values to make it human, make it about others, make it happen, and make it better as they serve our current and future customers.

Learning & Development
We offer a multitude of professional development and career enrichment opportunities, including building leadership skills, professional skills training and industry-specific matters, as well as education reimbursement benefits and student loan repayments to aid career progression.
Additionally, we facilitate an annual organization-wide talent management process to support career development, progression and succession planning.

Social Responsibility
We use our outreach platforms, including the Genworth Foundation, to extend our very purposeful impact in our communities through grants, program sponsorships, paid volunteer time for our employees, and employee-directed charitable giving. We align philanthropic efforts with our primary business focus areas, our commitment to sustainability, and other programs that are important to our employees.

14	Genworth Financial, Inc.

Proxy Statement Summary

Our Culture
At Genworth, we believe that diversity of all kinds — viewpoints, perspectives, backgrounds, and ideas — makes us stronger as a company. That is why we are committed to fostering an inclusive work environment that encourages employees to be their authentic selves. We strongly oppose all forms of discrimination and base our decisions on merit. With these philosophies as our guideposts, we are proud to embrace a future where our associates, leadership and executives contribute to a culture of belonging and inclusion.
To show our commitment to creating an inclusive environment for employees and embracing diversity, we established a steering committee made up for executive leaders to emphasize the importance of our philosophy. We have built and continue to actively engage strong community connections and partnerships with diverse organizations to promote equal opportunities and have implemented training initiatives to enhance employee inclusivity and self-awareness.
We empower our employees to embrace their differences and commonalities to contribute to a culture of belonging. To help in this important work, we have 13 Employee Resource Groups (ERGs) which are voluntary, associate-led groups that are open to all employees. The ERGs connect associates who share affinities, characteristics, life experiences, or who are interested in supporting these groups as allies. Our ERGs host events and learning opportunities to celebrate the culture, heritage and contributions of the communities they represent.
We are proud to embrace a future where the diversity of our associates, leadership and executives contribute to a culture of belonging and inclusion. As of December 31, 2024, we employed approximately 2,960 full-time and part-time employees globally, none of which are subject to a collective bargaining agreement.

2025 Proxy Statement	15

Proxy Statement Summary

Our Community

We are committed to improving the communities where we live, work, and visit. We support organizations that align with our primary business focus areas of supporting healthy aging and caregiving, programs that enable affordable senior housing to help eliminate homelessness, and other sustainable efforts that are important to our associates and promote well-being around the world.

Care-Centered Philanthropic Platform
We are committed to active and meaningful community engagement to support health, vitality, and economic empowerment. In 2024, our primary areas of philanthropic focus included Healthy Aging and Caregiving, Senior Affordable Housing and Homelessness, and Sustainability. Genworth contributed over $1 million in sponsorships to organizations that align with our philanthropic focus areas in 2024.

Employee Engagement
We support civic engagement through paid volunteer time for our employees, our event sponsorship program, employee-directed charitable gifts through the Genworth Foundation, and our commitment to environmental sustainability.
Including matching gifts, Genworth employees donated nearly $870,000 to non-profit organizations globally and volunteered over 9,300 hours during 2024.

Genworth Foundation
The Genworth Foundation awarded grants and other funding totaling nearly 2.6 million in 2024. Our foundation also contributed more than $400,000 in matching gifts, employee volunteer rewards, and other service donations.

The Environment

We are committed to operating efficiently, monitoring our emissions, and promoting environmental awareness. We are taking a responsible approach to preserve the environment, build trust, and create long-term value for all our stakeholders. By doing so, we can create a sustainable future for generations to come.

Assessing Climate Risk
Genworth has engaged in both qualitative and quantitative analyses to assess climate risk exposure. We have continued enhancing our climate disclosures and reporting. We published our third annual TCFD Report and completed our 2024 CDP submission (FY2023). These reports included environmental disclosures and information about our governance structures, strategy, risk management processes, and metrics.

Investing Purposefully and Responsibly
We understand that sustainability begins with our fiduciary responsibility to honor the promises to our policyholders. Accordingly, we integrate sustainability risk and opportunity considerations into our analysis of investments that fall within our core investment parameters and provide sustainable market returns.

16	Genworth Financial, Inc.

Proxy Statement Summary

Our Board Oversight of Sustainability

We believe that effective corporate governance helps promote the long-term interests of our stockholders and strengthens Board and management oversight and accountability. We have created a governance framework that ensures we have a culture of management accountability, which helps us to uphold Genworth’s commitment to corporate responsibility and protects the interests of our stakeholders.

Governance Committee
The Nominating and Corporate Governance Committee has general oversight of our sustainability platform, including reviewing, on a periodic basis, activities related to environmental, social and governance matters of significance to the company and its stakeholders. In addition, this committee has specific oversight responsibilities over our:
•Political contributions and expenditures, including periodically reviewing the nature and amount of the company’s political contributions and expenditures, the operations of the company’s Political Action Committee and the company’s public disclosure regarding such activities;
•Philanthropic programs and financial and other support of charitable, education and cultural organizations as well as the company’s community volunteer activities; and
•Environmental policy and practices.

Compensation Committee
The Management Development and Compensation Committee (the “Compensation Committee”) has oversight responsibility relating to executive compensation and succession planning. This committee also oversees matters related to Genworth’s human capital management. In 2024, this committee received updates on recruitment, retention, and engagement of our associates. In addition, this committee also oversees our Human Rights Policy.

Risk Committee
The Risk Committee is responsible for oversight of enterprise risk management, our information security programs, and our investment portfolio and strategy, among other things. This committee considers climate-related risks in its assessments of standard operational risks, including risks related to the regulatory environment, technology, and Genworth’s reputation. In 2024, the Risk Committee received regular updates related to data security and cybersecurity matters and discussed emerging risks including artificial intelligence and the potential impact of climate risk.

2025 Proxy Statement	17

Genworth Board of Directors

Proposal 1 Election of Ten Directors Named in the Proxy Statement

At the 2025 Annual Meeting, ten directors are to be elected to hold office until the 2026 Annual Meeting of Stockholders and until their successors have been duly elected and qualified or until the earlier of their resignation or removal in a manner provided for in our Bylaws. Our Board has nominated Sen. Conrad, Lt. Gen. Dyson, Ms. Goodman, Ms. Higgins, Mr. McInerney, Mr. Mills, Mr. Restrepo, Ms. Sarsynski, Mr. Smith and Mr. Van Wyk to be elected by the holders of our common stock at the 2025 Annual Meeting. Each of the Board’s ten director nominees currently serves on our Board. We are not aware of any reason why any Board nominee would be unable to serve as a director. If a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board may nominate as a substitute.
The Board’s ten nominees for election at the 2025 Annual Meeting are individuals with diverse experience at policy-making levels in business and government and in other areas that are relevant to our company. In addition, our Board believes that a range of tenures helps foster different perspectives and experience as longer-tenured directors provide continuity and important historical insights into the company and its operations, while newer directors bring fresh perspectives. As discussed in the following pages, each of the Board’s director nominees was nominated on the basis of the unique set of qualities, experience and skills he or she brings to the Board, as well as how those qualities, experience and skills blend with those of the other directors on the Board as a whole. The combination of these nominees’ different qualities, experience and skills ensures that issues facing our company are examined and addressed with the benefit of a broad array of perspectives and expertise. The Board has determined that nine of the ten nominees are independent directors under the NYSE listing requirements and our Governance Principles, which are discussed below under Corporate Governance Policies and Procedures.

The Board recommends that stockholders vote FOR the election of Sen. Conrad, Lt. Gen. Dyson, Ms. Goodman, Ms. Higgins, Mr. McInerney, Mr. Mills, Mr. Restrepo, Ms. Sarsynski, Mr. Smith and Mr. Van Wyk.

18	Genworth Financial, Inc.

Genworth Board of Directors

Board’s Nominees
Director Bios
G. Kent Conrad, 77, Independent Director
Former U.S. Senator

Committees: •Nominating and Corporate Governance (Chair) •Risk Director Since: March 2013
QUALIFICATIONS
Sen. Conrad brings to the Board extensive knowledge of and insights into public policy, fiscal affairs, government relations and regulatory affairs through his 26 years serving as a U.S. Senator for North Dakota. During his service as a United States senator, Sen. Conrad successfully negotiated the budget for the United States as Chairman of the Senate Budget Committee, oversaw Social Security and Medicare programs and U.S. tax policy as a Senior Member of the Senate Finance Committee, and helped oversee the Intelligence function of the United States as a member of the Senate Select Committee on Intelligence. Sen. Conrad’s formidable experience in both Federal and State government positions brings significant leadership experience and a valuable perspective to his role as Chair of the Nominating and Corporate Governance Committee, as well as the Board’s handling of governance, risk, and regulatory issues, and the company’s engagement with regulators on certain public policy issues.

SKILLS
	Risk Management	Corporate Governance/ Public Company Board	Healthcare/ Medical
	Public Policy/ Regulatory	Technology/Information & Cybersecurity	International

PROFESSIONAL EXPERIENCE
•Strategic advisor to Molina Healthcare, Inc. since 2014
•Advisor to the CEO of the Baltimore Orioles from January 2020 to December 2024
•U.S. Senator representing the State of North Dakota from January 1987 to January 2013
•Chairman or Ranking Member of the Senate Budget Committee for 12 years, Senior Member of the Senate Finance Committee and Member of the Senate Select Committee on Intelligence
•Tax Commissioner for the State of North Dakota from 1981 to 1986 and Assistant to the Tax Commissioner from 1974 to 1980

OTHER BOARD OR LEADERSHIP POSITIONS
•Co-chair of the Economic Advisory Board for The American Edge Project since 2022
•Member of the board of directors of the Committee for a Responsible Federal Budget since 2014
•Senior Fellow for the Bipartisan Policy Center since 2014

2025 Proxy Statement	19

Genworth Board of Directors

Karen E. Dyson, 65, Independent Director
Lieutenant General, U.S. Army, Retired

Committees: •Audit •Management Development and Compensation (Chair) Director Since: December 2020
QUALIFICATIONS
Lt. Gen. Karen Dyson is a qualified financial expert, whose distinguished military career spanned more than 35 years. During her career, she led efforts building, executing and reporting on the Army’s multi-appropriation budget; commanded units and led troops in war operations; and led strategic transformation initiatives. Lt. Gen. Dyson is a strategic leader with corporate governance, risk oversight and management development and compensation experience. Her extensive financial management and board experience also provide the Board with critical insight into corporate financials, macroeconomic trends and risk mitigation. Her background in financial oversight, talent development and succession planning in the U.S. Army, along with her development of the framework for the Army’s first ever financial statements audit, position her well to chair the Management Development and Compensation Committee and serve on the Audit Committee.

SKILLS
	Financial/ Investment	Risk Management	Corporate Governance/ Public Company Board
	Public Policy/ Regulatory	Technology/ Information & Cybersecurity	International

PROFESSIONAL EXPERIENCE
•Military Deputy to the Assistant Secretary of the Army for Financial Management and Comptroller from August 2014 to August 2017
•First female finance officer to achieve three-star general officer rank in August 2014
•National Association of Corporate Directors (NACD) Directorship Certified

OTHER BOARD OR LEADERSHIP POSITIONS
•Director of USAA Federal Savings Bank since October 2017 (serving as nominations and governance committee chair)
•Director of CALIBRE Systems, Inc. since October 2018 (serving as audit committee chair)
•Director of Army Emergency Relief Organization since 2020

20	Genworth Financial, Inc.

Genworth Board of Directors

Jill R. Goodman, 58, Independent Director
Managing Director, Foros Advisors LLC

Committees: •Management Development and Compensation •Nominating and Corporate Governance Director Since: March 2021
QUALIFICATIONS
Ms. Goodman has a distinguished background in strategic advisory work, with more than 25 years of experience advising corporations on mergers and acquisitions, including issues related to capital structure and financing. As a result of these experiences, she has a sharp understanding of how to assess organic business plans and create and execute concrete plans to enhance long-term value creation. As a former corporate and securities lawyer, Ms. Goodman also brings important insights in those areas to the Board. Given her particular expertise in complex corporate governance matters and long history in the boardroom as both a director and advisor, she is a valuable member of both the Nominating and Corporate Governance and Management Development and Compensation Committees.

SKILLS
	CEO/Business Head	Financial/Investment	Risk Management
	Corporate Governance/Public Company Board	Healthcare/ Medical	Mergers and Acquisitions/ Restructuring

PROFESSIONAL EXPERIENCE
•Managing Director of Foros Advisors LLC, a strategic financial and mergers and acquisitions advisory firm, since November 2013
•Managing Director and Head, Special Committee and Fiduciary Practice—U.S. at Rothschild & Co. from 2010 to October 2013
•Managing Director in the Mergers & Acquisitions and Strategic Advisory Group of, and various prior positions with, Lazard from 1998 to 2010

OTHER BOARD OR LEADERSHIP POSITIONS
•Director of Cboe Global Markets, Inc. (BATS: CBOE), a leading provider of trading, clearing and investment solutions to market participants around the world, since 2012 (serving as finance and strategy committee chair and as a member of the executive and nominating and governance committees)
•Director of Cover Genius Pty Ltd, a private global insurance technology company, since February 2022 (serving as audit committee chair and risk committee chair and as a member of the compensation committee)

2025 Proxy Statement	21

Genworth Board of Directors

Melina E. Higgins, 57, Non-Executive Chair of the Board
Former Partner, The Goldman Sachs Group, Inc.

Committees: •Audit •Management, Development and Compensation Director Since: September 2013
QUALIFICATIONS
Ms. Higgins is a qualified financial expert and has extensive financial services and investment experience. Having spent nearly 20 years building and leading a successful investment business at Goldman Sachs, Ms. Higgins is well-versed in portfolio management, assessing market risks and building businesses. During her tenure on the Board, Ms. Higgins has also served on all of Genworth’s standing Board committees. Ms. Higgins’ skills, extensive experience on numerous public and private companies’ boards and service on all of the Board’s standing committees, are valuable in her role as Board Chair and as a member of the Audit and Management Development and Compensation Committees.

SKILLS
	CEO/Business Head	Financial/ Investment	Risk Management	Corporate Governance/ Public Company Board
	Healthcare/ Medical	Mergers and Acquisitions/ Restructuring	International

PROFESSIONAL EXPERIENCE
•Retired in 2010 from a nearly 20-year career in various positions at The Goldman Sachs Group, Inc., where she served as Managing Director from 2001 and as Partner from 2002
•Other notable positions during her tenure include Head of the Americas for Private Debt; Co-Chairperson of the Investment Advisory Committee for the GS Mezzanine Partners funds; and a member of the Investment Committee for the Principal Investment Area (one of the largest alternative asset managers in the world), which oversaw and approved global private equity and private debt investments

OTHER BOARD OR LEADERSHIP POSITIONS
•Director of Viatris Inc. (Nasdaq: VTRS) since November 2020 (serving as non-executive chair, finance committee chair and executive committee chair)
•Non-executive chair of the Board of Antares Midco, Inc. since January 2016
•Member of the Women’s Leadership Board of Harvard University’s John F. Kennedy School of Government since March 2015
•Former director of Mylan N.V. (Nasdaq: MYL) from February 2013 to November 2020
•Former director of NextGen Acquisition Corp. II (Nasdaq: NGCA) from March 2021 to December 2021

22	Genworth Financial, Inc.

Genworth Board of Directors

Thomas J. McInerney, 68
President and Chief Executive Officer, Genworth Financial, Inc.

Committees: None Director Since: January 2013
QUALIFICATIONS
Mr. McInerney brings to his role extensive knowledge of the insurance and financial services industries and risk management within those industries through his more than 45 years of experience, including previous leadership roles at ING Groep NV, Aetna and Boston Consulting Group, Inc. Mr. McInerney’s broad operating experience over many decades leading complex global insurance businesses provides Genworth with important, well-informed insights into navigating market dynamics, establishing new business lines and leading organizations through significant change.

SKILLS
	CEO/ Business Head	Financial/ Investment	Risk Management	Corporate Governance/ Public Company Board
	Industry	Healthcare/ Medical	Marketing	Public Policy/ Regulatory
	Technology/Information & Cybersecurity	Mergers and Acquisitions/ Restructuring	International

PROFESSIONAL EXPERIENCE
•President and Chief Executive Officer of Genworth since January 2013
•Senior Advisor to the Boston Consulting Group, Inc. from June 2011 to December 2012, providing consulting and advisory services to leading insurance and financial services companies in the United States and Canada
•Member of ING Groep NV’s Management Board for Insurance from October 2009 to December 2010, where he was the Chief Operating Officer of ING Groep NV’s insurance and investment management business worldwide
•Variety of senior roles with ING Groep NV and leadership positions with Aetna Inc., where he began his career as an insurance underwriter in June 1978

OTHER BOARD OR LEADERSHIP POSITIONS
•Director of Enact Holdings, Inc. (Nasdaq: ACT), a majority-owned subsidiary of Genworth, since its IPO in September 2021
•Director of The Conference Board and on its Committee on Economic Development since 2024
•Director of United Way Worldwide since 2023
•Director of Virginia Learns since 2022
•Director of Global Research Institute at William & Mary since 2021
•Trustee of the U.S. Ski and Snowboard Foundation since 2020
•Member of the American Council of Life Insurers since 1995 and serves, and has served, on its CEO Steering Committees and Board

2025 Proxy Statement	23

Genworth Board of Directors

Howard D. Mills, III, 60, Independent Director
Former Superintendent of the New York State Insurance Department

Committees: •Nominating and Corporate Governance •Risk Director Since: March 2021
QUALIFICATIONS
Mr. Mills has extensive experience leading global insurance regulatory functions for both private and government entities, including at Deloitte LLP as Global Insurance Regulatory Leader and as Superintendent of the New York State Insurance Department. During his tenure as Superintendent, Mr. Mills worked closely with insurance companies to advance critical regulations and led the New York Department’s transition to risk-based examinations. During his 17-year management consulting career, Mr. Mills advised boards and executives on regulatory and reputational risk, Enterprise Risk Management, executive positioning, strategy, financial communications, crisis management, mergers and acquisitions and public policy, allowing him to provide significant insights to the Board on these topics. Mr. Mills also brings to the Nominating and Corporate Governance and Risk Committees a keen understanding of state insurance regulatory frameworks and agencies, as well as various aspects of risk preparedness, including enterprise risk and strategic risk.

SKILLS
	Risk Management	Corporate Governance/ Public Company Board	Industry	Healthcare/ Medical
	Marketing	Public Policy/ Regulatory	Technology/ Information & Cybersecurity	International

PROFESSIONAL EXPERIENCE
•Partner in Pavement Management Group since 2024
•Executive Vice President of Business Development and External Affairs of beeXact, a geospatial data management/EngineeringTech company that designs fiber optic networks and provides municipal digital twin services, from February 2023 to June 2024
•Senior Advisor to McKinsey & Company from October 2021 to November 2024
•Managing Director and Global Insurance Regulatory Leader at Deloitte LLP from 2007 to May 2019, serving Deloitte LLP’s largest U.S. and global insurance clients
•Superintendent of the New York State Insurance Department from 2005 to 2006
•Served three terms in the New York State Assembly from 1999 to 2004, where he was Deputy Minority Leader and a member of the National Council of Insurance Legislators
•NACD Governance Fellow

OTHER BOARD OR LEADERSHIP POSITIONS
•Director of The Doctors Company Group since May 2019, the largest physician-owned medical liability insurer in the U.S. (serving as a member of the audit committee and technology and cybersecurity committee)
•President and Director of the Insurance Federation of New York since 2020
•Trustee of The Institutes Griffith Insurance Education Foundation since 2011
•Former director of Ensight, a SaaS insurance sales platform, from June 2019 to January 2022

24	Genworth Financial, Inc.

Genworth Board of Directors

Robert P. Restrepo Jr., 74, Independent Director
Former Chairman and President and Chief Executive Officer, State Auto Financial Corporation

Committees: •Audit (Chair) •Management Development and Compensation Director Since: December 2016
QUALIFICATION
Mr. Restrepo is a qualified financial expert and has more than 40 years of insurance, finance and risk management experience after serving as the Chairman, President and Chief Executive Officer of State Auto Financial Corporation and holding other roles at several of the country’s leading insurers. Mr. Restrepo brings to the Board deep knowledge of and perspective on leading corporate governance, organizational management, strategic planning and risk mitigation. His extensive experience leading large insurance companies is vital to his role as Chair of the Audit Committee and his service on the Management Development and Compensation Committee.

SKILLS
	CEO/ Business Head	Financial/ Investment	Risk Management	Corporate Governance/ Public Company Board
	Industry	Marketing	Public Policy/ Regulatory	Technology/ Information & Cybersecurity
Mergers and Acquisitions/ Restructuring

PROFESSIONAL EXPERIENCE
•Retired from State Auto Financial Corporation in 2015, having served as its Chairman from 2006 to December 2015 and as its President and Chief Executive Officer from 2006 to May 2015
•Over 40 years of insurance industry experience, having held executive roles at Main Street America Group, Inc., The Hanover Insurance Group Inc. (formerly Allmerica Financial Corp.), The Travelers Companies, Inc. and Aetna Inc.
•Professional Director – Public Company credential from the American College of Corporate Directors

OTHER BOARD OR LEADERSHIP POSITIONS
•Director of RLI Corp. (NYSE: RLI), a property and casualty insurance company, since July 2016 (serving as chair of the nominating/governance committee)
•Director of Enact Holdings, Inc. (Nasdaq: ACT), a majority-owned subsidiary of Genworth, since its IPO in September 2021 (serving as a member of the audit and nominating and corporate governance committees)
•Director of The Larry H. Miller Group of Companies since November 2015
•Former director of Majesco, a provider of insurance software and consulting services, from August 2015 to September 2020

2025 Proxy Statement	25

Genworth Board of Directors

Elaine A. Sarsynski, 69, Independent Director
Former Chairwoman, Chief Executive Officer and President, MassMutual International

Committees: •Audit •Risk (Chair) Director Since: March 2022
QUALIFICATIONS
Ms. Sarsynski is a qualified financial expert and has extensive experience as both an executive and director at certain of the nation’s largest insurance companies, including MassMutual and Aetna. In her decades of service at both public and private companies, she has led strategic turnarounds for global businesses and overseen significant growth and risks across business units and geographies. Ms. Sarsynski provides the Board with strong experience in financial services, insurance, compliance, risk management, operations, investments and real estate. These experiences position her well to chair the Risk Committee and serve on the Audit Committee.

SKILLS
	CEO/ Business Head	Financial/ Investment	Risk Management	Corporate Governance/ Public Company Board
	Industry	Healthcare/ Medical	Marketing	Public Policy/ Regulatory
	Technology/ Information & Cybersecurity	Mergers and Acquisitions/ Restructuring	International

PROFESSIONAL EXPERIENCE
•Chairwoman, Chief Executive Officer and President of MassMutual International from 2006 to 2017
•President of MassMutual Retirement Services from 2008 to 2016
•Executive Vice President from 2006 to 2017 of MassMutual, member of MassMutual’s Office of the Chief Executive Officer from 2008 to 2017 and Chief Administrative Officer of MassMutual from September 2005 to 2008
•Managing Director at Babson Capital Management LLC, a MassMutual subsidiary in 2005
•Served two elected terms as First Selectman for the town of Suffield, Connecticut from 2001 to 2005
•Founded Sun Consulting Group LLC in 1998, offering real estate advisory and consulting services
•Multiple senior management positions for 17 years at Aetna Inc., overseeing segments of the company’s Investments Division and leading the Corporate Finance Department
•NACD CERT certificate in Cybersecurity Oversight earned in 2023
•FINRA Registrations for Series 7 and 24 from 2009 to 2019

OTHER BOARD OR LEADERSHIP POSITIONS
•Director of TI Fluid Systems PLC (LSE: TIFS) since 2018
•Director of Horizon Technology Finance Corporation (Nasdaq: HRZN, NYSE: HTFB, HFTC) since 2012
•Director of Horace Mann Educators Corporation (NYSE: HMN) since 2021
•Former director of AXA S.A. from 2018 to 2021

26	Genworth Financial, Inc.

Genworth Board of Directors

Ramsey D. Smith, 57, Independent Director
Founder and Chief Executive Officer, ALEX.fyi

Committees: •Nominating and Corporate Governance •Risk Director Since: March 2021
QUALIFICATIONS
Mr. Smith has extensive experience in securities and annuities businesses, having spent more than 20 years leading equity derivatives teams and as a mergers and acquisitions analyst with The Goldman Sachs Group, Inc. and Credit Suisse AG, respectively, as well as founding and leading ALEX.fyi, a retirement solutions company, and ALEXIncome, a retirement consulting company. His experience developing and launching a new business venture provides valuable insight as the company pursues growth and establishes new business lines. Mr. Smith brings to the Board, along with the Nominating and Corporate Governance and Risk Committees, a deep understanding of risk management, finance and insurance markets.

SKILLS
	CEO/ Business Head	Financial/ Investment	Risk Management	Corporate Governance/ Public Company Board
	Industry	Marketing	Public Policy/ Regulatory	Technology/ Information & Cybersecurity
	Mergers and Acquisitions/ Restructuring	International

PROFESSIONAL EXPERIENCE
•Founder and CEO of ALEX.fyi, a retirement solutions company, since 2016 and founding partner of ALEXIncome, a retirement consulting company, since 2023
•Various positions at The Goldman Sachs Group, Inc. for two decades from 1995 to 2016, most recently as Managing Director, Equity Derivative Sales, Head of Insurance
•Built out the Life Insurance business at The Goldman Sachs Group, Inc. from 2007 to 2016
•Analyst at Credit Suisse AG from 1990 to 1993

OTHER BOARD OR LEADERSHIP POSITIONS
•Active in philanthropic activities, including serving on the Board of Sponsors for Educational Opportunity since 2008 and previously serving for 6 years on the Board of Trustees at the Dalton School in New York City

2025 Proxy Statement	27

Genworth Board of Directors

Steven C. Van Wyk, 66, Independent Director
Former Group Chief Information Officer, HSBC Bank

Committees: None Director Since: March 2025
QUALIFICATIONS
Mr. Van Wyk provides almost 30 years of technology and cybersecurity experience, including his capacities at various international organizations. His extensive global leadership experience in structuring, building and improving technology organizations and operations, as well as significant accounting experience, will provide important insight to our Board.

SKILLS
	CEO/ Business Head	Financial/ Investment	Risk Management	Corporate Governance/ Public Company Board
	Industry	Public Policy/ Regulatory	Technology/ Information & Cybersecurity	Mergers and Acquisitions/ Restructuring
International

PROFESSIONAL EXPERIENCE
•Former Group Chief Information Officer of HSBC Bank from December 2020 to May 2024
•Chief Information Officer and Head of Technology & Innovation at PNC Financial Services Group, Inc. (PNC) from 2017 to 2020
•Chief Information Officer and Head of Operations at PNC from 2013 to 2017
•Certified Public Accountant (CPA), Certified Internal Auditor (CIA) and a Series 27 Financial/Operations Principal

OTHER BOARD OR LEADERSHIP POSITIONS
•Director, Reinsurance Group of America, Incorporated (NYSE: RGA), since 2019 (serving as chair of cybersecurity and technology)
•Director, Bank of Nova Scotia (TXS: BNS, NYSE: BNS), since December 2024 (serving as chair of technology committee)
•Chairman of the Board of the Banking Industry Architecture Network

28	Genworth Financial, Inc.

Genworth Board of Directors

Board’s Director Nominee Selection
Board Size
The number of directors of our company is fixed from time to time by a resolution adopted by our Board, but will not be less than one nor more than 15. Our Governance Principles state that the size of the Board should generally be in the range of seven to 15 directors and the actual size will be affected by practical considerations as the needs of the Board evolve over time. Our Board currently consists of ten members, nine of whom the Board has affirmatively determined are independent. Each of our current directors has been nominated by the Board to stand for election.
Each director elected by the holders of our common stock will serve until the 2026 Annual Meeting and until his or her successor is duly elected and qualified, or until the earlier of his or her resignation or removal in a manner provided for in the Bylaws.
We believe our Board benefits significantly from having members with, among other things, different characteristics, attributes, qualities, experiences, skills, and backgrounds. We believe the Board’s director nominees are a talented group of individuals with a variety of relevant qualities, experience, skills and professional backgrounds, as reflected in their biographies beginning on page 19.
Director Selection
Our Governance Committee oversees the director selection and nomination process by considering potential candidates and evaluating such candidates’ independence, qualities, experience and skills, including in the context of the full Board. In recommending the Board’s director nominees, our Governance Committee considers, among other things, the qualities, tenure, experience and skills discussed below and in Section 3 of our Governance Principles, which are available on our website: investor.genworth.com/corporate-governance/governance-documents. Our Governance Committee and Board believe that each of the Board’s director nominees possesses the core qualities discussed below and brings a unique set of qualities, experience and skills that are reflected below in the skills matrix.
Independence
In consultation with our Governance Committee, our Board assesses independence for each director when the director is first elected to the Board and annually thereafter for all director nominees.
For a director to be independent, the Board must determine that the director does not have any material relationship with Genworth either directly or as a partner, stockholder or officer of an organization that has a relationship with Genworth.
The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements in the applicable rules and listing standards of the NYSE. The independence guidelines are set forth in Section 6 of our Governance Principles, which are available on our website: investor.genworth.com/corporate-governance/governance-documents. The Board also will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. Our Board has determined that the purchase of Genworth products and services on the same terms available to unaffiliated entities or persons does not impair a director’s independence and therefore such purchases are not considered by our Board when making independence determinations.
Our Board has determined that Sen. Conrad, Lt. Gen. Dyson, Ms. Goodman, Ms. Higgins, Mr. Mills, Mr. Restrepo, Ms. Sarsynski, Mr. Smith and Mr. Van Wyk satisfy the NYSE’s independence requirements and Genworth’s independence guidelines.

2025 Proxy Statement	29

Genworth Board of Directors

Core Qualities
Our Board looks for directors who possess the following core qualities that the Board believes assist it in overseeing our operations and developing and pursuing our strategic objectives:

•highest personal and professional ethics, integrity and values;
•commitment to representing the long-term interests of our stockholders;
•inquisitive and objective perspective, practical wisdom and mature judgment;
•a distinct skill set of value to the Board and the company when viewed alone and in combination with the skills of other directors;
•willingness and ability to devote sufficient time to carrying out his or her duties and responsibilities effectively; and
•commitment to serve on the Board for an extended period of time.

Additional Qualities
In addition to the core qualities discussed above, the Board identifies certain key qualities, experience and skills, from time to time, that it believes are currently important to Genworth’s business, and therefore, significant to have represented on the Board as a whole.
These qualities, experience and skills are among the items considered by the Governance Committee in evaluating the Board’s director nominees. Each director nominee is not expected to possess every attribute – rather the attributes of each director nominee are considered in the context of the Board’s overall make-up of qualities, experience and skills. The blend of our directors’ qualities, experience and skills helps ensure that our Board is well-positioned to examine, address and provide oversight of the issues facing the company and its business. We believe that the Board’s director nominees have demonstrated leadership, sound judgment and integrity in a variety of positions across various professions and industries.
Skills Matrix
The skills matrix below is intended as a high-level summary and not an exhaustive list of each director’s skills or contributions to the Board. Additional information about each director nominee’s qualities, experience and skills can be found under Director Bios. Also summarized below is why these key qualities, experience and skills are important to the Board and Genworth’s business.

30	Genworth Financial, Inc.

Genworth Board of Directors

CEO/Business Head Provides leadership perspectives with practical understanding of organizations, operations, strategy and risk management.

Financial/Investment Assists our directors in understanding and overseeing our financial reporting and internal controls, as well as evaluating our financial statements and investment strategy.

Risk Management Provides critical perspectives for the Board’s role in overseeing the risks facing Genworth.

Corporate Governance/Public Company Board Supports our goals of strong governance with Board and management accountability, transparency and protection of stockholder interests.

Industry Provides insight on issues specific to our businesses within the financial services industry.

Healthcare/Medical Assists our directors in understanding and reviewing our business and strategy.

Marketing Supports Genworth as it seeks to identify and develop new markets for its financial products and services.

Public Policy/Regulatory Provides valuable insight and guidance to Genworth to help navigate governmental and regulatory actions that impact our businesses.

Technology/Information & Cybersecurity
Provides relevant insight as Genworth looks for ways to enhance the customer experience and internal operations and oversee technology/information & cybersecurity risk.

Mergers and Acquisitions/Restructuring Provides experience to assist Genworth with a practical understanding of developing, implementing and assessing our operating plan and business strategy.

International Provides helpful perspectives as Genworth evaluates growing our business outside of the United States.

2025 Proxy Statement	31

Genworth Board of Directors

Board Composition
Our Governance Committee, as a matter of practice, takes varying factors into account when considering potential director nominees and actively seeks to achieve different occupational and personal backgrounds, viewpoints, education and skills on the Board. Our Governance Committee strives to have a board representing diverse experience at policy-making levels in other areas that are relevant to the company’s businesses.
In addition, our Board believes that a range of tenures helps foster different perspectives and experience as longer-tenured directors provide continuity and important historical insights into the company and its operations, while newer directors bring fresh perspectives. However, the Board does not believe that arbitrary term limits on directors’ service are appropriate. While our Governance Principles do not outline a specific suggested retirement age, our Board annually reviews director age and tenure, along with experience, qualifications and other relevant criteria in the overall mix of the Board when considering director nominations. As discussed above, our Governance Committee and the Board regularly review the appropriate experience, skills, attributes, qualifications, age and tenure required for directors in the context of the current make-up of the Board and needs of the company. This process includes considering feedback received on director performance during the self-evaluation process when deciding whether to renominate a director for election.
The current attributes of the Board’s director nominees are set forth below.
Independence
90%
Independent

■	Independent
■	Not Independent
Tenure
6.5 years
average

■	<5 years
■	5-9 years
■	>9 years
Age
65.1 years
average

■	55-64 years
■	65-70 years
■	>70 years
Race/Ethnicity
20%
Diverse

■	African American/Black
■	Asian & White
■	White
Gender
40%
Female

■	Female
■	Male

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Genworth Board of Directors

Selection Process Highlights
Our Governance Committee considers candidates suggested by stockholders, current directors, company officers, employees and others. We have also historically engaged an outside search firm to assist us in identifying and evaluating potential director candidates, including in connection with our appointment of Mr. Van Wyk to the Board on March 19, 2025. Our Governance Committee recommends director candidates to the Board for election, and our Board nominates director candidates and makes voting recommendations to our stockholders. Our Governance Committee typically carries out this responsibility through the multi-faceted process described below.

Succession Planning
The Governance Committee regularly and actively evaluates the Board’s and committees’ composition and routinely meets to discuss succession planning and prospective candidates in the event of the sudden/unexpected departure of one or more directors or in the event an additional director is deemed appropriate.

Candidate Selection
Identification of Candidates
Generally, an external search firm is engaged to assist in identifying potential director candidates. All recommendations for director candidates from stockholders, current directors, officers, employees and others are also considered.
Background Due Diligence
Due diligence is conducted, including a background screening and questionnaire process, to identify and verify information that can be used to support the qualifications and independence of the potential director candidate.
Evaluation of Qualifications
With the assistance of an external search firm, the Governance Committee meets to assess the qualifications, experience, qualities, skills, age and tenure of the director candidate. The Governance Committee also assesses each director candidate in the context of the full Board to help ensure that the director candidate’s experience and skillset assists the Board in overseeing Genworth’s operations and developing and pursuing its strategic objectives.
Meet with Candidates
After completing a preliminary screening with satisfactory results, a director candidate is interviewed by the Chair and members of the Governance Committee, the Board Chair, the CEO and, from time to time, other selected members of the Board and senior leadership team.

Decision and Recommendation	The Governance Committee reviews and analyzes all due diligence results and, if acceptable, will recommend the director candidate for Board consideration.

Appointment/ Election
The Board reviews the recommendation of the Governance Committee and approves the director candidate’s appointment to the Board until Genworth’s next annual meeting of stockholders. Stockholders vote on director nominees to serve one-year terms at our annual stockholder meeting.

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Genworth Board of Directors

Director Candidate Recommendations
Our Governance Committee will consider all stockholder recommendations for candidates to the Board. The Governance Committee will evaluate stockholder-recommended candidates in the same manner it evaluates candidates from all other sources. The minimum qualifications and specific qualities and skills required for directors are set forth in the Board’s Director Nominee Selection section above and in Section 3 of our Governance Principles, which are available on our website.
To recommend a candidate for the Board, a stockholder must submit the recommendation in writing to:

Nominating and Corporate Governance Committee c/o Corporate Secretary Genworth Financial, Inc. 11011 West Broad Street Glen Allen, Virginia 23060

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Genworth Board of Directors

Board Refreshment & Continuity
Our Governance Committee regularly and actively evaluates the Board’s and each committee’s composition to help ensure that we maintain a cohesive Board with a diversity of qualities, experience, skills, age and tenure to meet the current needs of the company and its businesses. Our Board succession planning and refreshment practices are carried out through various thoughtful steps throughout the year. For example, among other things, our Governance Committee and Board:
•Regularly review the appropriate experience, skills, attributes, qualifications, age and tenure for directors in the context of the current make-up of the Board and needs of the company,
•Assess our current directors’ experience, skills, attributes, qualifications, independence, age and tenure, and
•Consider the results of our Board and committee self-evaluation process when evaluating Board and committee composition.
Board Changes Since 2020
Over the last five years, we have added six new independent directors to our Board, helping the Board continue to provide effective oversight of the company and its businesses. These directors bring a variety of qualities, experiences, skills and new perspectives to the Board. Since 2020, the changes to the Board have resulted in:
New Director Representation on Board

2 of 6 new directors are in leadership positions serving as committee chairs

Key backgrounds and experiences of our six newest directors include:
•Business Transformation
•Financial and Internal Controls
•Financial Services
•Global Insurance Regulation
•Governance
•Insurance Industry
•Insurance Product
•Investment Banking
•Legal Background
•Mergers & Acquisitions
•Public Company Service
•Public Policy
•Risk Management
•Risk Oversight
•Technology & Cybersecurity

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Board Structure	36

Board Committees	38

Board Responsibilities	44

Corporate Governance Policies and Procedures	48

Board Orientation, Continuing Education and Engagement	51

Limitation on Other Board and Committee Service	53

Board Self-Evaluation	54

Communications with the Board of Directors	56

Compensation of Directors	57

Director Stock Ownership Policy	60

Board Structure
Board Leadership Structure
Our Board functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. Our Bylaws require our Board to appoint a Chair of the Board but give it the flexibility to appoint as Chair (i) our CEO, (ii) an independent director or (iii) a non-independent director other than the CEO. If the roles of Chair of the Board and CEO are combined or the Chair of the Board is not otherwise independent, the independent directors will designate a lead director from among the independent directors. Our Board, based on the recommendation of our Governance Committee, annually determines who to appoint as our Chair based on the knowledge and experience of our then-serving directors and CEO and chooses the person whom it believes best meets the needs of our company and our stockholders at that time.
Our Board has determined that having an independent Non-Executive Chair of the Board is the appropriate leadership structure for our company at this time. Our Board believes that separating the Chair of the Board and CEO positions effectively distributes responsibility, oversight and leadership between management and the independent directors. This structure allows our CEO to focus primarily on the day-to-day leadership of the company and the execution of the company’s strategy, while our Non-Executive Chair of the Board leads our Board’s oversight of management, strategy, risks and corporate governance matters and supports communication between our Board and management. By serving as a director, our CEO also is able to provide valuable insights on the company’s operations and management’s perspective to the Board. Our Board believes that it is important to retain flexibility with respect to its leadership structure in order to best fulfill the needs and opportunities of the company at that time. Our Governance Committee and Board reevaluates our Board leadership structure at least annually, taking into consideration many factors, including the company’s business and operating environment, strategic goals, risks and opportunities, and current and future needs, as well as each director’s qualifications, skills and experiences and the interests of our stockholders.
Currently, Mr. Thomas J. McInerney serves as our CEO and a director and Melina E. Higgins serves as our Non-Executive Chair of the Board.

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Melina E. Higgins
Non-Executive Chair of the Board
In May 2021, our Board selected Ms. Higgins, one of our independent directors since 2013, to serve as our Non-Executive Chair of the Board and has since re-appointed her annually. Ms. Higgins is a qualified financial expert and has broad financial services and investment experience. In addition, she has extensive experience on numerous public and private company boards, and during her tenure on our Board, has served on each of the Board’s standing committees. Our Board believes that Ms. Higgins’ service with and knowledge of our company and her significant leadership experience enable Ms. Higgins to help facilitate effective oversight of, and collaborative communications with, management and to provide important historical perspectives on the company. Our Board has also determined that Ms. Higgins continues to have the interest and capacity to meet the time requirements to serve effectively as Non-Executive Chair of the Board.

Non-Executive Chair of the Board
The responsibilities and authority of the Non-Executive Chair, as set forth in our Governance Principles, include:
•Convening and Presiding at Meetings. Periodically calling meetings of the non-management and independent directors, including at the request of such directors, and presiding at all meetings of the Board, stockholders and non-management and independent directors.
•Director Liaison. Serving as a liaison between the CEO and the non-management and independent directors and regularly engaging with standing committees of the Board and individual directors to facilitate efficient Board operations.
•CEO Advisor. Regularly communicating with the CEO to provide advice and counsel and to share information about recent developments.
•Meeting Schedules, Agendas and Information. Consulting on the meeting calendar and schedules, agendas and meeting materials to ensure that our Board has sufficient time and information for discussion.
•Stockholder Engagement. Working with the CEO to respond to stockholder inquiries involving the Board.

Meeting Attendance
Directors are expected to attend the annual meeting of stockholders and all scheduled Board meetings and meetings of the committees on which they serve. During 2024, our Board held 7 meetings. Each of our then current directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he or she served as a director) and (2) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). All of our then current directors attended the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”).

7 Board Meetings in 2024	2024 Director Meeting Attendance

•All then current directors attended the 2024 Annual Meeting •All then current directors attended >75% of Board and Committee Meetings

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Executive Sessions
Our Governance Principles require our non-management directors to meet regularly without management present. If our non-management directors include individuals who are not independent, as determined in accordance with the NYSE listing standards and our Governance Principles, then the independent directors on our Board will separately meet at least once each year. The Non-Executive Chair of the Board, currently Ms. Higgins, will preside at the meetings of the non-management directors and the independent directors; in the absence of Ms. Higgins, the non-management directors present will select an independent committee chair to preside at such session. The independent Non-Executive Chair of the Board may periodically call meetings of the non-management and independent directors, including at the request of the non-management or independent directors.
All of our current non-management directors are independent (as determined in accordance with the NYSE listing standards and our Governance Principles) and our then current non-management directors regularly met without management present at Board meetings during 2024. Mr. McInerney, our CEO, is currently the only employee of the company who serves on our Board. Our committees also regularly conducted executive sessions at committee meetings during 2024, which were presided over by the chair of the respective committee.
Board Committees
The four standing committees of the Board are the Audit Committee, Compensation Committee, Governance Committee and Risk Committee. Our Board may also establish various other standing or special committees as required or appropriate for purposes of executing any delegated responsibilities from the Board.
The Board has adopted written charters for each of its four standing committees. Each committee’s responsibilities are more fully set forth in its charter, which can be found in the corporate governance section of our website: investor.genworth.com/corporate-governance/governance-documents.
Our Governance Committee annually reviews our Board’s committee structure and recommends to the Board for its approval directors to serve as members and chairs of each committee. The four standing committees of the Board are described below.

Audit Committee
Robert P. Restrepo Jr., Chair	Karen E. Dyson	Melina E. Higgins	Elaine A. Sarsynski	100% Independent 100% Audit Committee Financial Experts Meetings in 2024: 10

Purpose
The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the company’s internal audit function and independent auditor.

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Principal Responsibilities
•Discussing with management and our independent auditor our annual and quarterly financial statements, earnings releases and financial information and earnings guidance provided to analysts and rating agencies
•Recommending the annual audited financial statements be included in the Annual Report on Form 10-K
•Reviewing reports regarding any significant deficiencies or material weaknesses in internal controls
•Reviewing reports regarding any fraud involving management or other employees who have a significant role in the company’s internal controls
•Selecting our independent registered public accounting firm and approving its engagement terms
•Reviewing and discussing with management and our independent auditor, as appropriate, critical audit matters and any other matters required to be discussed under applicable regulations, including any audit problems or difficulties and management’s response
•Overseeing the company’s compliance with legal and regulatory requirements relating to the company’s financial statements
•Overseeing risks associated with financial accounting and reporting, including the system of internal control, independently or with the Risk Committee
•Reviewing our financial reporting and accounting standards and principles
•Overseeing our internal audit function
•Reviewing our internal system of financial controls and the results of internal audits
•Obtaining and reviewing formal written reports from our independent auditor regarding its internal quality-control procedures
•Evaluating our independent auditor’s qualifications, performance and independence
•Reviewing and overseeing the investigation of any matters pertaining to the integrity of management, including conflicts of interest or adherence to standards of business conduct
•Preparing and publishing a committee report for inclusion in the proxy statement
•Establishing policies for the hiring of employees or former employees of our independent auditor
•Establishing procedures for the receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters, including on a confidential, anonymous basis
•Establishing and overseeing policies and procedures for the review, approval and ratification of related person transactions
Additional Membership Requirements
Members of the Audit Committee must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Genworth or any of its subsidiaries other than their directors’ compensation, and they may not be affiliated with Genworth or any of its subsidiaries. However, a director of both Genworth and an affiliate of Genworth who otherwise satisfies the independence requirements may serve on the Audit Committee pursuant to the exemption provided in Rule 10A-3 under the Exchange Act. The Board has determined that the Audit Committee consists solely of “independent” directors as defined by the applicable rules of the SEC, NYSE and our Governance Principles.
The Board and Audit Committee, as evidenced in the Audit Committee Charter, have determined that in view of the increased demands and responsibilities of the committee, members generally should not serve on more than two additional audit committees of other public companies. Service on a board of directors or audit committee of a public company related as a majority-owned subsidiary of Genworth will not count as a board of directors or audit committee of a public company in addition to the Genworth Board or the Audit Committee.

Additional information regarding the Audit Committee is also provided in the Report of the Audit Committee on page 113 of this Proxy Statement and Board Responsibilities – Board Oversight of Risk beginning on page 44 of this Proxy Statement.

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Corporate Governance at Genworth

Management Development and Compensation Committee
Karen E. Dyson, Chair	Jill R. Goodman	Melina E. Higgins	Robert P. Restrepo. Jr	100% Independent Meetings in 2024: 6

Purpose
The principal purpose of the Compensation Committee is to carry out the Board’s overall responsibility relating to executive compensation and succession planning. Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate in its sole discretion.
Principal Responsibilities
•Reviewing and approving annually the corporate goals and objectives with respect to our CEO’s compensation, evaluating our CEO’s performance in light of these goals and objectives and setting our CEO’s compensation based on such evaluation
•Reviewing and approving annually the evaluation process and compensation structure for our other executive officers, including evaluating and setting the compensation for our executive officers
•Reviewing our variable incentive compensation and other stock-based compensation plans
•Developing, adopting and monitoring policies for executive compensation recovery or clawback
•Reviewing and approving employment and severance arrangements and agreements for executive officers
•Assisting the Board in developing and evaluating potential candidates for executive positions, including the CEO, and overseeing executive succession plans
•Assessing the structure and composition of the leadership of the company
•Assessing the results of the most recent advisory vote on executive compensation when evaluating and determining executive compensation
•Reviewing and discussing our Compensation Discussion and Analysis, recommending to the Board its inclusion in our annual reports and proxy statements and publishing a committee report
•Overseeing the assessment of the risks relating to our compensation policies and programs
•Determining whether the work of any compensation consultant raised any conflict of interest
•Overseeing specific and significant matters pertaining to our human capital management efforts, which may include talent initiatives, retention and engagement of employees
•Monitoring and overseeing our human rights policy
•Monitoring and overseeing other policies for human resources and executive compensation

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Additional Membership Requirements
In affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board also considers all factors specifically relevant to determining whether a director has a relationship to Genworth that is material to that director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee, including: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by Genworth to such director; and (2) whether the director is affiliated with Genworth, its subsidiaries or affiliates. The Board has determined that the Compensation Committee consists solely of “independent” directors as defined by the applicable rules of the SEC, NYSE and our Governance Principles.

Additional information regarding the Compensation Committee is also provided in the Report of the Management Development and Compensation Committee on page 61 of this Proxy Statement and Board Responsibilities – Board Oversight of Risk beginning on page 44 of this Proxy Statement.
Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis beginning on page 63 of this Proxy Statement.

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Nominating and Corporate Governance Committee
G. Kent Conrad, Chair	Jill R. Goodman	Howard D. Mills, III	Ramsey D. Smith	100% Independent Meetings in 2024: 8

Purpose
The principal purpose of the Governance Committee is to assist the Board in identifying qualified individuals to become Board members, determining the composition of the Board and its committees, overseeing the evaluation of Board effectiveness and developing and implementing the company’s corporate governance guidelines.
Principal Responsibilities
•Leading the search for, identifying and screening individuals qualified to become members of our Board and reviewing the skills, experience, characteristics and other criteria for identifying directors in the context of the current make-up of the Board
•Reviewing the Board’s committee structure and recommending committee members and chairs
•Recommending the size, structure, composition and functioning of the Board and its committees as well as the Board’s leadership structure
•Annually reviewing our Governance Principles
•Overseeing the evaluation of the Board by developing and recommending to the Board for its approval an annual self-evaluation process for assessing the effectiveness of the Board and its committees
•Overseeing risks related to corporate governance
•Reviewing annually director compensation and benefits
•Approving and reviewing policies related to reimbursements for certain director expenses
•Overseeing an orientation program for newly elected directors and continuing education programs for all directors
•Overseeing the company’s sustainability program, including periodically reviewing activities related to ESG matters of significance to the company and its stakeholders, and the oversight of:
◦political contributions and expenditures, including periodically reviewing the nature and amount of our political contributions and expenditures, the operations of our Political Action Committee and our public disclosure regarding such activities
◦philanthropic programs and financial and other support of charitable, education and cultural organizations as well as our community volunteer activities
◦environmental policy and practices

Additional information regarding the Governance Committee is also provided in Board Responsibilities – Board Oversight of Risk beginning on page 44 of this Proxy Statement.

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Corporate Governance at Genworth

Risk Committee
Elaine A. Sarsynski, Chair	G. Kent Conrad	Howard D. Mills, III	Ramsey D. Smith	100% Independent Meetings in 2024: 5

Purpose
The purpose of the Risk Committee is to assist the Board in its oversight relating to the company’s (i) enterprise risk management policy and the related risk profile, (ii) compliance program, (iii) information security program, and (iv) investment portfolio and strategy. The Risk Committee will periodically review the company’s top risks and be apprised of the following major risk exposures for the company: credit risks, market risks, insurance risks, housing risks, operational risks, model risks, information technology risks and any other risk that poses a material threat to the viability of the company.
Principal Responsibilities
•Reviewing and recommending annually for Board approval the company’s enterprise risk management policy and risk appetite, and overseeing the implementation and maintenance of such policy and appetite
•Receiving regular reports from management on the efforts to implement and comply with regulatory requirements related to enterprise risk management
•Reviewing and overseeing the control, management and mitigation processes relating to the company’s enterprise risk management policy and risk appetite
•Reviewing the company’s ability to assess and manage significant risks, as well as emerging risks, like climate risk
•Reviewing and analyzing the company’s major risk exposures, strategies and mitigation processes, with accompanying stress tests
•Reviewing and overseeing the company’s internal risk function
•Periodically reviewing and overseeing the company’s compliance program with respect to applicable legal and regulatory requirements and consumer matters, including our Code of Ethics and its policies and procedures to facilitate compliance
•Periodically reviewing and overseeing the company’s information security program and receiving regular updates, at least annually, related to data security and cybersecurity matters
•Receiving reports regarding risks associated with litigation and investigations/regulatory matters involving the company
•Discussing with management the company’s overall investment portfolio and investment strategies
To facilitate its risk oversight, the Risk Committee receives reports on ESG-related items including emerging risk frameworks, climate risks and investment policies.

Additional information regarding the Risk Committee is also provided in Board Responsibilities – Board Oversight of Risk beginning on page 44 of this Proxy Statement.

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Corporate Governance at Genworth

Board Responsibilities
Board Oversight of Strategy
One of the Board’s primary responsibilities is overseeing the company’s strategy. The business of Genworth is conducted by its employees, managers and officers, under the direction of its CEO and the oversight of the Board, to enhance the long-term value of Genworth and its stockholders. The Board is elected by stockholders to oversee management and to ensure that the long-term interests of the stockholders are being served.
The full Board reviews, monitors and, where appropriate, approves fundamental financial and business strategies and major corporate actions. The Board regularly reviews and evaluates Genworth’s strategy and receives updates on significant events, opportunities and risks impacting the business and strategies. The Board frequently engages with management regarding the competitive landscape, regulatory environment, operational challenges and opportunities, and strategic alternatives to ensure Genworth pursues and makes progress on its strategic plan.
Board Oversight of Risk
Our Board recognizes that, although risk management is primarily the responsibility of Genworth’s management, the Board plays a critical role in the oversight of risk. As a financial services company, the very nature of our business involves the underwriting, management and assumption of risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company’s overall risk assessment processes and management thereof. Our Board, our committees and management each play an important role in this process.
We believe that our risk oversight structure is supported by our current Board leadership structure, with the Non-Executive Chair of the Board working together with our independent Risk Committee and our other standing committees. Our Board and committees, as appropriate, receive and discuss regular updates from management on material short-, medium- and long-term risks facing the company, as well as associated risk mitigation efforts and opportunities arising from these risks. The full Board has historically discussed with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews. Our Board and committees provide feedback on management’s identification, assessment, monitoring and mitigation of these risks and help to regularly assess the company’s approach to these risks. To the extent risks are reviewed at the committee-level, the committee provides regular reports to the full Board on these matters. Additional information regarding our Board leadership structure and standing committees is also provided in Board Leadership Structure beginning on page 36 of this Proxy Statement and Board Committees beginning on page 38 of this Proxy Statement.

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Below is a high-level summary of the key responsibilities and roles for Board oversight of risk at Genworth.

Board
Responsible for the ultimate oversight of the company’s risk assessment processes and management thereof. The committees of the Board assist in fulfilling this critical role.
•Comprised of directors with experience in identifying, assessing and managing risk exposures of large, complex firms.
•Established the Risk Committee to be specifically responsible for overseeing Genworth’s enterprise risk management policy and related risk profile.
•Utilizes its other committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight.

Risk Committee
•Responsible for overseeing Genworth’s enterprise risk management policy and related risk profile, including but not limited to the following major risk exposures:
◦credit risks,
◦market risks,
◦insurance risks,
◦housing risks,
◦operational risks,
◦model risks,
◦information technology risks,
◦and any other risk that poses a material threat to the viability of Genworth, including significant risks, as well as emerging risks like climate risk.
•In connection with reviewing and overseeing the control, management and mitigation processes relating to Genworth’s enterprise management policy and risk appetite, the Risk Committee recommends annually for Board approval: (i) the enterprise risk management policy; and (ii) the risk appetite of the company. The Risk Committee oversees the implementation and maintenance of such policy and appetite.
All directors serving on the Risk Committee are independent, and Genworth’s Chief Risk Officer has a direct reporting obligation to the Risk Committee.

Audit Committee Responsibility for oversight of risks associated with financial accounting and reporting, including the company’s system of internal control.
Compensation Committee
Oversees the risks relating to compensation plans and programs, management development and leadership succession in the company’s various business units, and human capital management efforts.
Governance Committee Responsible for the oversight of risks relating to corporate governance, as well as sustainability-related matters of significance to the company.

Management
•Responsible for risk management on a day-to-day basis, including implementing the company’s enterprise risk management policy.
•Regularly reports to the Board and its committees, as appropriate, regarding the company’s material risks and opportunities, as well as the implementation of the company’s enterprise risk management policy.

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Enterprise Risk Management Program Highlights
Our Enterprise Risk Management (“ERM”) program is designed to provide the Board with information about the material short-, medium- and long-term risks facing the company, as well as whether management’s processes, procedures and practices for mitigating these risks are effective. Our ERM program is intended to establish a company-wide approach to evaluating and mitigating significant areas of risk, in addition to identifying significant risks, as well as emerging risks, and address them appropriately to facilitate better strategic business decision-making.
Annually, management conducts an ERM assessment to identify material risks on a company-wide basis and across individual business units. The Risk Committee and full Board review the results of the ERM assessment, as well as management’s plans to mitigate these risks.
Management continues to report regularly to the Board and other committees, as appropriate, throughout the year on the material risks identified in the ERM assessment and management’s associated mitigation processes.

Board Oversight of Cybersecurity
Genworth’s risk management framework recognizes the significant operational risk, including risk of losses, from cyber incidents and the importance of a strong cybersecurity program for effective risk management. Our Board recognizes the importance of maintaining the privacy and security of customer information, as well as the availability of our systems and consequently dedicates meaningful time and attention to oversight of cybersecurity risk.
While we believe that everyone at Genworth plays a role in cybersecurity and maintaining the privacy and security of customer information, oversight responsibility for these issues is allocated among the Board, the Risk Committee and management.

Responsible Party	Oversight Area for Cybersecurity

Board	Oversight of the company’s information technology.

Risk Committee	Primary oversight responsibility for the company’s processes for identifying, assessing and managing technology and cybersecurity risk.

Management	Our Chief Information Security Officer (“CISO”) and Chief Risk Officer (“CRO”) support the cybersecurity risk oversight responsibilities of the Board and Risk Committee and involve applicable management personnel in cybersecurity risk management.

Our cybersecurity programs and practices include:
•Frequent Board and Committee Updates. The Risk Committee receives periodic reports from the CISO and CRO on the company’s technology and cybersecurity risk profiles, information security program and key cybersecurity initiatives. In addition, the CISO and CRO follow a risk-based escalation process to notify the Risk Committee outside of the regular reporting cycle when they identify potential substantive cybersecurity risks or issues. The Board receives periodic briefings on cybersecurity threats and participates in cybersecurity preparedness exercises.

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•Data Security and Cybersecurity Program (“DSCP”). The DSCP sets policy expectations, ensures broad coverage over information technology risks, integrates the Information Security and Information Technology Risk Management Framework into our broader risk management systems, establishes clear roles and governance, and aligns control expectations to the National Institute of Standards and Technology. Key features of the DSCP include access controls, security training, system security testing, dedicated security personnel, security event monitoring, and when necessary, consultation with third-party data security experts.
•Awareness Training. Our information security team conducts annual information security awareness training for employees involved in our systems and processes that handle customer data. We also conduct periodic cybersecurity awareness training with management and the Board, including tabletop exercises to simulate a response to a cybersecurity incident.
•Procedures for Responding to Potential Incidents. We have procedures set forth in the DSCP for reporting and responding to potential security incidents as well as determining applicable disclosure requirements.
For more information about our cybersecurity risk management and governance, see Part I, Item 1C of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Board Oversight of Succession Planning for CEO and Senior Executives
Our Board recognizes the importance of ensuring that the company has a high-performing team of senior executives, which necessitates that the company have effective emergency and long-term succession plans. Our Board, Compensation Committee and management work together to help meet this goal.

Responsible Party	Oversight Area for Succession Planning

Board
Oversight of succession plans for the CEO, including both short- and long-term contingency plans. The Board discusses, at least annually, the Company’s succession plans for the CEO and other senior executives, including identifying potential candidates to succeed the CEO, both in cases of orderly succession and in the event of an emergency or unexpected departure. The Board may elect to retain outside professionals, including consultants or search firms, to assist in the CEO succession planning process. To support talent development and allow the Board to meet and assess potential successors, our directors engage with internal CEO candidates and other senior management talent through regular participation in Board and committee meetings as well as through informal events and planned one-on-one meetings.

Compensation Committee
The Compensation Committee has broad oversight responsibilities for the CEO and senior executive succession plans. The Compensation Committee regularly reviews succession planning for the CEO and other senior executives, reporting its findings and recommendations to the Board and works with the Board in evaluating potential internal successors to these executive management positions. In addition, the Compensation Committee regularly discusses and evaluates company-wide talent pools and succession plans, including short-term and long-term succession plans for the development, retention and replacement of senior leaders.

Management
Our Chief Human Resources Officer supports the oversight responsibilities related to succession planning for senior executives and other key roles and involves applicable management personnel to develop and implement programs to attract and develop talent for future leadership positions. In addition, our CEO provides important input in succession planning for senior executive positions.

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Corporate Governance Policies and Procedures

Our Governance Principles, Code of Ethics and charters of our Board committees, provide the framework for the governance of Genworth. We believe that effective corporate governance helps promote the long-term interests of our stockholders and strengthens Board and management oversight and accountability. The Board regularly reviews corporate governance developments and may modify these documents as warranted. Any modifications will be reflected in the documents on Genworth’s website.
We encourage you to access the following corporate governance documents on our website at investor.genworth.com/corporate-governance/governance-documents:
Board Committee Charters
Corporate Governance Principles
Code of Ethics

Governance Principles
Reviewed at least annually by our Governance Committee and Board.
Address, among other things:
•key functions of the Board,
•Board composition and leadership,
•Board committees,
•director independence,
•Board and committee self-evaluations,
•director orientation and continuing education,
•stock ownership, and
•succession planning.

Code of Ethics
Board approved and periodically reviewed.	Includes our Guiding Principles and the policies that help us implement these Principles.

 Applies to:
•our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller;
•our subsidiaries and entities in which Genworth owns more than 50% of the voting rights or otherwise has the right to control; and
•suppliers and other third parties who work on our behalf, where applicable.

 Contains the basic information we must understand to comply with applicable laws, employ a consistent approach to key integrity issues and conduct ourselves appropriately by addressing, among other things:
•employment practices,
•safeguarding information,
•conflicts of interest,
•corporate opportunities,
•protection of company assets, and
•compliance with laws.

Our directors and employees must annually acknowledge understanding of and compliance with our Code of Ethics.
 Under our Governance Principles, the Board will not permit any waiver of any ethics policy for any director or executive officer.
 Within the time period required by the SEC and NYSE, we will post on our website at www.genworth.com any amendment to our Code of Ethics.

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Corporate Governance at Genworth

Related Person Transactions Policy

 Written policy that applies to all transactions with related persons (including any transactions requiring disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including any proposed material changes to any previously approved transactions, other than transactions available to all employees generally, and transactions involving the payment or compensation or the entry into compensatory agreements or arrangements that are approved by the Compensation Committee, or paid pursuant to an agreement, plan or arrangement approved by the Compensation Committee.

 Related person means:
•our executive officers, directors or nominees for director,
•any persons known by us to beneficially own more than 5% of any class of our voting securities,
•an immediate family member of the foregoing and any person sharing the household of the foregoing, and
•any firm, corporation or other entity in which any of the foregoing is an executive officer, general partner, principal or in a similar position or in which such person is deemed to have a 10% or greater beneficial ownership interest.

No consummation of related person transactions unless reviewed and approved by the Audit Committee in accordance with the Related Person Transactions Policy.
 No consummation of related person transaction unless:
•there is a verifiable Genworth business interest supporting the transaction, and
•the transaction otherwise meets Genworth's standards that apply to similar transactions with unaffiliated entities or persons.

Related person transactions are reported to Genworth's General Counsel, along with all relevant information.
 General Counsel may review and approve, and report to the Audit Committee on, any related person transaction that is less than or equal to $120,000 or that involves the purchase of products and services from Genworth or its subsidiaries on terms that are available to unaffiliated entities or persons.

Audit Committee or Chair of the Audit Committee, as appropriate, will review all other related person transactions.
 No personal loans or extensions of credit to directors or executive officers, and no provision of services for compensation to Genworth by non-management directors, other than in connection with serving as a Genworth director.

 All transactions with related persons in fiscal year 2024 were reviewed and approved in accordance with our Related Person Transactions Policy. There have been no transactions or proposed transactions with related persons since the beginning of fiscal year 2024 required to be reported under Item 404(a) of Regulation S-K of the Exchange Act.

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Corporate Governance at Genworth

Procedures for Reporting Accounting and Other Concerns

 Concerns relating to accounting, internal accounting controls, auditing matters or officer conduct ("Accounting Concerns") may be reported orally or in writing, including anonymously, to our Audit Committee and non-management directors.
 Accounting Concerns will be sent to the Audit Committee Chair. The Audit Committee Chair may direct that certain matters be presented to the full Audit Committee or the full Board and also may direct special treatment, including but not limited to the retention of outside advisors or counsel.

 Other concerns, including related to compliance with the law, Genworth policies and government contracting requirements, may be reported orally or in writing, including anonymously, to the Corporate Ombuds Office.
 Additional information on how to report Accounting Concerns can be found in the contact the Board section of our website: https://investor.genworth.com/corporate-governance/contact-the-board.

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Corporate Governance at Genworth

Board Orientation, Continuing Education and Engagement

Onboarding and Orientation

Director education begins when a director joins the Board. As part of the orientation process, each new director receives educational briefings by senior management on the company’s strategic plans, financial statements and key policies and practices. Orientation also may include site visits to company headquarters and other business locations. The onboarding process provides a fundamental foundation for a new director to learn about our company and businesses, meet our leadership team and more quickly integrate with the Board to meaningfully contribute and engage fully.

Meeting Attendance

Per our Governance Principles, directors are expected to attend the annual meeting of stockholders, including the 2025 Annual Meeting, and all Board meetings and meetings of the committees on which they serve. Directors are expected to review in advance of each meeting any pre-meeting materials that have been distributed.

All then current directors attended the 2024 Annual Meeting of Stockholders. All then current directors attended >75% of Board and Committee meetings in 2024.

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Corporate Governance at Genworth

Continuing Education Programs & Internal Education Sessions

Directors are encouraged to participate in external continuing education courses and seminars to help them stay abreast of key topics and evolving responsibilities relevant to the company and its businesses. Directors are reimbursed for registration and other fees and for airfare, as well as other reasonable travel, lodging and dining expenses for attendance at approved educational seminars. In addition, on an ongoing basis, directors receive materials or briefing sessions on subjects that assist them in discharging their duties, which may be customized for a particular director’s needs. These presentations may be provided during Board meetings, standing committee meetings or in information sessions. In addition, “deep dives” on certain areas of interest or of particular importance to the company and its businesses are provided to the Board, standing committees or an individual director, from time to time.

 Directors regularly participate in online training sessions, in person national conferences and Directors' College programs.
 Management-led Board education sessions covering topics including artificial intelligence, cybersecurity, reinsurance, relevant insurance company requirements and Delaware corporate law principles, among other topics.
 Several directors also engaged in discussions with members of the Inclusion Council, a volunteer-led group helping to lead and support Genworth’s Employee Resource Groups as well as diversity and inclusion initiatives, in multiple small group CareScout Services information sessions and in one-on-one sessions with senior leaders.

Stakeholder Engagement & Site Visits

From time to time, directors participate in events we host for certain of our employees, providing valuable insights on leadership skills and developments. Directors also represent the company to stakeholders at industry events and visit our business locations to better understand the company's business and culture.

 Several directors joined senior leaders to celebrate ringing the opening bell at the New York Stock Exchange in celebration of Genworth’s 20th anniversary of our IPO.
 A director attended events held by the National Association of Insurance Commissioners on the company's behalf.
 In 2024, our Board visited our New York City CareScout Services offices to meet with CareScout Services leaders and colleagues and participate in small group discussions regarding branding, marketing, credentialing & network management, provider & policyholder experiences, and enabling and launching a direct-to-consumer offering.

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Corporate Governance at Genworth

Limitation on Other Board and Committee Service
The Board expects that each director devote sufficient time to carrying out their duties and responsibilities as a director effectively. Our Governance Principles and Audit Committee Charter establish the following limits on our directors serving on public company boards and audit committees.

Director Category	Limit on Public Company Board and Committee Services, including Genworth*

Directors who also serve as chief executive officers or in equivalent positions for other public companies	Two boards

All other directors	Four boards

Directors who serve on our audit committee	Three audit committees
*    Service on a board of a public company that is a majority-owned subsidiary of Genworth does not count as a board or committee of a public company in addition to the Genworth Board or committee.
Pursuant to our Governance Principles, directors must inform the Chair of the Board and the Chair of the Governance Committee in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities. Directors are also expected to notify the Chair of the Board and the Chair of the Governance Committee before accepting an invitation to serve on the board of a public company, private company or charitable organization.
Directors are expected to devote sufficient time to carrying out their Board duties and responsibilities effectively and notification prior to accepting a new position allows for the consideration of, among other matters, impacts on director independence and the independence of our independent auditor, antitrust laws, Private Mortgage Insurer Eligibility Rules, conflicts of interest, related person transactions and overboarding. The Governance Committee considers the matter and recommends an appropriate course of action to the Board.

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Corporate Governance at Genworth

Board Self-Evaluation
The Board believes that a robust self-evaluation process is a key element of good corporate governance, as well as Board and committee effectiveness. Pursuant to our Governance Principles and our committee charters, the Board and each of its committees annually conduct a self-evaluation process, overseen by the Governance Committee, to determine their effectiveness and opportunities for improvement. The self-evaluation process focuses on how the Board can improve its key functions of overseeing personnel development, financial statements, and other major issues of strategy, risk, integrity, reputation and governance. During the self-evaluation process, directors can provide anonymous and confidential feedback on topics including:
•Board and committee composition and structure,
•Board and committee meetings and materials,
•Board and committee effectiveness and responsibilities,
•Board interaction with management,
•Board education opportunities, and
•Individual director performance.
Feedback received on director performance during the self-evaluation process is also considered by the Governance Committee and the Board when deciding whether to renominate a director for election.

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Corporate Governance at Genworth

In 2024, the Board followed the self-evaluation process described below:

Planning
•Governance Committee annually determines self-evaluation topics and process taking into consideration Board and committee key oversight functions
•Board Chair and Governance Committee Chair oversee Board and Committee evaluation process

Questionnaire
•Questions are developed to allow for thoughtful reflection on the effectiveness of the Board and committees and opportunities for improvement
•Directors may request additional questions or topics be discussed as a part of the Board and committee evaluation process
•Questions are distributed for directors to complete anonymously

Individual Interviews	•Governance Committee Chair interviews each director to discuss, among other things, feedback for and evaluation of the other directors, including the Board Chair

Discussion
•Board Chair and Governance Committee Chair lead Board discussion of results of Board evaluation in executive session
•Each committee chair leads discussion of results of committee evaluation in executive session
•Directors can also have private discussions with committee chairs or Board Chair

Feedback	•Board Chair works with committee chairs to organize comments received regarding potential actionable items •After discussion, the Board and each committee coordinate any necessary follow-up actions

Implementation
•Board Chair oversees tracking and implementation of any new Board and committee priorities and actionable items
•Board is informed throughout the following year regarding follow-up items and/or progress on actionable items

Ongoing	•Directors are encouraged to convey feedback to Board Chair and committee chairs throughout the year

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Corporate Governance at Genworth

Communications with the Board of Directors
The Board has established a process for stockholders and other interested persons to communicate directly with Genworth and its non-management directors. Information regarding this process, including how to email or write our non-management directors, may be found on our website: investor.genworth.com/corporate-governance/contact-the-board. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through the methods specified on our website. You may direct your communications to our non-management directors as a group or individually, or to any committee of the Board. The Corporate Secretary or Genworth’s ombudsperson monitor, review and sort all written communications to the non-management directors. Communications related to matters that are within the scope of the responsibilities of the Board are forwarded to the Board, the relevant committee of the Board or an individual director, as appropriate. In accordance with our Governance Principles, communications that are commercial solicitations, customer complaints, incoherent or obscene are not forwarded to the non-management directors or Audit Committee.
The Corporate Secretary or Genworth’s ombudsperson forward correspondence related to routine business and customer service matters to the appropriate management personnel. The Corporate Secretary or Genworth’s ombudsperson will immediately consult with the Audit Committee Chair, who will determine whether to communicate further with the Audit Committee and/or the full Board with respect to any correspondence received relating to accounting, internal accounting controls, auditing matters or officer conduct.

Non-Management Directors (as a group or individually)	Genworth	Genworth Ombuds Office

c/o Corporate Secretary Genworth Financial, Inc. 11011 West Broad Street Glen Allen, Virginia 23060	c/o Corporate Secretary or Investor Relations Genworth Financial, Inc. 11011 West Broad Street Glen Allen, Virginia 23060	c/o Genworth Ombudsperson Genworth Financial, Inc. 11011 West Broad Street Glen Allen, Virginia 23060

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Corporate Governance at Genworth

Compensation of Directors
The Governance Committee has the responsibility for annually reviewing and recommending to the Board compensation and benefits for “non-management directors.” Non-management directors are those directors who are not executive officers of Genworth or its affiliates. Accordingly, all directors, other than Mr. McInerney, are regarded as non-management directors. Mr. McInerney does not receive any compensation for serving as a director.
As part of the Governance Committee’s review of non-management director compensation that was paid in 2024, Meridian Compensation Partners, LLC was engaged to provide competitive market data and advice. The Governance Committee believes it is best practice to utilize the same compensation consultant advising the Compensation Committee on executive compensation to ensure consistency and alignment with the market data and analysis. Based on its review, the Governance Committee recommended to the Board, and the Board approved, an increase to the Risk Committee Chair retainer from $20,000 to $22,000 and an increase to the Compensation Committee Chair retainer from $22,500 to $25,000, effective January 1, 2024. No other changes to non-management directors' pay levels were approved for 2024.
In 2024, the components of the company’s compensation for non-management directors were as follows:
Annual Non-Management
Director Compensation
Additional Compensation for Board and Committee Leadership Service

¢	Annual Cash Retainer
¢	Annual Grant of RSUs

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Corporate Governance at Genworth

Annual Retainer
•Each non-management director is paid an annual retainer of $270,000.
•Of this amount, (i) $120,000 is paid in cash, in quarterly installments following the end of each quarter of service, and (ii) $150,000 is paid in RSUs, awarded annually on a prospective basis on the date of the company’s Annual Meeting of Stockholders.
•Instead of receiving cash payments, non-management directors may elect to have 100% of their annual retainer paid in RSUs.

Restricted Stock Units
•The number of RSUs granted is determined by dividing the RSU value to be delivered by the average closing price of our common stock on the 20 trading days preceding the date of the grant.
•Each RSU represents the right to receive one share of our common stock in the future, subject to a one-year vesting period. RSUs accumulate regular quarterly dividends, if any, which are reinvested in additional RSUs.
•As elected by each director, RSUs will be settled in shares of common stock on a one-for-one basis (i) upon vesting on the one-year anniversary of the grant date (or earlier upon termination of service as a director due to retirement (pro rata), death or disability, or a Change of Control, as defined in the 2021 Genworth Financial, Inc. Omnibus Incentive Plan), (ii) if elected by the director, upon termination of service as a director, or (iii) if elected by the director, in a year selected by the director (or earlier upon death or a Change of Control).

Annual Retainer for Non-Executive Chair
•As additional compensation for service as Non-Executive Chair, the Non-Executive Chair receives a $200,000 annual retainer in addition to the regular annual retainer.
•Of this amount, (i) $80,000 is paid in cash, in quarterly installments following the end of each quarter of service, and (ii) $120,000 is paid in RSUs, awarded annually on a prospective basis on the date of the Annual Meeting of Stockholders.
•Instead of receiving cash payments, the Non-Executive Chair may elect to have 100% of the additional annual retainer paid in RSUs.

Annual Retainer for Lead Director
•If a Lead Director is appointed in the absence of an independent Non-Executive Chair, the Lead Director will receive an annual cash retainer of $20,000 payable in quarterly installments, as additional compensation for service as Lead Director.

Annual Retainer for Committee Chairs
•As additional compensation for service as chair of a committee, each chair will receive an additional annual cash retainer payable in quarterly installments, as follows: Audit Committee Chair, $35,000; Management Development and Compensation Committee Chair, $25,000; Risk Committee Chair, $22,000; and Nominating and Corporate Governance Committee Chair, $20,000.

Annual Compensation Limit for Non-Management Directors
•Pursuant to the 2021 Omnibus Incentive Plan, the maximum number of shares that may be granted in any calendar year to any non-management director is limited to a number that, combined with any cash fees or other compensation paid to such non-employee director, shall not exceed $750,000 in total value.

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In 2024, the company’s benefits for non-management directors were as follows:
•Matching Gift Program. The company offers a matching gift program that provides for the matching of employee and director charitable contributions pursuant to the contribution guidelines established by the Genworth Foundation. Each non-management director is eligible for such charitable contributions to be matched on a 50% basis, up to a maximum matching contribution of $10,000 during any calendar year.
•Reimbursement of Certain Expenses. Non-management directors are reimbursed for reasonable travel and other Board-related expenses, including expenses to attend Board and committee meetings, other business-related events and director education seminars, in accordance with policies approved from time to time.
2024 Director Compensation Table
The following table sets forth information concerning compensation paid or accrued by us in 2024 to our non-management directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
G. Kent Conrad	140,000	146,773	7,500	294,273
Karen E. Dyson	145,000	146,773	10,000	301,773
Jill R. Goodman	120,000	146,773	—	266,773
Melina E. Higgins	200,000	264,192	10,000	474,192
Howard D. Mills, III	120,000	146,773	—	266,773
Robert P. Restrepo Jr.	155,000	146,773	8,250	310,023
Elaine A. Sarsynski	22,000	264,192	—	286,192
Ramsey D. Smith	120,000	146,773	—	266,773
(1)Amounts include the portion of the annual retainer (described above) that was paid in cash. Amounts also include applicable committee chair fees and the cash portion of the retainer for the Non-Executive Chair of the Board of Directors. Ms. Sarsynski received her 2024-2025 annual cash retainer as stock awards.
(2)Reflects the aggregate grant date fair value of DSUs and RSUs, determined in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, which typically equals the price of the underlying stock on the date of grant; however, amounts in the table are lower because the DSUs do not convert to transferable shares until one year after the director leaves the Board of Directors, and Topic 718 provides that the impact of transferability restrictions that remain in place after an award of stock based compensation vests may be considered when determining the fair value of the award for accounting purposes. The Finnerty option pricing model was, therefore, used to factor in these post-vest holding requirements with the following assumptions: (i) expected post vesting restriction period of (1-24) years; (ii) expected volatility of 82.0%; (iii) risk-free interest rate of 1.60%; (iv) expected dividend yield of 0.00%; and (v) calculated discount for post vest restriction period of 30.34%.
(3)The following table shows for each non-management director the total number of deferred restricted stock units (DSUs) and restricted stock units (RSUs) held as of December 31, 2024 (rounded down to the nearest whole share):

Name	Total Number of DSUs Held as of December 31, 2024(i)	Total Number of RSUs Held as of December 31, 2024
G. Kent Conrad	263,530	50,709
Karen E. Dyson	72,659	50,709
Jill R. Goodman	70,009	50,709
Melina E. Higgins	311,169	91,277
Howard D. Mills, III	70,009	50,709
Robert P. Restrepo Jr.	192,102	23,297	(i)
Elaine A. Sarsynski	40,698	41,935	(i)
Ramsey D. Smith	70,009	50,709
(i)Under the terms of Genworth’s Director Restricted Stock Unit Award Agreement, Directors have the option to elect to have RSUs granted to them vest: (i) on the one-year anniversary of the grant date; (ii) in a specific year following the one-year anniversary of the grant date; or (iii) upon termination of service on the Board. To the extent a Director elects for vesting to occur on the one-year anniversary of the grant date, or in a specific year following the one-year anniversary of the grant date, vested RSUs will be converted to common stock.
(4)Amounts reflect company charitable match contributions.

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Corporate Governance at Genworth

Director Stock Ownership Policy
To help promote the alignment of the personal interests of the company’s non-management directors with the interests of our stockholders, we have established a robust stock ownership policy for all non-management directors. Under the policy, each non-management director is expected to accumulate and hold shares of Genworth common stock having a value equal to five times the value of the cash portion of the annual retainer payable to non-management directors, which was $120,000 in 2024. Therefore, the ownership guideline was $600,000 in 2024.

5x annual cash retainer	$600,000 in 2024

Non-management directors may satisfy this ownership guideline with common stock (and rights to receive common stock) through ownership in the following categories: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse or a trust) and (iii) restricted stock, restricted stock units and deferred stock units. Non-management directors are expected to satisfy this ownership guideline over time after their initial appointment to the Board, and are not permitted to sell any shares of Genworth common stock received from the company until the ownership guideline has been met (except that non-management directors may sell shares for the sole purpose of satisfying any tax liabilities relating to the settlement of restricted stock units into shares of common stock).
The following table shows the stock ownership as of December 31, 2024, of our then current non-management directors, the percentage of the ownership guideline that they have reached, and the number of years that have elapsed since the director was initially made subject to the policy. The value of each non-management director’s stock ownership is based on the closing price of our common stock on December 31, 2024 ($6.99).

Name	Number of Shares / DSUs / RSUs Held (#)(1)	Value as of December 31, 2024 ($)	Stock Held as % of Ownership Guideline	Years Subject to Ownership Policy
G. Kent Conrad	314,239	$2,196,531	>100%	12
Karen E. Dyson	123,369	$862,349	>100%	5
Jill R. Goodman	120,719	$843,826	>100%	4
Melina E. Higgins	402,447	$2,813,105	>100%	12
Howard D. Mills, III	120,719	$843,826	>100%	4
Robert P. Restrepo Jr.	292,812	$2,046,756	>100%	9
Elaine A. Sarsynski	131,976	$922,512	>100%	3
Ramsey D. Smith	120,719	$843,826	>100%	4
(1)The rounding of shares (up or down) to the nearest whole share may result in a slight variation in amounts shown.

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Executive Compensation
Report of the Management Development and
Compensation Committee
The Management Development and Compensation Committee of the Board of Directors oversees the compensation programs of Genworth Financial, Inc. on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the Compensation Discussion and Analysis included in this document.
In reliance on the review and discussion referred to above, the Management Development and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Genworth’s Annual Proxy Statement on Schedule 14A to be filed in connection with Genworth’s 2025 Annual Meeting of Stockholders, which will be filed with the U.S. Securities and Exchange Commission.
This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided by the following independent directors, who constitute the committee:
Karen E. Dyson, Chair
Jill R. Goodman
Melina E. Higgins
Robert P. Restrepo Jr.

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Executive Compensation

Proposal 2 Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), we are required to provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.
As described in detail in the Compensation Discussion and Analysis section below, our executive compensation programs are designed to attract, retain and motivate employees of superior ability who are dedicated to the long-term interests of our stockholders. Under these programs, our named executive officers are rewarded for the achievement of specific annual financial and strategic goals, long-term corporate goals and the realization of increased stockholder value. Highlights of our executive compensation program, as described in the Compensation Discussion and Analysis section, include:
•compensation programs that are performance-based and align executive officer incentives with stockholder interests over multiple time frames;
•annual incentives that are earned based on performance measured against specific financial and non-financial objectives for an executive’s area of responsibility, together with a qualitative assessment of performance;
•at-risk pay and compensation design that reflect an executive officer’s impact on company performance over time; and
•appropriate risk management practices, including a clawback policy, anti-hedging policy, anti-pledging policy, stock ownership requirements, and a net share retention ratio with respect to equity grants.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement for the 2025 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section, the 2024 Summary Compensation Table and the other related tables and narrative discussion.
The say-on-pay vote is advisory, and therefore not binding on Genworth, the Compensation Committee or our Board of Directors. However, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.
At the 2023 Annual Meeting, our stockholders selected, on a non-binding, advisory basis, an annual vote on the frequency at which we should include a say-on-pay proposal in our proxy statement for stockholder consideration. In light of this result and other factors, our Board of Directors determined that we will hold say-on-pay votes every year until the next required non-binding, advisory vote on the frequency of such votes, which is required to be held no later than our 2029 Annual Meeting.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

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Executive Compensation

Compensation Discussion and Analysis
This section provides an overview and analysis of our compensation programs and policies, including the material compensation decisions made under the programs with respect to the following executive officers. The Compensation Discussion and Analysis section is organized into the following sections:

Named Executive Officers	63
2024 Company Performance	64
Compensation Philosophy	66
Key Governance Practices	67
Compensation Decision-Making Process	67
Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation and Stockholder Engagement	71

Key Compensation Program Elements	72
NEO 2024 Compensation Summary	73
Additional Detail for Key Compensation Program Elements	76
Other Key Compensation Governance Policies	84
Executive Compensation Tables	86
Named Executive Officers
The following are the executive officers whom we refer to as our “named executive officers” or “NEOs” in 2024.

Thomas J. McInerney President and Chief Executive Officer (“CEO”)	Jerome T. Upton Executive Vice President and Chief Financial Officer (“CFO”)	Kelly A. Saltzgaber Executive Vice President and Chief Investment Officer (“CIO”)	Gregory S. Karawan Executive Vice President and General Counsel	Jamala M. Arland President & CEO, U.S. Life Insurance

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Executive Compensation

2024 Company Performance
In 2024, Genworth met or exceeded key financial, non-financial, and operational objectives across its business portfolio due to strong execution and performance in Enact as well as solid progress in U.S. Life Insurance.

Delivering Financial Performance
Enact exceeded its financial objectives, including its targets for adjusted operating income and adjusted return on equity.
U.S. Life Insurance exceeded its internal targets for IFA approvals on the legacy blocks of LTC in execution of our MYRAP. It also achieved $343 million in premium rate increases, above the target of $300 million for the year. We also made significant progress in our MYRAP with the cumulative progress to approximately $31.2 billion in approval on a net present value basis since 2012, reflecting progress of 87% toward our latest $35.8 billion estimate for the net present value of rate increases and benefit reductions. We also submitted 90 in-force premium filings in 27 states.

Driving Operational Excellence and Customer Service
U.S. Life Insurance met its targets for long-term care operational excellence and customer service for timeliness of claim cycle time.
U.S. Life Insurance activated opportunities for existing customers to be introduced to the CareScout Quality Network ("CQN").

Developing Innovative Aging Care Services and Solutions
CareScout Services achieved nationwide coverage of the CQN with nearly 500 providers and 86% coverage of aged 65+ of U.S. census population.
U.S. Life Insurance experienced significant ramp up in the number of U.S. Life Insurance policyholders choosing the CQN and providers agreeing to discounted negotiated rates below those in the Genworth Cost of Care Survey as of 2023.
CareScout Services exceeded its CareScout Services customer network match target of 500, achieving 906 matches across 43 states.

Return of Capital Driving Long-Term Stockholder Value
We returned capital to stockholders through the repurchase of $186 million worth of our outstanding shares at an average price less than $6.52 per share under our share repurchase program in 2024.
We repurchased $66 million in principal amount of holding company debt at a discount.

Enhancing Human Capital
We strengthened and expanded the focus on human capital through talent management and succession planning initiatives as well as inclusion and well-being and engagement programs.
We received “Top Workplaces" Culture Excellence Awards for our Compensation & Benefits, Innovation, Leadership, Purpose and Values, and Work-Life Flexibility.

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Executive Compensation

The following is a summary of the results and payouts for pay programs in 2024. For additional details regarding the performance and payouts for each of the compensation elements, please see the Key Compensation Program Elements and Additional Detail for Key Compensation Program Elements sections.

	Payout Funding	Results Summary

Key Annual Incentive Financial Objectives	Above Target
Enact exceeded its goals for adjusted operating income and adjusted return on equity.
U.S. Life Insurance exceeded its internal targets in 2024 for IFA approvals and premium rate actions filed under our multi-year rate action plan and LTC risk reduction.
CareScout Services exceeded its goal for CareScout Services customer network matches.

Key Annual Incentive Non-Financial Objectives	At Target
We returned capital to stockholders through share buybacks, opportunistically repurchased debt, and managed the company’s leverage ratio below 25%, attributing no equity value to U.S. Life Insurance.
We strengthened and expanded the focus on human capital through talent management and succession planning initiatives as well as inclusion and well-being and engagement programs, which led to the company again being recognized in national and local "Top Workplace" Awards.

Long-Term Financial Objectives	Below Target	Our 2022-2024 PSU awards payout was significantly below target driven by U.S. Life Insurance's Statutory Net Income. Enact's Adjusted Operating Income and TSR did exceed target.

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Executive Compensation

Compensation Philosophy
Our objective is to attract and retain executive officers of superior ability and motivate them to strive towards the long-term interests of our stockholders.
The following principles guide our compensation program design and individual compensation decisions. Additionally, we have highlighted below key elements of our compensation programs or policies for executive officers that illustrate how we support these principles in practice:

Our Guiding Principles	Examples of Programs or Policies That Support Our Principles

Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes.
•Annual incentives (short-term performance-based awards) are measurable and align with business operating plans.
•Annual grants of long-term equity incentives to NEOs, including PSUs (which vest based on company performance after three years) and RSUs (which vest over three-years based on continued employment), emphasize long-term stock appreciation and retention.

At-risk pay and compensation design should reflect an executive officer’s impact on company performance over time.
•A majority of annual compensation of our executive officers is at risk.
•Our CEO has 87% of total target pay linked to company performance, through PSUs and annual incentives for 2024.
•Our other continuing NEOs have an average of 78% of total target pay at risk through PSUs, RSUs, and annual incentives for 2024.
•Annual long-term incentive grants constitute the largest component of target compensation for executive officers.

Total compensation opportunities should be competitive within the relevant marketplace.
•We annually review the composition of our compensation benchmarking peer group and leverage its compensation information to inform on competitiveness of pay levels for base, annual incentive, and long-term incentive pay.
•We anchor our target pay levels within a reasonable range of the median of the market, taking into account a combination of benchmarking data, importance of role to the company and individual skill sets, among other factors.

Our incentive compensation should measure financial and operational performance and allow for qualitative assessment.
•In determining annual incentive awards, the Compensation Committee measures performance against specific financial and non-financial objectives for each NEO’s area of responsibility, together with a qualitative assessment of operational performance and other results.
•Our long-term equity awards measure specific longer-term company objectives.

Plan designs and incentives should support appropriate risk management practices.
•Executive officer stock ownership guidelines for our CEO (7x salary), our CFO (3x salary) and for our other executive officers (2x salary) are meaningful.
•50% retention ratio for net after-tax shares received from the vesting or exercise of all equity incentive awards until executive officers’ stock ownership guidelines are met, ensuring significant personal assets are aligned with long-term stockholder interests.
•Exercises of previously awarded stock options and stock appreciation rights (“SARs”) are settled in stock and are subject to a nine-month net hold requirement.
•Clawback, anti-hedging and anti-pledging policies.

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Executive Compensation

Key Governance Practices

  Annual Advisory Approval of Executive Compensation
  Use of Performance-Based Long-Term Incentives
  Stock Ownership Requirements for Executive Officers
  Retention Requirements for Equity Awards
  Anti-Hedging and Anti-Pledging Restrictions
Clawback Policies Double-Trigger for Change of Control Benefits No Excise Tax Gross-Ups for Change of Control Benefits Ongoing Outreach to Understand Our Stockholders’ Views

Compensation Decision-Making Process
How We Determine Program Design
Role of the Compensation Committee
The Compensation Committee carries out the Board’s responsibility related to executive compensation, balancing the financial responsibilities of the organization and investor expectations. The Compensation Committee uses an independent third-party compensation consultant to support an informed decision-making process and provide an objective perspective in this important governance matter. The Compensation Committee performs the annual review process of the CEO and other executive officer performance and related compensation decisions, with input from the Board and support of its independent compensation consultant. The Compensation Committee regularly meets in executive session without management present and retains the final authority to approve all compensation policies, programs and amounts paid to our executive officers.
Role of Management
The Compensation Committee seeks a collaborative relationship with management when developing executive compensation programs and establishing performance goals. Our CEO and Executive Vice President—Chief Human Resources Officer regularly attend meetings of the Compensation Committee to provide analysis, details and recommendations regarding the company’s executive compensation programs and plan design. Our full Board reviews and approves operating plans for each of our businesses, and during full Board meetings members of the Compensation Committee receive business performance and strategy updates from members of senior management that align with incentive compensation plan goals. Our CEO provides the Compensation Committee with performance assessments and compensation recommendations for individual executive officers (other than himself). The Compensation Committee, typically in the first quarter of each year, then determines and approves annual incentive award payouts for the prior year, any adjustments to base salary, target annual incentives for the upcoming year, and awards of long-term incentives to executive officers. For more information on the decisions made for 2024 compensation, see the Key Compensation Program Elements section below.
Role of Compensation Consultant
In 2024, the Compensation Committee retained Meridian Compensation Partners, LLC as its independent compensation consultant, to assist in reviewing and analyzing compensation data for our CEO and other executive officers. The independent compensation consultant regularly attends Compensation Committee meetings and meets with the Compensation Committee in executive session without management present. The Compensation Committee occasionally requests special studies, assessments of market trends and education regarding changing laws and regulations from the compensation consultant to assist the Compensation Committee in its decision-making processes for the CEO and other executive officers.

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The compensation consultant provides the Compensation Committee with advice but does not determine the amount or form of compensation for our executive officers. In 2024, the Compensation Committee assessed the independence of the compensation consultant and other advisors pursuant to SEC rules and concluded that no conflict of interest exists that would prevent the compensation consultant or other advisors from independently advising the Compensation Committee.
Benchmarking
We generally evaluate market competitiveness of our programs as an input into the process of designing plans and setting target compensation levels for executive officers. We review each component of compensation for our executive officers separately and in the aggregate, and also consider the internal responsibilities among the executive officers to help determine appropriate pay levels. With respect to individual executive officers, we compare the total target compensation opportunities for our executive officers to target opportunities for similar positions at comparable companies. These benchmarks are a gauge for evaluating market competitiveness but are not given greater weight than other key factors when making compensation decisions. For example, individual executive officers may have higher or lower target compensation levels compared to market benchmarks based on level of responsibility, individual experience and skills, performance trends, competitive dynamics, retention needs and internal equity considerations.
The Compensation Committee typically utilizes a combination of publicly available information related to a specific list of peer companies (the “Peer Group”), as well as information available through industry-specific compensation surveys to provide a broad perspective of market practice. While no individual company matches our lines of business precisely, the Peer Group is intended to represent, in the aggregate, companies with revenue sources and talent demands similar to the company. With respect to size, we generally look at revenue or total assets as indicators of comparability, rather than market capitalization, due to the size and breadth of our legacy businesses and the assets we hold and invest for these businesses, the historic losses in our legacy LTC business and the potential for volatility year over year as stock prices change. The companies included in market surveys used by the company are not individually identifiable for a particular executive position (and therefore we are not benchmarking against any particular company within the survey), and also may change from year-to-year based on voluntary participation in the market surveys we use, mergers and divestitures, or changes in corporate structure.
To the extent we make changes to our business portfolio, or as peer companies adjust their own business lines or distribution channels, we will consider adding peers, or removing peers which no longer have revenue sources and talent demands similar to ours. The Compensation Committee considers advice and recommendations developed by its compensation consultant to support our benchmarking principles.
As in prior years, the compensation consultant supported the Compensation Committee’s evaluation of the peer group to be used for benchmarking purposes by providing an analysis of the Peer Group. Following its annual review of our Peer Group with the compensation consultant in 2023, Meridian Compensation Partners, the Compensation Committee approved no changes to the Peer Group. The Peer Group listed below was used when considering 2024 target compensation levels:

2024 PEER GROUP

American Financial Group, Inc. Assurant, Inc. Brighthouse Financial, Inc. Cincinnati Financial Corp. CNA Financial Corp.	CNO Financial Group Inc. Fidelity National Financial, Inc. First American Financial Corp. Globe Life Inc. Hanover Insurance Group, Inc.	Kemper Corporation Lincoln National Corp. Principal Financial Group, Inc. Reinsurance Group of America, Inc. Unum Group

The Compensation Committee, with advice from its independent compensation consultant, Meridian Compensation Partners, LLC, continues to evaluate and assess its Peer Group on an annual basis.

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Executive Compensation

How Our Strategic Pillars Inform Program Design
Our annual business operating plan and three-year multi-year plan support our strategic pillars: creating stockholder value through Enact’s earnings, growing market value and capital returns; maintaining our self-sustaining, customer-centric legacy insurance companies; and driving future growth through CareScout. The Compensation Committee reviews and selects short-term and long-term performance metrics that are aligned with our business operating plan and strategic pillars.
Through this process the Compensation Committee supports its guiding principle that annual incentive compensation should measure financial and operational performance. In addition, the Compensation Committee considers the long-term incentive compensation programs for our executive officers, which comprises both company-specific financial performance metrics and a relative market-based goal, to not only drive the long-term success of Genworth, but also recognize the importance of relative performance results versus a group of peer companies.
Below are details on how we determine our strategic pillars and how the committee decides which metrics, financial and non-financial, to include in our incentive programs:
Creating stockholder value through Enact's earnings, returns and cash flow
Our 81% majority ownership of Enact continues to be a significant source of earnings, returns and cash flow for Genworth. Enact's 2022, 2023 and 2024 adjusted operating earnings were $585 million, $552 million and $578 million, respectively, and Enact's 2024 adjusted operating return on equity was 14.9%. Since Enact’s IPO in 2021, Genworth has received $903 million in capital returns through dividends and share repurchase activities. This consistent flow of cash to Genworth has enabled both our share repurchase program, with $565 million returned to shareholders since our 2022 authorization, and our investment in growth through CareScout. Our CEO and CFO serve on Enact’s board of directors and remain actively engaged in helping guide their strategic direction.
To reinforce the strategic importance of Enact’s value to Genworth, the following financial and non-financial metrics were selected for our CEO incentive programs:
•Annual Incentive Financial Metric: Enact Levered Operating Return on Equity
•Annual Incentive Non-Financial Metric: Debt Management, Capital Return to Stockholders
•Long-Term Incentive Financial Metric: Enact Adjusted Operating Income
•Long-Term Incentive Financial Metric: Relative Total Shareholder Return
Maintaining self-sustaining, customer-centric legacy insurance companies
We remain focused on providing best-in-class service and ensuring our claims-paying ability for our approximately 2.4 million in-force U.S. Life Insurance policyholders. The largest lever available to us for this vital work continues to be the active management of our long-term care insurance legacy policies, largely done through our MYRAP. We’ve made significant progress on the MYRAP since its implementation in 2012, with more than $31 billion in net present value contributed to the U.S. Life Companies representing approximately 87% completion, as of December 31, 2024. We continued to execute on our MYRAP, along with the implementation of other risk reduction strategies on our legacy long-term care insurance books, integral to successfully achieving this strategic pillar.
To reinforce the strategic importance of the MYRAP and active management of our legacy books, the following financial metrics were selected for our CEO incentive programs:
•Annual Incentive Financial Metric: LTC In-Force Rate Actions Gross Incremental Premium Approval
•Long-Term Incentive Financial Metric: U.S. Life Insurance Companies - Net Present Value Rate Actions

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Driving future growth through CareScout
We are committed to applying our 50+ years of experience and expertise in helping families navigate their long-term care needs to the growing challenge of understanding, finding, and funding high-quality long-term care. Given the aging of the 70 million Baby Boomer generation and the growing investment—along with fragmentation—in the aging care services industry, we have an opportunity to create a more holistic suite of offerings to help navigate this phase of life, while creating profitable revenue streams for the company to further enhance shareholder value over time. The first service offering, the CareScout Quality Network, reached nationwide coverage in 2024 with increasing utilization among our U.S. Life Insurance policyholders.
To reinforce the strategic importance of growing our CareScout Services and CareScout Insurance businesses, the following financial and non-financial metrics were selected for our CEO incentive program:
•Annual Incentive Financial Metric: Customer Network Matches
•Annual Incentive Non-Financial Metric: Progress on Launching CareScout Insurance Products
The Compensation Committee and management continually review these metrics and expect the selection of metrics to evolve over time as our strategic pillars and business operating plans change, especially with the introduction of new services and financial products from CareScout Services and CareScout Insurance.
The disclosure of performance metrics in this Proxy Statement provides greater transparency to investors with respect to our use of such information in financial and operational decision-making. This performance information is also used by institutional investors and analysts in evaluating our businesses, assessing trends and future expectations, and valuing our company.

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Executive Compensation

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation and Stockholder Engagement
Annual advisory votes to approve named executive officer compensation serve as a tool to help the Compensation Committee evaluate the alignment of our executive compensation programs with the interests of the company and our stockholders. At the 2024 Annual Meeting, approximately 93% of the shares voted were cast in favor of the compensation paid to the named executive officers in 2023.
While the vote was strongly in favor of our compensation programs, we continue to take steps to regularly, and proactively, engage with our stockholders throughout the year and solicit their views on our program. For example, during 2024, our outreach campaign targeted the top 20 stockholders, representing approximately 60% of shares outstanding. The feedback pertaining to our executive compensation programs from our stockholders throughout 2023 and 2024 was shared with the Compensation Committee, as well as the full Board, and informed the Compensation Committee’s decisions with respect to certain elements of our 2024 compensation program, as described below. Upon considering the results of the 2024 advisory votes and our recent history of advisory votes to approve named executive officer compensation, the Compensation Committee concluded that stockholders viewed our current program design favorably, and the committee will continue to review and consider feedback as the program continues to evolve over time. See below for the changes resulting from these conversations.

What We Heard	What We Are Doing

Compensation should be primarily performance-based and align executive officer incentives with stockholder interests across multiple timeframes	•We increased the weighting of long-term incentive performance awards in our 2024 pay design for executive officers to further incentivize performance and alignment to market.

Importance of linking pay with measures that have significance to stockholders and business	•Continued inclusion of a relative metric in our long-term incentive performance awards •We continue to solicit feedback from stockholders

CEO life insurance program annual premium payments raised concerns	•CEO voluntarily ceased participation in the executive life insurance programs during 2023

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Executive Compensation

Key Compensation Program Elements
Our 2024 annual compensation program for named executive officers consists of the following key elements: base salary, annual incentive, and annual long-term incentive grants (which includes PSUs for the CEO, and PSUs and RSUs for all other NEOs). A significant portion of annual compensation of our NEOs is completely at risk.

Compensation Mix
Pay Program	Program Highlights	CEO	Other NEOs

Base Salary
•Base salaries are generally intended to reflect the scope of an executive officer’s responsibilities and level of experience, reward sustained performance over time and be market competitive
•Compensation Committee undertakes an annual review of executive officer base salaries, while considering benchmarking data and advice provided by its compensation consultant

Annual Incentive Performance- Based Cash
•Annual incentives are generally intended to incentivize and reward executives for performance against short-term financial and non-financial goals
•Our annual incentive program is closely aligned with our annual business operating plan, which is reviewed by the Board of Directors with performance targets set by the Compensation Committee
•Individual scorecards for the executive officers consist of a mix of financial and non-financial metrics, with a heavier weighting on financial metrics; 70% financial and 30% non-financial
•Annual incentive target is expressed as a percentage of base salary and has a maximum payout of 2x target. Individual annual targets are reported in the 2024 Grants of Plan-Based Awards Table and NEO 2024 Compensation Summary

Long-Term Equity – Performance Stock Units (PSUs)
•We believe that the largest component of our annual compensation opportunities for named executive officers should be in the form of performance based longer-term incentives
•Award design focuses NEOs on achievement of long-term objectives that align with multi-year business plan
•Performance shares are payable in shares of the company's Common Stock and are designed to vest at the end of a three- year performance period following a cliff vesting structure
•Payout for performance is interpolated on a straight-line basis between each of threshold and target payouts and between target and maximum payouts, with no payout for performance below threshold level
•Notwithstanding the level of achievement of the performance goals for each outstanding award, the Compensation Committee may exercise negative discretion to pay out a lesser amount, or no amount at all, under the Performance Stock Unit Award, based on such considerations as the Compensation Committee deems appropriate
•Mix of financial metrics designed to focus on achievement of long-term objectives that align with our multi-year business plan

Long-Term Equity – Restricted Stock Units (RSUs)
•Time-based award designed to retain executive officers to ensure consistency and execution of multi-year business strategies
•RSUs are payable in shares of the company's Common Stock and vest 33% per year, beginning on the first anniversary of the grant date
N/A

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NEO 2024 Compensation Summary

Thomas J. McInerney

Base Salary – Following the Compensation Committee’s annual review of benchmarking data and advice provided by the compensation consultant, Mr. McInerney’s base salary was unchanged at $1,000,000 for 2024.
Annual Incentive – Mr. McInerney’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2024 target was $2,000,000 (or, 200% of base pay). Mr. McInerney’s approved annual incentive award for 2024 was $3,300,000, or approximately 165% of his targeted amount, based on the achievement of the financial (135%) and non-financial (30%) measures indicated below. Final payout reflects scorecard funding, no Committee discretion was applied.
Long-Term Incentives – The intended value of the long-term incentive awards approved and awarded to Mr. McInerney in 2024 was $5,000,000. Award was delivered 100% in performance-based equity as described in the Long-Term Incentive Award Design section and 2024 Grants of Plan-Based Awards table.

Base Salary
2024 Base	Change
$1,000,000	0%
Annual Incentive
Target	Actual
$2,000,000	$3,300,000
Scorecard Funding 165%
Long-Term Incentive
$5,000,000

Jerome Upton

Base Salary – Following the Compensation Committee’s annual review of benchmarking data and advice provided by the compensation consultant, Mr. Upton’s base salary was increased 8% to $650,000 for 2024. The increase was made after evaluating market competitiveness.
Annual Incentive – Mr. Upton’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2024 target was $813,000 (or, 125% of base pay). Mr. Upton’s approved annual incentive award for 2024 was $1,342,000, or approximately 165% of his targeted amount, based on the achievement of the financial (135%) and non-financial (30%) measures indicated below. Final payout reflects scorecard funding, no Committee discretion was applied.
Long-Term Incentives – The intended value of the long-term incentive awards approved and awarded to Mr. Upton in 2024 was $2,000,000. Award was delivered through a mix of time-based and performance-based equity as described in the Long-Term Incentive Award Design section and 2024 Grants of Plan-Based Awards table.

Base Salary
2024 Base	Change
$650,000	8%
Annual Incentive
Target	Actual
$813,000	$1,342,000
Scorecard Funding 165%
Long-Term Incentive
$2,000,000

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Executive Compensation

Kelly A. Saltzgaber

Base Salary – Following the Compensation Committee’s annual review of benchmarking data and advice provided by the compensation consultant, Ms. Saltzgaber’s base salary was increased 20% to $600,000 for 2024. The increase was made after evaluating market competitiveness.
Annual Incentive – Ms. Saltzgaber’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. Her 2024 target was $900,000 (or, 150% of base pay). Ms. Saltzgaber’s approved annual incentive award for 2024 was $1,575,000, or approximately 175% of her targeted amount, based on the achievement of the financial (121%) and non-financial (54%) measures indicated below. Final payout reflects scorecard funding, no Committee discretion was applied.
Long-Term Incentives – The intended value of the long-term incentive awards approved and awarded to Ms. Saltzgaber in 2024 was $1,350,000. Award was delivered through a mix of time-based and performance-based equity as described in the Long-Term Incentive Award Design section and 2024 Grants of Plan-Based Awards table.

Base Salary
2024 Base	Change
$600,000	20%
Annual Incentive
Target	Actual
$900,000	$1,575,000
Scorecard Funding 175%
Long-Term Incentive
$1,350,000

Gregory S. Karawan

Base Salary – Following the Compensation Committee’s annual review of benchmarking data and advice provided by the compensation consultant, Mr. Karawan’s base salary was increased 5% to $630,000 for 2024. The increase was made after evaluating market competitiveness.
Annual Incentive – Mr. Karawan’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. His 2024 target was $630,000 (or, 100% of base pay). Mr. Karawan’s approved annual incentive award for 2024 was $1,040,000, or approximately 165% of his targeted amount, based on the achievement of the financial (135%) and non-financial (30%) measures indicated below. Final payout reflects scorecard funding, no Committee discretion was applied.
Long-Term Incentives – The intended value of the long-term incentive awards approved and awarded to Mr. Karawan in 2024 was $1,250,000. Award was delivered though a mix of time-based and performance-based equity as described in the Long-Term Incentive Award Design section and 2024 Grants of Plan-Based Awards table.

Base Salary
2024 Base	Change
$630,000	5%
Annual Incentive
Target	Actual
$630,000	$1,040,000
Scorecard Funding 165%
Long-Term Incentive
$1,250,000

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Executive Compensation

Jamala M. Arland

Base Salary – Following the Compensation Committee’s annual review of benchmarking data and advice provided by the compensation consultant, Ms. Arland’s base salary was increased 33% to $500,000 for 2024. The increase was made in connection with Ms. Arland’s promotion to President & CEO, U.S. Life Insurance.
Annual Incentive – Ms. Arland’s annual incentive award could range from 0% of target to 200% of target based on results versus applicable performance targets. Her 2024 target was $500,000 (or, 100% of base pay). Ms. Arland’s approved annual incentive award for 2024 was $815,000, or approximately 163% of her targeted amount, based on the achievement of the financial (133%) and non-financial (30%) measures indicated below. Final payout reflects scorecard funding, no Committee discretion was applied.
Long-Term Incentives – The intended value of the long-term incentive awards approved and awarded to Ms. Arland in 2024 was $1,250,000. Award was delivered through a mix of time-based and performance-based equity as described in the Long-Term Incentive Award Design section and 2024 Grants of Plan-Based Awards table.

Base Salary
2024 Base	Change
$500,000	33%
Annual Incentive
Target	Actual
$500,000	$815,000
Scorecard Funding 163%
Long-Term Incentive
$1,250,000

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Executive Compensation

Additional Detail for Key Compensation Program Elements
Annual Incentive
In our annual incentive program, we review performance against financial objectives, together with a qualitative assessment of operational objectives and other accomplishments toward non-financial priorities that are not necessarily reflected in annual financial results. We place a heavier weighting on the financial objectives, and the specific weightings for the financial and non-financial objectives for each named executive officer are included below.
We share details on our performance metrics to provide greater transparency to investors with respect to our use of such information in financial and operational decision-making. This information is also used by institutional investors and analysts in evaluating our businesses and assessing trends and future expectations.
Amounts earned and paid under our annual incentive program for 2024 are reported in the Non-Equity Incentive Plan Compensation column of the 2024 Summary Compensation Table along with the NEO 2024 Compensation Summary section.
How We Performed: Financial Objectives
The financial metrics outlined below were chosen to measure 2024 performance and were identified as key drivers of our business operating plans.
For example, with respect to financial objectives, Adjusted Operating Income and Operating Return on Equity continue to represent key measures of financial performance for Enact, while incremental premiums approved for LTC in-force rate actions and in-force premiums filed, along with CareScout Services customer network matches, remain key priorities for U.S. Life Insurance.

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									Financial Scorecard Weightings
Key Financial Objective	Threshold		Target		Maximum			2024 Result	Mr. McInerney Mr. Upton Mr. Karawan	Ms. Arland	Ms. Saltzgaber
U.S. Life Insurance
LTC In-Force Rate Actions Gross Incremental Premium Approval(1)	$250	M	$300	M	$350	M		$343M	35%	35%	—
LTC In-Force Premiums Filed(2)	$325	M	$425	M	$525	M		$525M	—	10%	—
LTC Risk Reduction – Increase GLIC Policy Level Benefit Reduction Elections(3)	55.4%		57.0%		58.6%			58.3%	—	5%	—
LTC Risk Reduction – Reduce Exposure to 5% Compound Inflation(4)	38.4%		37.5%		36.8%			36.9%	—	5%	—
Enact
Levered Operating Return on Equity(5)(6)	4.7%		10.3-11.3%		14.5%			14.8%	20%	—	—
CareScout Services
Customer Network Matches	250		500		750			906	15%	15%	15%
Investments
Net Investment Income	$2,844	M	$3,160	M	$3,476	M	$3,160	M	—	—	15%
U.S. Life Purchase Yield v. External Benchmark(7)	4.88%		5.42%		5.96%			6.21%	—	—	10%
Enact Purchase Yield v. External Benchmark(8)	4.49%		4.99%		5.49%			5.30%	—	—	10%
U.S. Life Statutory Impairments and Trading Gains/Losses and Capital/ Credit Migration Impact(9)	($192M)		($142M)		($92M)			($58M)	—	—	20%
(1)The LTC in-force gross incremental premiums approved metric measures the weighted average increase on annualized LTC in-force premiums resulting from rate actions approved in 2024
(2)This metric measured the LTC in-force premiums rate action requests filed with the states in 2024
(3)Policy level benefit reduction elections measured for Genworth Life Insurance Company only policyholders
(4)5% compound benefit inflation option include both Genworth Life Insurance Company and Genworth Life Insurance Company of New York
(5)Reflects Genworth ownership amount excluding noncontrolling interests
(6)Levered Operating Return on Equity for Enact equals adjusted levered operating income for the year divided by average equity for the most recent year
(7)Benchmark based on Barclays’ Intermediate Corporate Index
(8)Benchmark based on Barclays’ Long Corporate Index
(9)Investment impairments and trading losses are calculated in accordance with statutory accounting rules and the capital/credit migration impact represents statutory risk-based capital impact to U.S. life insurance companies primarily from changes in National Association of Insurance Commissioners rating of invested assets shown at a 150% multiple

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How We Performed: Non-Financial Objectives
The Compensation Committee also established key non-financial priorities for 2024 designed to have an impact on company financial performance and stockholder value.
The chart below outlines the non-financial priorities used in determining 2024 annual incentive program payouts for our NEOs.
In February 2024, the Compensation Committee reviewed overall performance results against the applicable objectives in the previously set scorecards and also considered the performance of each NEO in their respective area of responsibility in determining the actual payouts of annual incentives.

Key Non-Financial Priority	2024 Accomplishments/Results

Corporate Non-Financial Priorities •Mr. McInerney •Mr. Upton •Mr. Karawan
•Returned capital to stockholders through the repurchase of $186 million worth of our outstanding shares at an average price less than $6.52 per share under our share repurchase program in 2024.
•Repurchased $66 million of principal holding company debt at a discount.
•Inaugural CareScout Insurance long-term care insurance product, Care Assurance, application filed in all 33 currently licensed jurisdictions.
•Strengthened and expanded our focus on human capital through talent management and succession planning initiatives as well as inclusion and well-being and engagement programs.
•Received “Top Workplaces" Culture Excellence Awards for our Compensation & Benefits, Innovation, Leadership, Purpose and Values, and Work-Life Flexibility.
•The Compensation Committee determined target funding was warranted.

U.S. Life Non-Financial Priorities •Ms. Arland
•Met the targets for long-term care operational excellence and customer service for timeliness of claim cycle time.
•Activated opportunities for existing customers to be introduced to the CareScout Quality Network.
•The Compensation Committee determined target funding was warranted.

Investments Non-Financial Priorities •Ms. Saltzgaber
•Executed $2.0B repositioning program to enhance income and improve Asset Liability Management (ALM).
•Executed $1.4B in interest rate hedges, improving ALM in historically attractive yield environment.
•Increased production in limited partnerships, middle market loans, and private ABS given strong relative value.
•The Compensation Committee determined above target funding was warranted.

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Executive Compensation

Long-Term Incentives
Our long-term incentive program is closely aligned with a multi-year business plan, which is reviewed by the Board of Directors. The Compensation Committee sets performance targets for the performance-based awards in our long-term incentive program that align with achievement of certain components in our multi-year business plan, with above target payouts for exceeding the plan and below target or no payouts for not meeting the plan. When setting the multi-year business plan, many factors and assumptions are considered, such as the competitive landscape, the global economic environment, market trends, interest rates, and regulatory considerations. As a result, performance targets within our long-term incentive plan may not always increase on a yearly basis and may even be set below the previous year’s targets or actual results.
Long-Term Incentive Award Design
Our long-term incentives awarded to executive officers have included, over time, different combinations of SARs, PSUs and RSUs.
For 2024, our named executive officers’ long-term equity grants were awarded 100% in PSUs for our CEO and 60% PSUs and 40% RSUs for our other named executive officers. Taken together, we believe our annual long-term incentive grants provide our named executive officers with effective retention value and appropriate incentives to achieve long-term company performance objectives, while aligning our executive officer compensation program with the long-term interests of our stockholders.
Outstanding long-term incentive awards are generally forfeited upon termination of employment with the company prior to vesting, except for limited instances described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.
For additional details on Long-Term Incentive awards our named executive officers received, see the NEO 2024 Compensation Summary section or 2024 Grants of Plan-Based Awards Table.
Long-Term Incentive Grant Practices
•Timing of Equity Grants - In general, annual long-term equity grant awards are reviewed and approved during the Compensation Committee meeting each February. Off-cycle awards made to executive officers are reviewed by the Compensation Committee and typically made in connection with new hire, promotion, or as retention or reward for performance. The Compensation Committee does not grant equity awards in anticipation of the release of material non-public information, nor does the committee consider the timing of disclosures of material non-public information based on equity award grant dates.
•Approval Process - To determine annual long-term equity grant awards for the CEO, the Compensation Committee works with its independent compensation consultant. To determine long-term equity grant awards for all other executive officers, the CEO prepares a recommendation for each such executive officer for the Compensation Committee’s consideration and approval. When determining long-term equity award values for each executive officer (including our CEO), the Compensation Committee considers competitive pay levels, alignment of total pay at risk with the individual’s ability to impact long-term company performance, the individual’s sustained performance over time, and long-term succession and retention needs.
•Grant Valuation - The Compensation Committee approves a rounded number of shares based on the planned compensation value using the average closing stock price for 20 trading days prior to and including the grant date. The use of a 20-day average mitigates the impact of short-term fluctuations in stock price on award levels, allows for clear understanding of both share levels and approximate compensation values at the time of Compensation Committee approval, and facilitates delivering rounded award amounts. Additionally, we use a Monte Carlo valuation for the portion of our PSUs tied to relative TSR performance.

2025 Proxy Statement	79

Executive Compensation

For the 2024-2026 PSUs and RSUs, our Compensation Committee reviewed the proposed compensation values for all executive officers, determined aggregate award sizes based on the approach described above using an estimated share value and granted the awards, including performance goals and targets for the PSUs, in February 2024.
Performance Stock Incentive Awards Status

Performance Period and Measure	Performance Levels	Status

2022-2024
•Results were certified in February 2025
•U.S. Life Statutory Net Income achieved 0% performance, Enact Adjusted Operating Income achieved 72% performance, and Total Shareholder Return achieved 200% performance levels
•U.S. Life Statutory Net Income results below threshold, no payout
•Final payout was certified at 54% based on Company performance

60% U.S. Life - Statutory Net Income - $M(1)(2)

20% Total Shareholder Return(3)(4)(5)

20% Enact - Adjusted Operating Income (Loss) - $M(2)(6)

2023-2025		•As of December 31, 2024, payout was projected between Threshold and Target level •Results will be certified in February 2026 based on Company performance
50% U.S. Life Insurance Companies - Core Pre-Tax Statutory Income - $M(2)(7)

30% Total Shareholder Return(4)(5)(8)

20% Enact - Adjusted Operating Income (Loss) - $M(2)(9)

2024-2026		•As of December 31, 2024, payout was projected between Threshold and Target level •Results will be certified in February 2027 based on Company performance

40% U.S. Life Insurance Companies – Net Present Value Rate Actions - $B(2)(10)

30% Total Shareholder Return(4)(5)(8)

30% Enact - Adjusted Operating Income (Loss) - $M(2)(11)

80	Genworth Financial, Inc.

Executive Compensation

(1)“U.S. Life - Statutory Net Income” shall mean Net Income based on Genworth Life Insurance Company (GLIC) and its consolidated life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). Statutory Net Income is reflected in the “Summary of Operations” within the statutory filings of Genworth’s U.S. Life Insurance Companies. Due to differences in methodology between SAP and U.S. GAAP, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP are materially different from those reflected in financial statements prepared under SAP. U.S. Life Insurance Companies Statutory Net Income may be adjusted for purposes of management performance evaluation to exclude the impacts from in-force reserve changes from future period assumption changes, methodology changes, changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act of 2017, legal fees and settlement costs related to merger & acquisition litigation, any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction), changes to variable annuity reserves related to changes in interest rates and equity markets and corresponding realized gains and losses on variable annuity hedges. Adjustment to the 3-year cumulative measurement will be applied based on strategic transactions in 2022, 2023 or 2024 that are not included in forecast assumptions.
(2)In evaluating performance, the Compensation Committee shall exclude the impact, if any, on reported financial results of any of the following events that occur during the performance period: a) acquisitions and divestitures, b) shareholder dividends or common stock repurchases and c) changes in accounting principles or other laws or provisions.
(3)“Peer Group” shall mean the constituents of the S&P 400 Financials Sector on the Grant Date (each such constituent, a “Peer Company”).
(4)TSR performance results were calculated as follows: (i)(a) the 20-trading day average closing price of the applicable entity’s common stock as of the last trading day of the performance period, minus (b) the 20-trading day average closing price of the applicable entity’s common stock as of the first day of the performance period, plus (c) the sum of all dividends and other distributions paid on such entity’s common stock during the performance period, on a per share basis, divided by (ii) the 20-trading day average closing price of the applicable entity’s common stock as of the first day of the performance period.
(5)The payout that may be earned based on the TSR portion of this Award’s goal will be determined based on the company’s Percentile Ranking relative to its Peer Group; provided, however, that in no event will the total dollar value of the Confirmed Units with respect to the TSR-goal portion of the Award exceed 800% of grant date fair value of the TSR-goal portion of the Award.
(6)“Enact - Adjusted Operating Income (Loss)” shall mean U.S. GAAP income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. Enact -Adjusted Operating Income (Loss) may be adjusted for purposes of management performance evaluation to exclude the impacts from in-force reserve changes from future period assumption changes (e.g. interest rate, expense, lapse), methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act of 2017, legal fees and settlement costs related to merger & acquisition litigation, any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction). Adjustment to the 3-year cumulative measurement will be applied based on strategic transactions in 2022, 2023 or 2024 that are not included in forecast assumptions.
(7)“U.S. Life Insurance Companies Core Pre-Tax Statutory Income” shall mean Pre-Tax Statutory Income based on Genworth Life Insurance Company (GLIC) and its consolidating life insurance subsidiaries that may be adjusted for purposes of management performance evaluation to exclude the impacts from in-force reserve changes from future period assumption changes, methodology changes, market impact to annuity products, conversion cost associated with third party outsourcing, impacts from COVID-19, court-driven impacts on IFA settlement timing, state-specific court or administrative ruling, model refinements, reinsurance transactions and regulatory changes.
(8)“Peer Group” shall mean the constituents of the S&P 600 Insurance Index on the Grant Date (each such constituent, a “Peer Company”).
(9)“Enact - Adjusted Operating Income (Loss)” shall mean U.S. GAAP income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21% tax rate and are net of the portion attributable to noncontrolling interests. Enact - Adjusted Operating Income (Loss) may be adjusted for purposes of management performance evaluation to exclude methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act of 2017, legal fees and settlement costs related to merger & acquisition litigation, any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction). Adjustment to the 3-year cumulative measurement will be applied based on strategic transactions in 2023, 2024 or 2025 that are not included in forecast assumptions.
(10)“U.S. Life Insurance Companies – Net Present Value Rate Actions” shall mean the net present value of future expected long term care insurance premium increases and benefit reductions as a result of rate increases approved on individual and group long-term care policies and reserves releases less cash payments to policyholders related to legal settlements during the calendar years of 2024 through 2026, net of reinsurance.
(11)“Enact - Adjusted Operating Income (Loss)” shall mean U.S. GAAP income (loss) from continuing operations excluding the after-tax effects of income (loss) from continuing operations attributable to noncontrolling interests, net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, initial gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21% tax rate and are net of the portion attributable to noncontrolling interests. Enact - Adjusted Operating Income (Loss) may be adjusted for purposes of management performance evaluation to exclude methodology changes (e.g. changes that would arise from a system conversion), changes in foreign exchange rates, tax changes based on updated regulations, guidance, assessments, or refinements related to technical areas of the Tax Cuts and Jobs Act of 2017, legal fees and settlement costs related to merger & acquisition litigation, any strategic deal-related expenses (e.g. 3rd party legal, actuarial or reinsurance support for negotiating or implementing a transaction). Adjustment to the 3-year cumulative measurement will be applied based on strategic transactions in 2024, 2025 or 2026 that are not included in forecast assumptions.

2025 Proxy Statement	81

Executive Compensation

Other Benefit Programs
Severance Benefits—Involuntary Termination without a Change of Control
The company maintains the Amended and Restated Senior Executive Severance Plan (the “Senior Executive Severance Plan”), which is designed to offer competitive termination benefits, promote retention of a selected group of key employees (including our named executive officers) and provide key protections to the company in the form of restrictive covenants. The Compensation Committee periodically reviews the plan provisions and participants in order to monitor competitiveness and appropriate levels of benefits to meet the plan objectives. The specific terms of the Senior Executive Severance Plan, and the potential payments and benefits upon a termination of employment without “cause” or by the executive for “good reason” for each of our named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.
Severance Benefits—Involuntary Termination Following a Change of Control
The company maintains the 2014 Change of Control Plan (the “Change of Control Plan”), which is designed to provide change of control severance benefits for a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the company (each a “Qualified Termination”).
The change of control severance benefits are intended to keep participating key leaders neutral to the possibility of corporate transactions in the best interests of stockholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the company. All benefits under the Change of Control Plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control, so as to not create an unintended incentive. We believe that this structure is appropriate for executives whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.
The Compensation Committee periodically reviews the plan provisions and participants to monitor competitiveness and appropriate levels of benefits to meet plan objectives. The specific terms of the Change of Control Plan, and the potential payments and benefits upon a Qualified Termination for each of our named executive officers are described more fully in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.
Retirement Benefits
Retirement benefits also fulfill an important role within our overall executive compensation program because they provide a competitive financial security component that supports the attraction and retention of talent. We maintain the Genworth Financial, Inc. Retirement and Savings Plan (the “Retirement and Savings Plan”), a tax-qualified, defined contribution plan in which our U.S. employees, including our named executive officers, are eligible to participate. The Retirement and Savings Plan has two features: the “401(k) Savings Feature,” in which participants can defer savings on a pre-tax or Roth (after-tax) basis and receive company matching contributions, subject to certain Internal Revenue Service limits, and a “Retirement Account Feature,” which includes only annual company non-elective contributions. In addition, we offer the following non-qualified retirement and deferred compensation plans:
•Genworth Financial, Inc. Supplemental Executive Retirement Plan (the “SERP”), which is a defined benefit plan that was closed to new participants after December 31, 2009, and for which benefit accruals were frozen as of December 31, 2020; and
•Genworth Financial, Inc. Retirement and Savings Restoration Plan (the “Restoration Plan”), which is a defined contribution plan.

82	Genworth Financial, Inc.

Executive Compensation

We continually assess our benefit offerings and seek to align them with competitive market levels. It is important to us to keep our benefit design and costs competitive with our peers so that we can continue to attract and retain talent while managing our expenses. Each of the SERP and the Restoration Plan is described in more detail in the Executive Compensation—Pension Benefits and Executive Compensation—Non-Qualified Deferred Compensation sections below.
Other Benefits and Perquisites
We regularly review the benefits and perquisites provided to our executive officers to ensure that our programs align with our overall principles of providing competitive compensation and benefits that maximize the interests of our stockholders. We provide executive officers with an individually-owned universal life insurance policy (the “Leadership Life Program”) that is available to all of our U.S.-based executives and an enhanced company-owned life insurance program (the “Executive Life Program”). In 2023, Mr. McInerney voluntarily ceased participation in the Leadership Life and Executive Life Programs while serving as President and CEO of the company. There was no premium or benefit in 2024 for the CEO.
We provide a limited number of perquisites intended to keep executive officers healthy and focused on company business, which include financial counseling and annual physical examinations.
In addition, we provide certain benefits in the event of death, total disability or sale of a business unit to a successor employer. Amounts payable to our named executive officers under these circumstances are described in more detail in the Executive Compensation—Potential Payments upon Termination or Change of Control section below.

2025 Proxy Statement	83

Executive Compensation

Other Key Compensation Governance Policies
In addition to our compensation programs described above, the company maintains the following policies and practices intended to strengthen the overall long-term stockholder alignment and governance of our compensation programs.
Executive Officer Stock Ownership Guidelines and Retention Ratio
The company maintains stock ownership guidelines for the amount of common stock that must be held by the company’s executive officers. The stock ownership guidelines specify the value of company stock, as a multiple of the executive officer’s base salary, which must be held by each executive officer.

7x Base salary for our CEO	3x Base salary for our CFO	2x Base salary for other Executive Officers	All NEOs are in compliance with the guidelines or applicable retention ratio

The ownership multiple is used semi-annually to calculate a target number of shares for each designated executive officer as of January 1 and July 1 of each year (or, in the case of a newly-designated executive officer, as of the date such executive officer first becomes subject to the ownership guidelines). The target number of shares is individually determined by multiplying the executive officer’s then-current annual base salary by the applicable multiple and dividing the result by the average closing price of the company’s common stock during the 60 trading days immediately preceding the semi-annual measurement date.
Compliance with the stock ownership requirements is measured as of January 1 and July 1 of each year. In the event that an executive officer has not reached the required level of stock ownership as of any measurement date, the executive officer will be subject to a 50% retention ratio that requires the executive officer to retain (and not sell or transfer) at least 50% of the net shares resulting from the vesting or exercise of all company equity incentive awards until the next measurement date. From time to time, our executive officers may sell or otherwise dispose of Genworth securities for various reasons, including estate planning and charitable contributions. However, the executive officer stock ownership guidelines and retention ratio strengthen overall alignment with long-term stockholders.
In order to meet the applicable stock ownership requirement, an executive officer may count (i) all shares of common stock owned by the executive officer, including common stock held in the company’s Retirement and Savings Plan, (ii) shares of stock owned indirectly (for example, by spouse, dependent child or in trust), and (iii) any outstanding RSUs, but excluding any unvested RSUs that vest based on achievement of performance goals (such as PSUs).
The following table shows the number of shares of common stock considered to be held, and the applicable stock ownership requirement, for each of our NEOs, as of January 1, 2025:

Named Executive Officer	Stock Requirement as of January 1, 2025, based on $7.21 average closing stock price (#)	Number of Shares Deemed Held as of January 1, 2025 (#)	Stock Held as a % of Guidelines as of January 1, 2025	Subject to 50% Net Share Retention Ratio until July 1, 2025
Mr. McInerney	971,525	5,041,944	>100%	No
Mr. Upton	270,639	466,944	>100%	No
Ms. Saltzgaber	166,547	155,142	93%	Yes
Mr. Karawan	174,875	430,382	>100%	No
Ms. Arland	138,789	151,025	>100%	No

Retention Ratio An executive officer is required to retain 50% of net shares if the executive officer has not reached the required level of stock ownership as of any measurement date.

84	Genworth Financial, Inc.

Executive Compensation

Insider Trading Policies and Procedures
The Board of Directors has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE listing standards. In addition, the company has a separate policy governing compliance with applicable U.S securities laws, rules and regulations and applicable NYSE listing standards with respect to the company’s open market repurchase of securities previously issued by the company.
Anti-Hedging and Anti-Pledging Policies for Directors and Executive Officers
The company maintains an anti-hedging policy, which prohibits executive officers and directors from buying or selling options (puts or calls) on Genworth securities on an exchange or in any other organized market, and also prohibits certain forms of hedging or monetization transactions with respect to Genworth securities, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds. The company also maintains an anti-pledging policy, which prohibits its executive officers and directors from holding Genworth securities in a margin account or otherwise pledging Genworth securities as collateral for a loan.
Clawback Policies
The company maintains an Incentive-Based Compensation Recovery Policy which complies with the NYSE’s clawback listing standards. Pursuant to this policy, in the event there is an accounting restatement, the Compensation Committee will recover from any current or former executive officers’ incentive-based compensation that was erroneously awarded during the three years preceding the date the company is required to prepare such accounting restatement. A copy of the company’s Incentive-Based Compensation Recovery Policy was filed with its Annual Report on Form 10-K for the year ended December 31, 2024.
In addition, the company maintains a supplemental discretionary clawback policy under which the company will seek to recover, at the discretion and direction of the Compensation Committee, incentive compensation earned by, awarded or paid to an executive officer, if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment (other than an “Accounting Restatement” as defined under the company’s Incentive-Based Compensation Recovery Policy, or adjustment due to a change in applicable accounting principles, rules or interpretations). In addition, if an executive officer engaged in certain detrimental conduct, including fraud or misconduct, the company may take remedial and recovery action against any award or payment of incentive compensation, as determined at the discretion and direction of the Compensation Committee.
Evaluation of Compensation Program Risks
The Compensation Committee annually reviews a report prepared by management, led by the company’s risk department, regarding the design and operation of our compensation arrangements for employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that could have a material adverse effect on the company. Following that review of 2024 compensation, the Compensation Committee agreed with management’s conclusion that the company’s compensation plans, programs and policies do not encourage employees to take risks that are reasonably likely to have a material adverse effect on the company.

2025 Proxy Statement	85

Executive Compensation

Executive Compensation Tables
The following table provides information relating to compensation earned by or paid to our named executive officers in all capacities:
2024 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Thomas J. McInerney President and Chief Executive Officer	2024	1,000,000	—	4,975,108	3,300,000	—	363,985	9,639,093
	2023	1,000,000	—	5,306,481	3,200,000	—	362,437	9,868,918
	2022	1,000,000	—	5,265,271	2,800,000	—	383,095	9,448,366
Jerome T. Upton Executive Vice President and Chief Financial Officer	2024	640,385	—	1,990,115	1,342,000	—	223,262	4,195,762
	2023	581,923	—	1,343,034	1,200,000	121,184	177,413	3,423,554
Kelly A. Saltzgaber Executive Vice President and Chief Investment Officer	2024	580,769	42,000	1,294,415	1,575,000	—	146,211	3,638,395
	2023	478,308	92,000	867,872	1,000,000	—	96,701	2,534,881
Gregory S. Karawan Executive Vice President and General Counsel	2024	624,231	—	1,243,824	1,040,000	—	201,916	3,109,971
	2023	590,385	—	805,821	960,000	112,617	167,400	2,636,223
	2022	540,385	—	790,267	770,000	—	116,184	2,216,836
Jamala M. Arland President & CEO, U.S. Life Insurance	2024	497,596	38,000	1,243,824	815,000	—	90,307	2,684,727
(1)Amounts reported in this column reflect the value received in 2024 upon the vesting of Deferred Cash awards originally granted in prior years.
(2)Reflects the aggregate grant date fair value of RSUs and PSUs awarded during the period, determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the closing price our common stock on the grant date. Grant date fair value for the PSUs is based on the closing price of our common stock on the grant date and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures, together with a Monte Carlo valuation for the portion of the award tied to relative TSR performance. The 2024 value for each named executive officer includes the grant date fair value of PSUs granted, and for all except Mr. McInerney, also includes the grant date fair value of RSUs awarded. Assuming achievement of the PSU performance conditions at the highest level (rather than at target level), the aggregate grant date fair value of awards reflected in this column for 2024 would be higher by the following amounts: Mr. McInerney, $4,975,108; Mr. Upton, $1,194,025; Ms. Saltzgaber, $757,053; Mr. Karawan, $746,268; and Ms. Arland, $746,268.
(3)Reflects the value of cash incentives paid pursuant to our annual incentive program as described in the Compensation Discussion and Analysis section above.
(4)Reflects the annual change in actuarial present values of the eligible named executive officers’ accumulated benefits under the SERP, which was a negative value for recipients in 2024. Negative changes in pension value were excluded from this column for the NEOs as follows: for Mr. Upton, $(156,666) and for Mr. Karawan, $(60,579).The SERP was closed to new participants effective January 1, 2010. A description of the SERP precedes the 2024 Pension Benefits Table below.
(5)See the 2024 All Other Compensation—Details table below.

86	Genworth Financial, Inc.

Executive Compensation

2024 All Other Compensation—Details

Name	Company Contributions to the Retirement Plans ($)(a)	Life Insurance Premiums ($)(b)	Executive Physical ($)	Financial Counseling ($)	Total ($)
Mr. McInerney	336,000	—	8,000	19,985	363,985
Mr. Upton	147,231	48,046	8,000	19,985	223,262
Ms. Saltzgaber	126,462	19,749	—	—	146,211
Mr. Karawan	126,738	47,193	8,000	19,985	201,916
Ms. Arland	79,808	2,499	8,000	—	90,307
(a)Reflects contributions made on behalf of the named executive officers for each of the following programs: (i) company matching contributions made in 2024 to the 401(k) Savings Feature of the Retirement and Savings Plan; (ii) company contributions made in 2025 to the Retirement Account Feature of the Retirement and Savings Plan, which are based on 2024 earnings; and (iii) company contributions made in 2025 to the Restoration Plan, which are based on 2024 earnings.
(b)Represents premium payments made in 2024 for the following programs: (i) Leadership Life Program, an individually owned universal life insurance policy provided to all of our executives; and (ii) Executive Life Program, a $1 million company-owned life insurance policy for which the participating named executive officers may identify a beneficiary for payment by us in the event of his or her death. Premiums for the Leadership Life Program are graded through age 59, with escalation in particular between age 50 and 59, and level thereafter.
2024 Grants of Plan-Based Awards
The table below provides information on the following plan-based awards that were made in 2024:
•Annual Incentive. Annual incentive opportunities awarded to our named executive officers are earned based on company performance measured against one-year financial objectives and key non-financial priorities, together with a qualitative assessment of performance, including individual performance objectives. Additional information regarding the design of the annual incentive program and the named executive officers’ 2024 awards is included in the Compensation Discussion and Analysis section above. Annual incentives are identified as “AI” in the Award Type column of the following table.
•Restricted Stock Units. Each Genworth RSU represents a contingent right to receive one share of our common stock in the future. If the company pays dividends on its common stock, dividend equivalents accrue with respect to the RSUs and are paid in cash at the time that the corresponding RSUs vest. Additional information regarding RSUs is included in the Compensation Discussion and Analysis section above.
•Performance Stock Units. Genworth PSUs consist of performance-vesting stock units that may convert to shares following the end of the performance period based on achievement of certain pre-established performance goals. PSUs are granted with respect to a target number of shares, will be forfeited if performance falls below a designated threshold level of performance, and may be earned up to 200% of the target number of shares for exceeding a designated maximum level of performance. Additional information regarding PSUs is included in the Compensation Discussion and Analysis section above.

2025 Proxy Statement	87

Executive Compensation

2024 Grants of Plan-Based Awards Table

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold	Target	Max	Threshold	Target	Max
Mr. McInerney	AI		—	2,000,000	4,000,000
	PSU	2/26/2024				382,419	764,838	1,529,676		4,975,108
Mr. Upton	AI		—	813,000	1,626,000
	RSU	2/26/2024							130,293	796,090
	PSU	2/26/2024				91,781	183,561	367,122		1,194,025
Ms. Saltzgaber	AI		—	900,000	1,800,000
	RSU	2/26/2024							87,948	537,362
	PSU	2/26/2024				61,952	123,904	247,808		757,053
Mr. Karawan	AI		—	630,000	1,260,000
	RSU	2/26/2024							81,433	497,556
	PSU	2/26/2024				57,363	114,726	229,452		746,268
Ms. Arland	AI		—	500,000	1,000,000
	RSU	2/26/2024							81,433	497,556
	PSU	2/26/2024				57,363	114,726	229,452		746,268
(1)The 2024-2026 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2026.
(2)The RSUs vest one-third per year beginning on the first anniversary of the grant date.
(3)Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the RSUs is based on the closing price our common stock on the grant date. Grant date fair value for the PSUs is based on the closing price our common stock on the grant date and the probable outcome of performance-based conditions at the time of grant, excluding the effect of estimated forfeitures, together with a Monte Carlo valuation for the portion of the award tied to relative TSR performance.

88	Genworth Financial, Inc.

Executive Compensation

Outstanding Equity Awards at 2024 Fiscal Year-End Table
The table below provides information with respect to stock options, SARs, RSUs and PSUs outstanding on December 31, 2024:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Mr. McInerney								635,220	(6)	4,440,190
								783,028	(7)	5,473,366
								764,838	(8)	5,346,218
Mr. Upton					20,576	(1)	143,826	31,761	(6)	222,011
					72,972	(2)	510,074	97,878	(7)	684,167
					130,293	(3)	910,748	183,561	(8)	1,283,091
Ms. Saltzgaber					43,783	(2)	306,043	58,727	(7)	410,502
					87,948	(3)	614,757	123,904	(8)	866,089
Mr. Karawan					1,956	(4)	13,672	—		—
					30,865	(1)	215,746	47,642	(6)	333,014
					43,783	(2)	306,043	58,727	(7)	410,502
					81,433	(3)	569,217	114,726	(8)	801,935
Ms. Arland					21,892	(2)	153,025	29,364	(7)	205,254
					81,433	(3)	569,217	114,726	(8)	801,935
(1)Remaining RSUs vested 100% on 2/17/2025.
(2)Remaining RSUs vest 50% on 2/16/2025 and 2/16/2026.
(3)RSUs vest one-third on 2/26/2025, 2/26/2026, and 2/26/2027.
(4)RSUs vest 100% on 6/6/2029.
(5)Market value is calculated based on the closing price of our common stock on December 31, 2024 of $6.99 per share.
(6)2022-2024 PSUs were earned and became vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2024. Amounts reported here reflect actual level of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2022-2024 PSUs, see the Performance Stock Incentive Awards Status section above.
(7)2023-2025 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2025. Amounts reported here reflect target levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2023-2025 PSUs, see the Performance Stock Incentive Awards Status section above.
(8)2024-2026 PSUs may be earned and become vested based on our level of achievement of certain pre-established performance goals over the performance period ending on December 31, 2026. Amounts reported here reflect target levels of achievement of the performance goals pursuant to applicable reporting requirements. For more information regarding the 2024-2026 PSUs, see the 2024 Grants of Plan Based Awards Table and the Performance Stock Incentive Awards Status section above.

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Executive Compensation

2024 Options Exercised and Stock Vested Table
The table below provides information regarding PSUs and RSUs that vested during 2024. Net shares received by each named executive officer upon exercise or vesting of equity awards, after shares are withheld for taxes, are subject to the stock ownership guidelines and a 50% retention ratio, as well as the nine-month holding period policy with respect to exercises of stock options and SARs, each as described in the Compensation Discussion and Analysis section above.

	Option Awards		Stock Awards
Name	Number of Shares Underlying Options/SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Mr. McInerney	—	—	2,353,316	14,472,893
Mr. Upton	—	—	224,489	1,387,602
Ms. Saltzgaber	—	—	32,690	202,481
Mr. Karawan	—	—	169,957	1,050,645
Ms. Arland	—	—	35,637	220,889
(1)Reflects the gross number of shares received upon the vesting of RSUs and PSUs. Based on the tax withholding payment election, a portion of the shares reflected above may have been withheld to cover taxes due.
(2)Reflects the fair market value of the underlying shares as of the vesting date.
Pension Benefits
The SERP is a non-qualified, defined benefit plan maintained to provide eligible executives with additional retirement benefits. The SERP was closed to new participants after December 31, 2009; therefore, based on hire date or level in the organization none of Mr. McInerney, Ms. Saltzgaber, or Ms. Arland, were eligible to participate in the SERP. The annual SERP benefit is a life annuity equal to a fixed percentage multiplied by the participant’s years of benefit service, and the participant’s average annual compensation (based on the highest consecutive 36-month period within the last 120-month period prior to separation from service) with the result not to exceed 40% of the participant’s average annual compensation. Benefit service is defined as service since the plan’s inception date (September 27, 2005) or date of SERP participation, whichever is later. The SERP benefit is then reduced by the value of the participant’s account balance under the Retirement Account Feature of our Retirement and Savings Plan as converted to an equivalent annual annuity. Compensation for SERP purposes generally includes only base salary and annual cash incentive (each whether or not deferred).
The annual SERP benefit is calculated as described below:

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Executive Compensation

Each participant in the SERP will partially vest with regard to their benefit when they reach age 55 and have earned five years of “future service” (i.e. service occurring after December 31, 2015). Once a SERP participant has earned five years of “future service” and has reached at least age 55, the participant will become partially vested based on a scale ranging from 50% at age 55 and increasing by 10% each year until the participant reaches full vesting at age 60. If a participant resigns before fully vesting, then his or her SERP benefit will be partially or fully forfeited. Only in certain circumstances will the SERP become fully vested upon termination prior to age 60, as described in the Executive Compensation—Potential Payments upon Termination or Change of Control section below. Benefit payments under the SERP will begin following a participant’s qualifying separation from service, but not earlier than age 60. The SERP has no provisions for acceleration of payout before age 60. There are also no provisions for the granting of extra years of service.
Material assumptions used to calculate the present value of the accumulated benefit are as follows:
•The accumulated benefit represents the current accrued benefit first available at age 60 utilizing actual service and compensation as of December 31, 2020 (i.e., the plan freeze date);
•Interest rate of 5.56%;
•Mortality prescribed in the 1994 Group Annuity Mortality Table (Unisex) Found in Revenue Ruling 2001-62 (GATT2003) as defined by the plan;
•Form of payment actuarially equivalent to a five-year certain and life benefit; and
•Payments are guaranteed for the life of the participant.
All SERP benefit accruals were frozen as of December 31, 2020.
The table below reflects the present value of the accrued benefit as of December 31, 2024.
2024 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Mr. McInerney(1)	*	—	—	—
Mr. Upton	SERP	15.33	2,047,382	—
Ms. Saltzgaber(1)	*	—	—	—
Mr. Karawan	SERP	15.33	1,481,125	—
Ms. Arland(1)	*	—	—	—
(1)The SERP was closed to new participants after December 31, 2009; therefore, Mr. McInerney, Ms. Saltzgaber, and Ms. Arland were not eligible for the SERP based on hire date or status as an executive.

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Executive Compensation

Non-Qualified Deferred Compensation
The company maintains the Restoration Plan, a non-qualified defined contribution plan, which provides eligible executives, including our named executive officers, with benefits generally equal to company contributions that they are precluded from receiving under the Retirement and Savings Plan as a result of restrictions imposed under Section 401(a)(17) of the Internal Revenue Code ($345,000 annual compensation limit in 2024). For 2024, we provided a credit into the Restoration 401(k) Savings Feature equal to 5% of the participant’s eligible pay (base salary and annual cash incentive paid) in excess of the annual compensation limit. Also for 2024, we provided a credit into the Restoration Retirement Account Feature equal to 3% of the participant’s eligible pay (base salary and annual cash incentive paid) in excess of the annual compensation limit.
Participants become vested with respect to the Restoration 401(k) Savings Feature and Restoration Retirement Account Feature account balances as of the earlier of reaching age 60 or attaining three years of “future service” (i.e., service occurring after December 31, 2015).
Eligible executives, including our named executive officers, have had the opportunity to request that their Restoration Plan contribution credits (balances) be invested in or track a diverse array of generally available mutual fund investment options.
2024 Non-Qualified Deferred Compensation Table

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Mr. McInerney	Restoration	—	308,400	949,188	—	6,306,835
Mr. Upton	Restoration	—	119,631	106,497	—	963,897
Ms. Saltzgaber	Restoration	—	98,862	42,646	—	441,163
Mr. Karawan	Restoration	—	99,138	83,037	—	764,480
Ms. Arland	Restoration	—	52,208	17,200	—	191,939
(1)Reflects company contributions to the Restoration Plan made in 2025, which are based on 2024 earnings. The contributions are reported as compensation for 2024 in the All Other Compensation column of the 2024 Summary Compensation Table.
(2)Aggregate balances reported as of December 31, 2024 for the named executive officers include amounts that were reported in the Summary Compensation Tables for 2024 and years prior. The amount of compensation reported in the Summary Compensation Tables for 2024 and years prior is $3,908,965 for Mr. McInerney, $209,791 for Mr. Upton, $156,332 for Ms. Saltzgaber, and $230,799 for Mr. Karawan. The amount of compensation reported in the Summary Compensation Table for 2024 for Ms. Arland is $52,208.

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Executive Compensation

Potential Payments upon Termination or Change of Control
The following table and narrative disclosure summarize the compensation and benefits payable to each of the named executive officers in the event of a termination of employment under various circumstances, assuming that such termination was effective as of December 31, 2024. The compensation and benefits described and quantified below are in addition to the compensation and benefits that would already be earned or vested upon such named executive officer’s termination, including accrued but unpaid salary, and payments and benefits accrued under our broad-based benefit programs, including any vested contributions we made under the 401(k) Savings and Retirement Account Features of our Retirement and Savings Plan.
Involuntary Termination of Employment (Without a Change of Control)
The Compensation Committee approved the Senior Executive Severance Plan in order to promote the retention of a select group of key employees, including our named executive officers, by providing severance benefits in the event their employment is terminated under certain circumstances and to align with severance benefits commonly provided in our market for competing executive talent.
In the event the employment of a named executive officer was terminated without “cause” or by the executive for “good reason” (as such terms are defined in the Senior Executive Severance Plan) during 2024, such named executive officer would be entitled to receive the following severance benefits under the Senior Executive Severance Plan:
•Severance payment. The named executive officer would receive a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two times the sum of base salary and target annual incentive, in the case of Mr. McInerney, or one times base salary plus one times target annual incentive for the other named executive officers.
•Pro rata annual incentive award. The named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the qualified termination occurs (determined at the end of such year based on actual performance results), prorated to the nearest half month to reflect the portion of the fiscal year that had elapsed prior to the date of termination.
•Benefits payment. The named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost of the employer portion to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the termination, multiplied by 12.
•Partial vesting of time-based long-term incentive awards. Stock options, SARs, RSUs and other cash and equity awards with time-based vesting restrictions held by the named executive officer would become immediately vested as of the participant’s termination, but only with respect to a number of awards that otherwise would have become vested on the award’s next regularly scheduled vesting date based on continued employment (the remainder of such awards would be forfeited). Stock options and SARs would remain exercisable until the earlier of the first anniversary of the date of the qualified termination or the award’s regular expiration date. The named executive officers did not have any unvested stock options or SARs as of December 31, 2024.
•Vesting of performance-based long-term incentive awards. Performance-based equity and cash awards held by the named executive officer would remain outstanding and would be earned, if at all, based on actual performance through the end of the performance period, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination.

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•Retirement plan provisions. The named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates, provided he or she has been employed by the company for at least five years. All named executive officers are already fully vested in the Restoration Plan balances noted above in the 2024 Non-Qualified Deferred Compensation Table.
To receive severance benefits under the Senior Executive Severance Plan, the executive would have to execute and deliver to us a general release of claims and agree to certain restrictive covenants, including restrictions on the solicitation of customers and employees and restrictions on the use of confidential information.
The Potential Payments Upon Separation table below summarizes the payments and benefits that would have been payable to the named executive officers under the Senior Executive Severance Plan and other retention incentives in the event of a termination without “cause” or by the executive for “good reason” on December 31, 2024.
Involuntary Termination Following a Change of Control
The Compensation Committee adopted the Change of Control Plan in order to provide severance benefits to a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” following a change of control of the company.
Pursuant to the Change of Control Plan, a named executive officer would receive payments and benefits in the event of a termination of employment without “cause” or by the executive for “good reason” within two years following a change of control of the company (each a “Qualified Termination” as defined in the Change of Control Plan). In the event of a Qualified Termination during 2024, such named executive officer would be eligible to receive the following severance benefits under the Change of Control Plan:
•Severance payment. The named executive officer would receive a lump sum cash severance payment in an amount equal to two and one-half times the sum of his base salary and target annual incentive, in the case of Mr. McInerney, and two times the sum of his or her base salary and target annual incentive, in the case of the other named executive officers, payable within 60 days following termination.
•Pro rata annual incentive award. The named executive officer would receive a lump sum cash payment based on the annual incentive award that would have been payable with respect to the fiscal year in which the Qualified Termination occurs (determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target”), prorated to the nearest half-month to reflect the portion of the fiscal year that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.
•Vesting of time-based long-term incentive awards. Stock options, SARs, RSUs and other cash and stock awards with time-based vesting restrictions held by the named executive officer would become immediately vested as of a Qualified Termination, and stock options and SARs would remain exercisable until the award’s regular expiration date. The named executive officers did not have any unvested stock options or SARs as of December 31, 2024.
•Vesting of performance-based long-term incentive awards. Performance-based equity and cash awards held by the named executive officer would become vested and be deemed earned based on actual pro rata performance as of the date of a Qualified Termination, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target,” prorated to the nearest half-month to reflect the portion of the performance period that had elapsed prior to the Qualified Termination, and payable within 60 days following termination.

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•Payment related to health and life insurance benefits. The named executive officer would receive a lump sum cash payment, payable within 60 days of the date of termination, equal to the monthly cost of the employer portion to provide the group medical, dental, vision, and/or prescription drug plan benefits the employee had been receiving before the qualified termination, multiplied by 18, and he or she would continue to receive life insurance coverage for 18 months.
•Retirement plan provisions. The named executive officer would become fully vested in any funded or unfunded nonqualified pension, retirement or deferred compensation plans in which he or she participates. All named executive officers are already fully vested in the Restoration Plan balances noted above in the 2024 Non-Qualified Deferred Compensation Table as of December 31, 2024.
The Change of Control Plan provides that in the event the participant would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (the “Code”) (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits as provided under Section 280G of the Code), the payments and benefits would be reduced to the maximum amount that does not trigger the excise tax, unless the executive would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.
If an executive becomes eligible to receive benefits under the Change of Control Plan, he or she will not be eligible to receive benefits under the Senior Executive Severance Plan.
The Potential Payments Upon Separation table below summarizes the payments and benefits that would have been payable to the named executive officers under the Change of Control Plan in the event of a Qualified Termination as of December 31, 2024, excluding any amount that may be subject to a 20% excise tax.
Death or Disability
In the event of death or total disability, named executive officers (or their designated beneficiary) would generally be eligible to receive the following:
•Long-Term Incentive Awards. In the event of death: (i) all unvested stock options and SARs would become vested and exercisable; (ii) all unvested RSUs would become vested; and (iii) any unvested PSUs would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the inception of the performance period until the date of termination. Furthermore, all such performance-based awards would pay out at the end of the regular performance period based on actual performance. In the event of termination due to total disability, the treatment of outstanding stock options, SARs, RSUs, and PSUs is the same as in the event of death. The named executive officers did not have any unvested stock options or SARs as of December 31, 2024.
•Annual Incentive. Named executive officers (or their designated beneficiary) would receive a prorated portion of any annual incentive award, based on actual performance results.
•Retirement Programs. Executive officers (or their designated beneficiary) would become vested in the SERP benefits shown in the 2024 Pension Benefits Table. All named executive officers are fully vested in the Restoration Plan balance reported in the 2024 Non-Qualified Deferred Compensation Table (which includes the 2023 contribution to the Restoration Plan, based on 2023 compensation) as of December 31, 2024.
•Life Insurance Programs. In the event of death, the beneficiary of the named executive officer would receive payments pursuant to the Leadership Life and Executive Life Programs in the form of death benefits. In the event of disability, the named executive officer would receive one year of continued Leadership Life Program premiums.
The Potential Payments Upon Separation table below summarizes the payments and benefits payable to the named executive officers (or their designated beneficiary) in the event of death or total disability as of December 31, 2024.

2025 Proxy Statement	95

Executive Compensation

Retirement
Upon a voluntary termination, an executive who has achieved the defined retirement criteria per the applicable program would be eligible to receive the following:
•Leadership Life Program. Under the Leadership Life Program, if an executive reaches age 60 with 10 years of service and then retires, we will continue to pay premiums until the later of age 65 or until a total of 10 annual premium payments have been made.
•Long-Term Incentive Awards. All unvested SAR and RSU awards would immediately vest and become exercisable if the participant is at least age 60 with five years of service at retirement. PSUs would become vested on a pro rata basis as of the date of termination based on the number of full months elapsed from the inception of the performance period until the date of termination, based on actual performance for the entire performance period.
•Pro Rata Annual Incentive Award. If the executive is at least age 60 with ten years of service or age 55 with twenty-five years of service at retirement, payment would be based on the participant’s target and business performance prorated for the number of months worked during the year of retirement.
The Potential Payments Upon Separation table below summarizes the payments and benefits that would have been payable to the named executive officers in the event of retirement as of December 31, 2024.
Potential Payments Upon Separation

		Mr. McInerney	Mr. Upton	Ms. Saltzgaber	Mr. Karawan	Ms. Arland
Involuntary Termination of Employment (Without a Change of Control)
Cash Severance	(1)	$6,000,000	$1,462,500	$1,500,000	$1,260,000	$1,000,000
Pro-Rated Annual Incentive Award	(2)	$3,300,000	$1,342,000	$1,575,000	$1,040,000	$815,000
Payments Related to Health Benefits	(3)	$27,099	$25,113	$24,198	$11,757	$18,624
Long Term Incentives	(4)	$9,871,174	$1,808,265	$995,786	$1,432,494	$842,994
SERP Vesting	(5)	—	—	—	—	—
Total		$19,198,273	$4,637,878	$4,094,984	$3,744,251	$2,676,618
Involuntary Termination of Employment Following a Change of Control
Cash Severance	(6)	$7,500,000	$2,925,000	$3,000,000	$2,520,000	$2,000,000
Pro-Rated Annual Incentive Award	(7)	$3,300,000	$1,342,000	$1,575,000	$1,040,000	$815,000
Payments Related to Health Benefits	(8)	$40,648	$37,670	$36,298	$17,635	$27,937
Long Term Incentives	(9)	$9,871,174	$2,670,468	$1,558,649	$1,978,672	$1,298,987
SERP Vesting	(5)	—	—	—	—	—
Continued Life Insurance	(10)	—	$72,069	$29,624	$70,789	$3,748
Total		$20,711,822	$7,047,207	$6,199,571	$5,627,096	$4,145,672
Retirement
Pro-Rated Annual Incentive Award	(11)	$3,300,000	$1,342,000	$1,575,000	$1,040,000	—
Long Term Incentives	(12)	$9,871,173	$2,670,468	$1,558,649	$1,978,672	—
Leadership Life Program	(13)	—	$57,163	$20,555	$57,609	—
Total		$13,171,173	$4,069,631	$3,154,204	$3,076,281	—
Death
Pro-Rated Annual Incentive Award	(11)	$3,300,000	$1,342,000	$1,575,000	$1,040,000	$815,000
Long Term Incentives	(12)	$9,871,173	$2,670,468	$1,558,649	$1,978,672	$1,298,987
SERP Vesting	(5)	—	—	—	—	—
Leadership Life Program	(14)	—	$2,000,000	$2,000,000	$2,000,000	$1,312,500
Executive Life Insurance Program	(15)	—	$1,716,738	$1,746,725	$1,746,725	$1,746,725
Total		$13,171,173	$7,729,206	$6,880,374	$6,765,397	$5,173,212
Disability
Pro-Rated Annual Incentive Award	(11)	$3,300,000	$1,342,000	$1,575,000	$1,040,000	$815,000
Long Term Incentives	(12)	$9,871,173	$2,670,468	$1,558,649	$1,978,672	$1,298,987
SERP Vesting	(5)	—	—	—	—	—
Leadership Life Program	(16)	—	$38,109	$13,703	$38,406	$2,007
Total		$13,171,173	$4,050,577	$3,147,352	$3,057,078	$2,115,994

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(1)Reflects a cash severance in the amount of a multiple (2.0 for Mr. McInerney and 1.0 for the other named executive officers) times the sum of base salary and target annual incentive.
(2)Reflects an annual incentive award based on actual performance results through the end of 2024. Annual incentive awards under the Senior Executive Severance Plan are determined based on actual pro rata performance. These amounts are reported as 2024 compensation in the Summary Compensation Table.
(3)Represents a lump sum cash payment equal to the company cost of 12 months of continued health coverage.
(4)Reflects the combined aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2024 of $6.99) that would immediately vest as of the executive’s termination and the aggregate value of 2022-2024, 2023-2025, and 2024-2026 PSUs that would remain outstanding following the executive’s termination, and could be earned, if at all, at the end of the performance period based on actual results, prorated to the nearest half-month to reflect the portion of the performance period year that had elapsed prior to the date of termination.
The RSU awards for which vesting would accelerate are those awards that would have become vested on the award’s next regularly scheduled vesting date based on continued employment. The PSU awards reflect a payout of 2022-2024 PSUs based on actual performance through the end of the performance period, pro rata payout of 2023-2025 based on target level of performance, and 2024-2026 PSUs based on a target level of performance.
(5)Reflects the incremental value of accelerated SERP benefits for each participating continuing named executive officer, on a fully vested basis, as noted in the 2024 Pension Benefits Table.
(6)Reflects a lump sum cash severance payment, payable within 60 days of the date of termination in an amount equal to two and one half times the sum of base salary and target annual incentive in the case of Mr. McInerney, and two times base salary plus two times target annual incentive in the case of the other named executive officers.
(7)Reflects lump sum cash payment of the current-year annual incentive award based on actual performance results through the end of 2024. Annual incentive awards under the Change of Control Plan are determined based on actual pro rata performance, to the extent such performance can be reasonably established, or otherwise based on an assumed achievement of all relevant performance goals at “target.” These amounts are reported as 2024 compensation in the Summary Compensation Table.
(8)Represents a lump sum cash payment equal to the company cost of 18 months of continued health coverage.
(9)Reflects the combined aggregate value of RSUs and PSUs. The aggregate value of RSUs (based on the closing price of Genworth common stock on December 31, 2024 of $6.99) that would immediately vest as of the executive's termination. Pursuant to the 2014 Change of Control Plan, 2022-2024, 2023-2025, and 2024–2026 PSUs would become vested and be deemed earned based on actual pro rata performance as of the date of a participant’s Qualified Termination, to the extent such performance can be reasonably established in the sole discretion of the Compensation Committee, or otherwise based on an assumed achievement of all relevant performance goals at “target.” Amounts in the table above reflect the aggregate value (based on the closing price of Genworth common stock on December 31, 2024 of $6.99) of 2022–2024 PSUs, which would become vested based on actual performance through the end of the performance period, a pro rata payout of 2023–2025 PSUs based on a target level of performance and a pro rata payout of 2024–2026 PSUs based on a target level of performance.
(10)Reflects the estimated value of premium payments for 18 months of continued coverage under the Leadership Life and Executive Life Programs.
(11)Reflects an annual incentive award based on actual performance results through the end of 2024. Annual incentive awards upon retirement, death or disability are determined based on actual pro rata performance. These amounts are reported as 2024 compensation in the Summary Compensation Table.
(12)Reflects the combined aggregate value of RSUs which would immediately vest as of the executive’s death, total disability, or retirement and a payout of 2022-2024 PSUs based on actual amounts awarded, a pro rata payout of 2023-2025 and 2024-2026 based on target level of performance (in each case based on the closing price of Genworth common stock on December 31, 2024 of $6.99).
(13)Reflect the total of the five remaining annual premium payments for Mr. Upton. Mr. McInerney is not eligible for additional benefits under the program.
(14)Represents death benefits payable to the named executive officer’s beneficiary in the event of death.
(15)Pursuant to the terms of the Executive Life Program, we will use the proceeds from a company-owned life insurance policy to pay the named executive officer’s beneficiary a $1 million payment, plus a gross-up on federal and state income taxes related to that payment.
(16)Represents the value of one year of continued premium payments in the event of total disability.

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Executive Compensation

CEO Pay Ratio
The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
As of December 31, 2024, our total number of U.S. employees was 2,755 and our total number of non-U.S. employees was 209. In determining our median employee, we did not exclude any non-U.S. employees from our total employee population.
To determine our median employee pay, we chose the sum of base salary and target annual incentive as our consistently applied compensation measure. For hourly employees, we used their anticipated hours worked to determine annual base pay. Using this methodology, and after ranking all included employees by this measurement, we identified the median employee for 2024 and calculated their total annual compensation.
This median employee’s total annual compensation for 2024 was $99,838. The annual total compensation of our CEO for 2024, as shown in the 2024 Summary Compensation Table, was $9,639,093. Accordingly, the ratio of CEO pay to median employee pay was 97:1.

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Executive Compensation

2024 Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between “compensation actually paid” (“CAP”) (as computed in accordance with Item 402(v) of Regulation S-K) to our Principal Executive Officer (“PEO”) and to our other NEOs and certain financial performance of the company. Compensation actually paid, as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year. We generally seek to incentivize long-term performance, and therefore do not specifically align our performance measures with “compensation actually paid” for a particular year. In addition, as discussed below, the adoption of accounting guidance related to the recognition and measurement of long-duration insurance contracts, commonly known as long-duration targeted improvements ("LDTI"), significantly changed the recognition and measurement of insurance assets and liabilities and created increased volatility in the company’s U.S. GAAP earnings as compared to the previous accounting standard. Therefore, the company will continue to review and evaluate performance measures for its executive compensation programs. For information concerning the company’s pay-for-performance philosophy and how the company aligns executive compensation with the company’s performance, refer to the Compensation Discussion and Analysis section.

Year	Summary compensation table total for PEO(1)	Compensation actually paid to PEO(2)	Average summary compensation table total for non- PEO named executive officers(3)	Average compensation actually paid to non-PEO named executive officers(2)(4)	Value of initial fixed $100 investment based on:		Net income ($millions)(6)	Adjusted Operating Income (excluding LTC and Life & Annuities segments) ($millions)(6)(7)
					Total shareholder return	Peer group total shareholder return(5)
2024	$9,639,093	$10,198,873	$3,407,214	$3,654,900	$158.86	$125.76	$299	$487
2023	$9,868,918	$14,403,247	$2,991,489	$2,688,076	$151.82	$97.63	$76	$471
2022	$9,448,366	$13,381,239	$3,165,862	$3,780,344	$120.23	$89.91	$916	$526
2021	$8,499,379	$20,058,727	$4,843,984	$6,375,531	$92.05	$107.76	$850	$444
2020	$7,357,588	$14,175,425	$5,632,375	$4,454,266	$85.91	$102.61	$178	$310
(1)Our PEO in 2020, 2021, 2022, 2023 and 2024 was Mr. Thomas McInerney.
(2)The dollar amounts reported in this column represent the amount of “compensation actually paid” as calculated in accordance with Item 402(v) of SEC Regulation S-K. The following adjustments were made to the PEO’s total compensation as reported in the Summary Compensation Table for each applicable fiscal year and the average of the total compensation for the other non-PEOs as reported in the Summary Compensation Table for each applicable fiscal year to determine compensation actually paid to the PEO and the other non-PEOs, an average, respectively:

	PEO	Non-PEO Averages
Adjustments	2024	2024
Subtract Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(4,975,108)	$(1,443,045)
Add ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End(a)	$5,853,874	$1,693,341
Add/(subtract) for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, the change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$575,274	$48,503
Add/(subtract) for Awards Granted during Prior FY that Vested During Applicable FY, change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(894,260)	$(51,113)
Total Adjustments	$559,780	$247,686

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(a)    For purposes of the foregoing, the fair value of the stock awards at all applicable dates was calculated using the same methodology (including applicable assumptions) as used to account for share-based payments in company’s financial statements. The assumptions used in calculating the fair value of awards at the applicable dates did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table for the applicable year, except that (i) the weighted fair value calculations of the PSUs subject to the Enact Adjusted Operating Income metric and the U. S. Life Insurance Companies Net Present Value Rate Actions metric, which were granted February 26, 2024, assumed a payout at 109% as of December 31, 2024; (ii) the weighted fair value calculations of the PSUs subject to the Enact Adjusted Operating Income metric and the U. S. Life Insurance Companies Core Pre-tax Statutory Income metric, which were granted February 16, 2023, assumed a payout at 57% as of December 31, 2024; (iii) the PSUs subject to the Enact Adjusted Operating Income metric and the U. S. Life Statutory Net Income metric which were granted February 17, 2022, assumed a payout at 18% as of December 31, 2024; and (iv) for awards subject to the TSR metric, the assumptions used in the Monte Carlo calculation to determine the fair value as of December 31, 2024, 2023 and 2022 did not materially differ, from the assumptions used in the Monte Carlo calculation used to determine the grant date fair values.
(3)The non-PEOs included in the 2024 average are: Jerome Upton, Kelly Saltzgaber, Gregg Karawan, and Jamala Arland.
(4)The 2023 non-PEO compensation actually paid has been updated from prior year disclosure of $2,700,487 to the 2023 amount in the table above as an error in calculating was corrected.
(5)Peer Group is the S&P 600 SmallCap 600 Insurance Index, the published industry or line-of-business index used for the stock performance graph reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(6)Except for the year ended December 31, 2020, net income and adjusted operating income (excluding LTC and Life & Annuities segments) have been re-presented to reflect the adoption of LDTI. The company adopted LDTI on January 1, 2023, using a January 1, 2021 transition date to retrospectively apply the new accounting standard to comparable prior periods. Accordingly, adjusted operating income of $310 million for the year ended December 31, 2020 is presented under the accounting basis prior to the adoption of LDTI.
(7)In accordance with SEC rules, the company is required to include in the Pay versus Performance Table the “most important” financial performance measure (as determined by the company) used to link compensation actually paid to our executive officers to company performance for the most recently completed fiscal year. The company determined Adjusted Operating Income (excluding LTC and Life & Annuities segments), which is a metric included in our 2025 incentive program, meets this requirement and therefore, we have included this performance measure in the Pay versus Performance Table. The following table presents a reconciliation of net income to adjusted operating income (excluding LTC and Life & Annuities segments) for the reportable years ending December 31:

(Amounts in millions)	2024	2023	2022	2021
Net income available to Genworth Financial, Inc.’s common stockholders	$299	$76	$916	$850
Add: net income attributable to noncontrolling interests	128	123	130	33
Add: net income from discontinued operations attributable to noncontrolling interests	—	—	—	8
Net income	427	199	1,046	891
Less: income (loss) from discontinued operations, net of taxes	(10)	—	—	27
Income from continuing operations	437	199	1,046	864
Less: net income from continuing operations attributable to noncontrolling interests	128	123	130	33
Income from continuing operations available to Genworth Financial, Inc.’s common stockholders	309	76	916	831
Adjustments to income from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net(i)	(17)	(25)	2	(322)
Changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges(ii)	(43)	(22)	(142)	(210)
(Gains) losses on early extinguishment of debt(iii)	2	(2)	6	45
Expenses related to restructuring	12	4	2	34
Pension plan termination costs	—	—	8	—
Taxes on adjustments	10	10	26	96
Adjusted operating income available to Genworth Financial, Inc’s common stockholders	273	41	818	474
Less: Long-Term Care Insurance segment	(176)	(242)	320	126
Less: Life & Annuities segment	(38)	(188)	(28)	(96)
Adjusted operating income (excluding LTC and Life & Annuities segments)	$487	$471	$526	$444
(i)For the years ended December 31, 2024 and 2023, net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $4 million and $2 million, respectively.
(ii)Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(30) million, $(10) million, $(38) million, and $(50) million for the years ended December 31, 2024, 2023, 2022 and 2021, respectively.
(iii)(Gains) losses on early extinguishment of debt were net of the portion attributable to noncontrolling interests of $2 million for the year ended December 31, 2024.

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Relationship between Compensation Actually Paid to our NEOs and
Company Performance Measures
As described in more detail in our Compensation Discussion and Analysis section, the company’s executive compensation program reflects a pay-for-performance philosophy. While the company utilizes several performance measures to align executive compensation with company performance, all of those measures are not presented in the Pay versus Performance table above. Moreover, as discussed above, the company generally seeks to incentivize long-term performance, and therefore does not specifically align the company’s performance measures with CAP for a particular year. The Compensation Committee does not utilize CAP as the basis for making compensation decisions. In accordance with SEC rules, the charts below describe the relationship between compensation actually paid to our PEO and other NEOs (as calculated above) and our financial and stock performance for the indicated years. Please refer to the 2024 Pay versus Performance Table above for more details on each measure. In addition, the first chart compares the company’s cumulative TSR and our Peer Group’s cumulative TSR for the indicated years.
CAP versus Company and Peer Group TSR
Our compensation program is designed to align with total shareholder return by being heavily comprised of equity for executive officers, with 62% of PEO and approximately 52.5% of all Non-PEO’s target compensation in equity as described in Key Compensation Program Elements on page 72.
Pay versus TSR 2020 - 2024

■	PEO CAP	■	Average Non-PEO CAP	Genworth TSR	Peer TSR

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CAP versus Net Income and Adjusted Operating Income (excluding LTC and Life & Annuities segments)
As shown in the table above, the company’s net income and adjusted operating income (excluding LTC and Life & Annuities segments) has varied over the five-year measurement period due to the impacts of the COVID-19 pandemic on our businesses as well as the implementation of LDTI.
Additionally, net income and adjusted operating income (excluding LTC and Life & Annuities segments) may not move directionally or proportionally with PEO and Non-PEO CAP. This is due to the large portion of PEO and Non-PEO compensation that is equity-based compensation as well as the significant volatility from LDTI on the company’s U.S. GAAP earnings, including net income and adjusted operating income (excluding LTC and Life & Annuities segments).
Pay versus Net Income 2020 - 2024

■	PEO CAP	■	Average Non-PEO CAP	Net Income
Pay versus Adjusted Operating Income (excluding LTC and Life & Annuities segments) 2020 - 2024

■	PEO CAP	■	Average Non-PEO CAP	Adjusted Operating Income (Excluding LTC and Life & Annuities Segments)

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Company Selected Financial Performance Measures
For 2024, the company selected the following financial performance measures that link compensation actually paid to our NEOs to the company’s performance for the most recently completed fiscal year. The company will continue to review and evaluate performance measures for its executive compensation programs, as the company measures performance of its U.S. life insurance subsidiaries using multiple key performance indicators, including in-force rate action approvals as well as on statutory accounting results. For further information concerning the company’s pay-for-performance philosophy and how the company aligns executive compensation with the company’s performance, refer to the Compensation Discussion and Analysis section.
•Adjusted Operating Income (excluding LTC and Life & Annuities segments)
•U.S. Life Insurance Companies Net Income (Loss) under Statutory Accounting Principles
•Relative Total Shareholder Return

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Proposal 3 Approval of the 2025 Genworth Financial, Inc. Omnibus Incentive Plan

On March 19, 2025, our Board of Directors approved, subject to stockholder approval at the 2025 Annual Meeting, the 2025 Genworth Financial, Inc. Omnibus Incentive Plan (the “2025 Plan”). The 2025 Plan will become effective as of the date it is approved by our stockholders (the “Effective Date”).
The 2025 Plan is intended to serve as the successor to the 2021 Genworth Financial, Inc. Omnibus Incentive Plan (the “2021 Plan”). As of March 19, 2025, there were approximately 19,053,890 shares of our common stock subject to outstanding awards under the 2021 Plan, the company's 2018 Omnibus Incentive Plan (the “2018 Plan”), the company’s 2012 Omnibus Incentive Plan (the “2012 Plan”) and the company’s 2004 Omnibus Incentive Plan (the “2004 Plan,” and together with the 2021 Plan, 2018 Plan and 2012 Plan, the “Prior Plans”). As of such date, there were approximately 12,856,796 shares of our common stock reserved and available for future awards under the 2021 Plan (and no future awards could be granted under the 2018 Plan, the 2012 Plan or the 2004 Plan).
The 2021 Plan has been the sole source of shares for all equity incentive awards granted to our officers, employees and directors since 2022, and during such time we have never sought stockholder approval of any increase in the number of shares available for issuance under the 2021 Plan. If our stockholders approve the 2025 Plan, all future equity awards will be made from the 2025 Plan, and we will not grant any additional awards under the 2021 Plan.
If the 2025 Plan is approved by stockholders, as of the Effective Date, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2025 Plan will be 10,500,000, plus (i) the number of shares remaining available for grant under the 2021 Plan as of the Effective Date (not to exceed 12,800,000), plus (ii) a number of additional shares underlying awards outstanding as of the Effective Date under the Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason (not to exceed 19,000,000). Approval of the 2025 Plan will enable the company to continue making equity compensation grants that will serve as incentives to recruit and retain key employees and to continue aligning the interests of its employees with stockholders.
A summary of the 2025 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2025 Plan, which is attached to this Proxy Statement as Appendix A.

The Board of Directors recommends that Stockholders vote FOR the approval of the 2025 Genworth Financial, Inc. Omnibus Incentive Plan.

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Promotion of Sound Corporate Governance Practices
We have designed the 2025 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers and non-employee directors with the interests of stockholders and the company. These features include, but are not limited to, the following:
•No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
•Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase or a cancellation and regrant of “underwater” awards.
•Minimum Vesting Requirements. Subject to certain limited exceptions, all awards granted under the 2025 Plan will either (i) be subject to a minimum vesting period of one year, or (ii) be granted solely in exchange for foregone cash compensation.
•No Liberal Share Recycling. Shares retained by or delivered to the company to pay the exercise price of a stock option or SAR, or to satisfy tax withholding obligations in connection with the exercise or settlement of any awards count against the number of shares remaining available under the 2025 Plan.
•Fungible Share Pool. The 2025 Plan utilizes a fungible share pool under which each regular stock option and SAR counts as one share against the share reserve and each full-value award counts as 1.25 shares against the share reserve.
•No Dividends on Unearned Awards. The 2025 Plan prohibits the current payment of dividends or dividend equivalent rights on all unearned awards.
•Awards Subject to Clawback Policies. Awards under the 2025 Plan will be subject to any compensation recoupment policy that the company may adopt from time to time. As described above, the company maintains a clawback policy that complies with NYSE listing standards and a supplemental discretionary clawback policy that applies to incentive compensation earned by or paid to certain covered officers.
•No Tax Gross-Ups. The 2025 Plan does not provide for any tax gross-ups.
•No Single-Trigger Change in Control Acceleration. If awards granted under the 2025 Plan are assumed by the successor entity in a change of control of the company, such awards will not automatically vest and pay out upon the change of control.
Key Data Relating to Outstanding Equity Awards and Shares Available
The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plans as of March 19, 2025 (and without giving effect to approval of the 2025 Plan under this Proposal):

	Prior Plans
Total shares underlying outstanding stock options and SARs	143,000
Weighted-average exercise price of outstanding stock options and SARs	$7.53
Weighted-average remaining contractual life of outstanding stock options and SARs (years)	.03
Total shares underlying outstanding full value awards (vested and unvested)	19,053,890	(1)
Total shares currently available for grant	12,856,796
Common Stock outstanding as of March 19, 2025	415,879,361
Market Price of Common Stock as of March 19, 2025	$6.92
(1)Assumes performance-based awards will vest and pay out based on maximum performance levels being achieved.

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Summary of the 2025 Plan
Purpose. The purpose of the 2025 Plan is to promote the interests of the company and its stockholders by strengthening the ability of the company to attract, motivate, reward, and retain qualified individuals upon whose judgment, initiative, and efforts the financial success and growth of the business of the company largely depend, and to provide an opportunity for such individuals to acquire stock ownership and other rights that promote and recognize the financial success and growth of the company.
Administration. The 2025 Plan will be administered by a committee (the “Committee”) of the Board. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2025 Plan; interpret the terms and intent of the 2025 Plan and any award certificate; and make all other decisions and determinations that may be required under the 2025 Plan. Unless and until changed by the Board, the Compensation Committee is designated as the Committee to administer the 2025 Plan.
Eligibility. The 2025 Plan permits the grant of incentive awards to employees, officers, non-employee directors, and consultants of the company and its affiliates as selected by the Committee. As of March 19, 2025, approximately 2,600 employees, nine non-employee directors and no consultants would have been eligible to participate in the 2025 Plan.
Permissible Awards. The 2025 Plan authorizes the granting of awards in any of the following forms:
•Market-priced stock options to purchase shares of our common stock (for a term not to exceed 10 years), which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);
•SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);
•Restricted stock awards (including performance shares), which are subject to restrictions on transferability and subject to forfeiture on terms set by the Committee, including time-based and/or performance-based vesting conditions;
•RSUs (including performance stock units), which represent the right to receive shares of common stock (or an equivalent value in cash, as specified in the award certificate) at a designated time in the future, subject to time-based and/or performance-based vesting conditions set by the Committee;
•Non-employee director awards, including DSUs, which represent a vested right to receive shares of common stock at a designated time in the future;
•Other stock-based awards that are denominated in, or valued by reference to, shares of our common stock; and
•Cash-based awards, including performance-based annual bonus awards.
Shares Available for Awards. Subject to adjustment in the event of stock splits and similar events, the aggregate number of shares of common stock reserved and available for issuance pursuant to awards granted under the 2025 Plan is 10,500,000, plus (i) the number of shares remaining available for grant under the 2021 Plan as of the Effective Date (not to exceed 12,800,000), plus (ii) a number of additional shares underlying awards outstanding as of the Effective Date under the Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason (not to exceed 19,000,000).
Share Counting. As noted above, the 2025 Plan utilizes a fungible share pool under which each stock option and SAR counts against the share reserve on a one-for-one basis, and each full-value award counts against the share reserve on a greater than one-for one basis. Specifically:
•The full number of shares subject to a stock option shall count against the shares remaining available under the 2025 Plan, even if the exercise price of the stock option is satisfied in whole or in part through net-settlement or by delivering shares to the company.

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•The full number of shares originally subject to an award of SARs shall count against the shares remaining available under the 2025 Plan.
•Full-value awards (which are any awards other than options or SARs) that are settled in stock shall count against the shares remaining available under the 2025 Plan as 1.25 shares for each share covered by such awards.
•Shares withheld or repurchased from an award to satisfy tax withholding requirements shall count against the shares remaining available under the 2025 Plan, and shares delivered to satisfy tax withholding requirements shall not be added to the 2025 Plan share reserve.
•To the extent that an award granted under the 2025 Plan is canceled, terminates, expires, is forfeited or lapses for any reason, including by reason of failure to achieve maximum performance goals, any unissued or forfeited shares will be added back to the 2025 Plan share reserve and again be available for issuance under the 2025 Plan.
•Shares subject to awards settled in cash will be added back to the 2025 Plan share reserve and again be available for issuance under the 2025 Plan.
•The Committee may grant awards under the 2025 Plan in substitution for awards held by employees of another entity who become employees of the company as a result of a business combination, and such substitute awards will not count against the 2025 Plan share reserve.
Annual Limit on Non-Employee Director Awards. The maximum number of shares subject to awards that may be granted in any calendar year to any non-employee director is limited to a number that, combined with any cash fees or other compensation paid to such non-employee director, shall not exceed $750,000 in total value.
Minimum Vesting Requirements. Awards granted under the 2025 Plan will be subject to a minimum vesting period of one year; provided, that the following awards shall not be subject to such minimum vesting requirement: any (i) substitute awards granted in connection with a business combination, (ii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the date of the next annual meeting of shareholders after the immediately preceding year’s annual meeting (provided that the period between annual meetings is not less than 50 weeks), and (iii) awards up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2025 Plan. The minimum vesting requirement does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of an award, including in cases of termination of employment, in the terms of the award certificate or otherwise.
Treatment of Awards upon a Change of Control. If the successor entity in a change of control of the company assumes and maintains awards granted under the 2025 Plan, those awards will not automatically vest and pay out upon the change of control. Alternatively, unless the Committee determines otherwise or unless otherwise specifically prohibited under applicable laws or by the rules of any stock exchange on which our common stock is listed, in the event of a change of control of the company in which a successor entity fails to assume and maintain awards under the 2025 Plan:
•all time-vesting awards will fully vest as of the effective date of the change of control and will be distributed or paid to the participant within 30 days following the change of control.
•all performance-vesting awards will fully vest as of the effective date of the change of control, will be deemed earned based on the target performance being attained for the performance period in which the change of control occurs, and will be distributed or paid to the participant within 30 days following the change of control pro rata based on the portion of the performance period elapsed on the date of the change of control.

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Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Committee may permit other transfers (other than transfers for value). A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.
Adjustments. In the event of a transaction between the company and its stockholders that causes the per-share value of the company’s common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2025 Plan will be adjusted proportionately, and the Committee must make such adjustments to the 2025 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of any corporate event or transaction involving the company, such as a merger, consolidation, reorganization, recapitalization, stock split, a stock dividend, spin-off, or a combination or exchange of shares, dividend in kind or other like change in capital structure, the Committee may, in its sole discretion, make such other appropriate adjustments to the terms of any outstanding awards to reflect such changes or distributions and to modify any other terms of outstanding awards.
Termination and Amendment. The Board may, at any time and from time to time, terminate or amend the 2025 Plan, but if an amendment would constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. No termination or amendment of the 2025 Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. Unless sooner terminated, the 2025 Plan will terminate on the tenth anniversary of its adoption by the Board or, if the stockholders approve an amendment to the 2025 Plan that increases the number of shares subject to the 2025 Plan, the tenth anniversary of the date of such approval.
The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the stockholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, by cancellation and regrant, replacement, substitution, surrender or otherwise, without stockholder approval.
Clawback Policies. Awards under the 2025 Plan will be subject to any compensation recoupment policy (sometimes referred to as a “clawback policy”) of the company as adopted from time to time. As described above, the company maintains clawback policies that apply to incentive compensation earned by or paid to certain covered officers.
Certain U.S. Federal Income Tax Effects
The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2025 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local income tax consequences are not discussed, and may vary from locality to locality.
Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the company upon the grant of a nonstatutory stock option under the 2025 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

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Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
SARs. A participant receiving a SAR under the 2025 Plan will not recognize income, and the company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the company will be allowed a corresponding federal income tax deduction at that time.
Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.
Restricted or Deferred Stock Units. A participant will not recognize income, and the company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).
Cash-Based Awards. A participant will not recognize income, and the company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).
Tax Withholding. The company has the right to deduct or withhold, or require a participant to remit to the company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2025 Plan.
Benefits to Named Executive Officers and Others
No awards have been granted under the 2025 Plan. If the 2025 Plan is approved by stockholders, awards will be made at the discretion of the Committee or pursuant to delegated authority. Therefore, it is not presently possible to determine the benefits or amounts that will be received by such persons or groups pursuant to the 2025 Plan in the future.

2025 Proxy Statement	109

Audit Matters

Proposal 4 Ratification of the Selection of KPMG LLP as the Independent Registered Public Accounting Firm for 2025

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our consolidated financial statements and to attest to the effectiveness of our internal control over financial reporting. The Audit Committee has selected KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2025. KPMG has served continuously as our independent auditor in connection with and since our initial public offering in 2004. KPMG is a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.
Each year, the Audit Committee evaluates the qualifications, performance and independence of the company’s independent auditor and determines whether to re-engage the current independent auditor for the following year. In doing so, the Audit Committee considers, among other things:

external data relating to audit quality and performance, including recent PCAOB reports on KPMG and its peer firms	KPMG’s tenure as our independent auditor and its familiarity with our operations and businesses, accounting policies and practices and internal control over financial reporting
the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and technical expertise	KPMG’s independence

Based on this evaluation, the members of the Audit Committee and our Board believe that the continued retention of KPMG is in the best interests of the company and our stockholders.
KPMG representatives are expected to attend the 2025 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.
We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

The Board recommends that stockholders vote FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year 2025.

110	Genworth Financial, Inc.

Audit Matters

Review and Engagement of Independent Registered Public Accounting Firm
Upon the approval of the Audit Committee, Genworth retained KPMG to audit our consolidated financial statements for 2024 and to attest to the effectiveness of the company’s internal control over financial reporting. In addition, Genworth retained KPMG, as well as other accounting firms, to provide other accounting and advisory services in 2024.
The Audit Committee recognizes the importance of maintaining the independence of the company’s independent auditor, both in fact and appearance. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a rotation of the independent auditor. In addition, the Audit Committee has adopted restrictions on our hiring of certain persons associated with KPMG or its affiliates, including any partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company’s financial statements. The PCAOB and Audit Committee also require the lead KPMG partner assigned to our audit to be rotated at least every five years. The Audit Committee and its Chair are directly involved in the selection of the new lead partner.
Approval of Audit and Non-Audit Services
We understand the need for KPMG to maintain objectivity and independence in its audit of our consolidated financial statements. As required by our Independent Auditor Services Policy, the Audit Committee’s charter and applicable SEC and PCAOB rules and regulations, the Audit Committee pre-approves all audit, audit-related, tax and other permitted non-audit services performed by KPMG, including the amount of fees payable for such services, to ensure that the provision of such services does not impair KPMG’s independence. The Audit Committee may not delegate this responsibility to management. Certain audit and audit-related services and fees are pre-approved by the Audit Committee on an annual basis in connection with the engagement of KPMG as the company’s independent registered public accounting firm for the fiscal year. Other audit, audit-related and permitted non-audit services have been pre-approved by the Audit Committee pursuant to our Independent Auditor Services Policy and are subject to fee caps.
Any other audit, audit-related and permitted non-audit services and all tax services must be specifically pre-approved by the Audit Committee.

2025 Proxy Statement	111

Audit Matters

Auditor Fees
The aggregate fees billed by KPMG in 2024 and 2023 for professional services rendered were:

	2024	2023
Type of Fees	(in millions)
Audit Fees(1)	$9.4	$9.5
Audit-Related Fees(2)	1.0	0.9
Tax Fees(3)	—	—
All Other Fees(4)	0.1	0.1
Total	$10.5	$10.5
(1)Fees for services to perform an audit or review in accordance with either the standards of the PCAOB or similar bodies in other countries, or generally accepted auditing standards and services that generally only Genworth’s independent registered public accounting firm can reasonably provide, such as the audit of Genworth’s Annual Report on Form 10-K and related consolidated financial statements included in public offerings or filings, the review of the financial statements included in our Quarterly Reports on Form 10-Q, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.
(2)Fees for assurance and related services that are traditionally performed by Genworth’s independent registered public accounting firm, such as audit and related services for employee benefit plan audits, internal control reviews, document production requests, attest services not required by statute or regulation, activities and comfort letters, and consultation concerning financial accounting and reporting standards.
(3)Fees for tax compliance services totaled $4,200 and $4,000 for 2024 and 2023, respectively. Tax compliance generally involves preparation of original and amended tax returns, claims for refunds, tax payment planning services and assistance with tax audits and filing appeals.
(4)Fees not considered audit or audit-related, such as actuarial services.

112	Genworth Financial, Inc.

Audit Matters

Report of the Audit Committee
We have reviewed and discussed the company’s audited financial statements and management’s annual report on internal control over financial reporting with management, which has primary responsibility for the financial statements and related internal controls. KPMG LLP (“KPMG”), the company’s independent registered public accounting firm for 2024, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting. The committee has discussed with KPMG the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the U.S. Securities and Exchange Commission (the “SEC”). The committee has received the written disclosures and letters from KPMG in accordance with PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent accountant’s communications with the audit committee concerning independence, and the committee discussed with KPMG its independence. The committee also concluded that KPMG’s provision of audit and non-audit services to the company and its affiliates is compatible with KPMG’s independence.
Based on the review and discussions referred to above, the committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC. This report is provided by the following independent directors, who constitute the committee:
Robert P. Restrepo Jr., Chair
Karen E. Dyson
Melina E. Higgins
Elaine A. Sarsynski

2025 Proxy Statement	113

Approval of an Amendment to Genworth Holdings, Inc.’s Certificate of Incorporation

Proposal 5 Approval of an Amendment to the Amended and Restated Certificate of Incorporation of Genworth Holdings, Inc. to Remove “Pass-Through Voting” Provision

General
On April 1, 2013, Genworth Holdings, Inc. (“Genworth Holdings”) completed a holding company reorganization pursuant to which Genworth Holdings became a direct, 100% owned subsidiary of a new public holding company Genworth Financial, Inc. (“Genworth Financial” or “Genworth”). The reorganization was conducted pursuant to Section 251(g) of the Delaware General Corporation Law (the “DGCL”).
Effective upon the consummation of the reorganization, Genworth Holdings adopted the Amended and Restated Certificate of Incorporation of Genworth Holdings (the “Genworth Holdings Charter”), which provides that any act or transaction involving Genworth Holdings, other than the election or removal of directors, that requires the approval of Genworth as sole stockholder, will also require the approval of Genworth’s stockholders by the same vote as is required by the DGCL and the Genworth Holdings Charter, as the case may be (the “Pass-Through Voting Provision”). While this Pass-Through Voting Provision was required by Section 251(g) of the DGCL to be included in the Genworth Holdings Charter immediately upon completion of the reorganization, it is otherwise highly unusual for a wholly owned subsidiary of a public company to be subject to this requirement. Absent a provision like the Pass-Through Voting Provision, there is no general requirement under Delaware law that stockholders of a parent entity vote on acts or transactions involving the parent entity’s wholly owned subsidiaries.
The Board seeks approval from Genworth’s stockholders to amend the Genworth Holdings Charter to remove the Pass-Through Voting Provision as set forth below (the “Genworth Holdings Charter Amendment”). Among other things, the Genworth Holdings Charter Amendment would allow Genworth, as Genworth Holdings’ sole stockholder, to approve certain corporate actions relating to Genworth Holdings without the additional approval of Genworth’s stockholders.

114	Genworth Financial, Inc.

Approval of an Amendment to Genworth Holdings, Inc.’s Certificate of Incorporation

Reasons for Proposed Amendment
The Genworth Holdings Charter Amendment would put Genworth in the same position as most other public holding companies that operate through multiple subsidiaries. It is uncommon for the stockholders of public holding companies to have direct voting rights as to matters that affect only subsidiaries of the holding company. By removing this requirement, Genworth will gain the flexibility and efficiency currently realized by most other companies that operate under similar structures. In particular, removing this requirement will provide Genworth with additional flexibility to optimize and streamline its corporate structure in the future and achieve administrative cost savings.
Under Delaware law, certain actions at the subsidiary, including, without limitation, a change in domicile, a dissolution, certain mergers, or certain amendments to the certificate of incorporation of the subsidiary would require the approval of the parent corporation as the sole stockholder of the subsidiary but would not normally require a vote of the stockholders of the parent corporation. However, if the Pass-Through Voting Provision were to be retained in the Genworth Holdings Charter, then such acts or transactions would continue to require the approval of Genworth stockholders in addition to the approval of Genworth as sole stockholder of Genworth Holdings.
Obtaining the approval of the stockholders of a public corporation significantly delays the ability of Genworth Holdings to complete certain routine actions and increases costs, including through preparing a proxy statement and scheduling a vote, whether at a regular annual meeting or at a special meeting, of Genworth’s stockholders. Accordingly, to provide maximum flexibility and efficiency to Genworth to structure and operate Genworth Holdings for the benefit of Genworth’s stockholders without the burden of obtaining the additional approval of Genworth stockholders for acts or transactions by or involving Genworth Holdings, Genworth proposes to remove the Pass-Through Voting Provision from the Genworth Holdings Charter. Following the removal of the Pass-Through Voting Provision from the Genworth Holdings Charter, Genworth stockholders would continue to have the voting rights at Genworth typically provided to stockholders of a public holding company under Delaware law. Removing the Pass-Through Voting Provision would have no effect on the right of Genworth’s stockholders to vote on matters relating to Genworth, such as certain mergers or consolidations of Genworth, a sale of all or substantially all of Genworth’s assets, certain amendments to Genworth’s certificate of incorporation, or any other acts or transactions requiring the approval of Genworth’s stockholders under applicable law or regulation.
The board of directors of Genworth Holdings has approved and declared advisable the Genworth Holdings Charter Amendment in accordance with the DGCL, and Genworth in its capacity as sole stockholder of Genworth Holdings has approved the Genworth Holdings Charter Amendment in accordance with the DGCL and the Genworth Holdings Charter.
For the proposed Genworth Holdings Charter Amendment to be duly adopted, this proposal must receive the affirmative vote of the holders of a majority of the shares of common stock outstanding and entitled to vote thereon. If the proposal is approved, Genworth Holdings presently intends to file a Certificate of Amendment to the Genworth Holdings Charter setting forth the Genworth Holdings Charter Amendment with the Secretary of State of the State of Delaware to be effective promptly following the annual meeting, in the form attached as Appendix B. The Genworth Holdings Charter Amendment may be abandoned, and not implemented, at any time before it becomes effective, even if it is approved by Genworth stockholders.

2025 Proxy Statement	115

Approval of an Amendment to Genworth Holdings, Inc.’s Certificate of Incorporation

Specific Proposed Amendment
The Pass-Through Voting Provision that would be eliminated by the proposed Genworth Holdings Charter Amendment reads as follows:
Article XII. Section 251(G).
Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the DGCL or under this Certificate of Incorporation the approval of the stockholders of the Corporation shall, pursuant to Section 251(g) of the DGCL, require, in addition, the approval of the stockholders of Genworth Financial, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote as is required by the DGCL or this Certificate of Incorporation, as the case may be.
The proposed Certificate of Amendment to the Genworth Holdings Charter is attached as Appendix B.

The Board recommends that stockholders vote FOR the proposal to approve the amendment to the Amended and Restated Certificate of Incorporation of Genworth Holdings, Inc. to remove the “Pass-Through Voting” Provision.

116	Genworth Financial, Inc.

Information About Our Stock
Ownership of Genworth Common Stock
The following table sets forth information as of March 19, 2025, except as indicated in the footnotes to the table, regarding the beneficial ownership of our common stock by:
•all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);
•the named executive officers included in the 2024 Summary Compensation Table above;
•each of our current directors and the Board’s director nominees; and
•all current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, each of the directors, and executive officers possesses sole voting and investment power with respect to all shares set forth opposite his or her name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the conversion of RSUs held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of March 3, 2025, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of any other stockholder. As of March 19, 2025, there were 415,879,361 shares of common stock outstanding and no shares of any other class of voting securities outstanding.
The address of each director and executive officer listed below is c/o Genworth Financial, Inc., 11011 West Broad Street, Glen Allen, Virginia 23060.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage	Other Non-Management Director Stock-Based Holdings(1)
BlackRock, Inc.(2)	66,119,154	15.9%
The Vanguard Group, Inc.(3)	52,895,552	12.7%
Dimensional Fund Advisors LP(4)	30,294,805	7.3%
Donald Smith & Co, Inc.(5)	25,949,469	6.2%
Thomas J. McInerney(6)	5,386,900	1.3%
Jerome T. Upton(7)	663,854	*
Kelly A. Saltzgaber(7)	217,487	*
Gregory S. Karawan(7)	500,856	*
Jamala M. Arland	40,907	*
G. Kent Conrad	—	—	314,239
Karen E. Dyson	—	—	123,369
Jill R. Goodman	—	—	120,719
Melina E. Higgins	—	—	402,447
Howard D. Mills	—	—	120,719
Robert P. Restrepo Jr.	77,413	*	215,399
Elaine A. Sarsynski	49,343	*	82,633
Ramsey D. Smith	—	—	120,719
Steven C. Van Wyk(8)	—	—	—
All directors and executive officers as a group (19 persons)(9)	8,769,675	2.1%
*    Less than 1%.

2025 Proxy Statement	117

Information About Our Stock

(1)Represents DSUs and RSUs held by the non-management directors. DSUs settle in shares of common stock beginning one year after the director leaves the Board in a single payment or in payments over 10 years, at the election of the director, or earlier upon the death of the director. RSUs will be settled in shares of common stock on a one-for-one basis (i) upon vesting on the one-year anniversary of the grant date (or earlier upon termination of service as a director due to retirement (pro rata), death or disability, or a Change of Control, as defined in the 2021 Genworth Financial, Inc. Omnibus Incentive Plan), (ii) if elected by the director, upon termination of service as a director, or (iii) if elected by the director, in a year selected by the director (or earlier upon death or a Change of Control). See the Compensation of Directors section for more information.
(2)Information obtained solely by reference to the Schedule 13G/A filed with the SEC on January 22, 2024, by BlackRock, Inc. (“BlackRock”). BlackRock reported that it has sole power to vote or direct the vote of 65,237,197 shares and that it has sole power to dispose or to direct the disposition of 66,119,154 shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.
(3)Information obtained solely by reference to the Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, Inc. (“Vanguard”). Vanguard reported that it has sole power to vote or direct the vote of 0 shares that it beneficially owns and has shared power to vote or direct the vote of 427,920 shares, and that it has sole power to dispose or to direct the disposition of 51,982,087 shares and has shared power to dispose or to direct the disposition of 913,465 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(4)Information obtained solely by reference to the Schedule 13G filed with the SEC on February 9, 2024, by Dimensional Fund Advisors LP (“Dimensional”). Dimensional reported that it has sole power to vote or direct the vote of 29,840,461 shares and that it has sole power to dispose or to direct the disposition of 30,294,805 shares. The address for Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas, 78746.
(5)Information obtained solely by reference to the Schedule 13G filed with the SEC on February 18, 2025, by Donald Smith & Co., Inc. ("Donald Smith & Co."). Donald Smith & Co. reported that it has sole power to vote or direct the vote of 25,265,580 shares and has shared power to vote or direct the vote of 25,485,839 shares, and that it has sole power to dispose or to direct the disposition of 25,729,210 shares and has shared power to dispose or direct the disposition of 25,949,469 shares. The address for Donald Smith & Co. is 152 West 57th Street, 29th Floor, New York, NY 10019.
(6)Includes 508,990 shares that Mr. McInerney contributed to a grantor retained annuity trust (GRAT) in May 2023.
(7)Includes the number of outstanding RSUs which would immediately become vested upon retirement, as follows: for Mr. Upton, 235,866; for Mr. Karawan, 154,086; and for Ms. Saltzgaber, 164,912.
(8)Elected to the Board on March 19, 2025.
(9)Represents ownership by all current directors and executive officers, no shares of common stock are scheduled to vest in the 60-day period following the date of this table.

118	Genworth Financial, Inc.

Information About Our Stock

Ownership of Public Company Genworth Subsidiary
Enact Holdings, Inc.
In September 2021, Enact, our indirect, majority-owned subsidiary, completed an initial public offering of its common shares. As of March 19, 2025, Genworth beneficially owned approximately 81% of the common shares of Enact. The following table sets forth information as of March 19, 2025, regarding the beneficial ownership of the common shares of Enact by our directors and named executive officers and all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. The directors and executive officers that hold Enact common shares possess sole voting and investment power with respect to all shares set forth by their name. As of March 19, 2025, there were 151,391,312 common shares of Enact outstanding and no shares of any other class of voting securities outstanding.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares	Percentage
Thomas J. McInerney	—	—
Jerome T. Upton	5,000	*
Kelly A. Saltzgaber	—	—
Gregory S. Karawan	15,000	*
Jamala M. Arland	—	—
G. Kent Conrad	—	—
Karen E. Dyson	1,000	*
Jill R. Goodman	1,300	*
Melina E. Higgins	25,000	*
Howard D. Mills	—	—
Robert P. Restrepo Jr.	25,000	*
Elaine A. Sarsynski	—	—
Ramsey D. Smith	—	—
Steven C. Van Wyk(1)	—	—
All directors and executive officers as a group (19 persons)(2)	477,450	*
*    Less than 1%.
(1)Elected to the Board on March 19, 2025.
(2)Represents ownership by all current directors and executive officers.

2025 Proxy Statement	119

Information About Our Stock

Equity Compensation Plan Information
The following table gives information as of December 31, 2024 about common stock that may be issued under all of our existing equity compensation plans:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))(4)
Equity Compensation Plans Approved by Stockholders(1)	13,324,562	$7.81	14,618,849
(1)2004 Genworth Financial, Inc. Omnibus Incentive Plan, 2012 Genworth Financial, Inc. Omnibus Incentive Plan, 2018 Genworth Financial, Inc. Omnibus Incentive Plan and 2021 Genworth Financial, Inc. Omnibus Incentive Plan.
(2)Includes shares issuable pursuant to the exercise or conversion of SARs, RSUs, PSUs and DSUs. The number of shares issuable upon exercise of SARs is calculated based on the excess, if any, of the closing price of our common stock on December 31, 2024 of $6.99 over the base price of the SARs. The number of shares issuable upon conversion of PSUs is calculated based on maximum payout levels until the performance period closes and the award settles.
(3)Calculation of weighted-average exercise price of outstanding awards includes SARs (which are exercisable for shares of common stock for no consideration) and stock options, but does not include RSUs, PSUs and DSUs that convert to shares of common stock for no consideration. There are no stock options outstanding. The weighted-average base price of outstanding SARs is $7.81.
(4)Reflects shares reserved and available for future issuance under the 2021 Genworth Financial, Inc. Omnibus Incentive Plan. Under the Plan, each stock option and SAR counts as one share against the share reserve, and each full-value award counts as 1.25 shares against the share reserve. Accordingly, a total of approximately 11,695,079 shares are available for issuance pursuant to grants to full-value stock awards.

120	Genworth Financial, Inc.

Questions and Answers about the 2025 Annual Meeting and Voting

Attending the Annual Meeting	121	Quorum and Vote Requirements	125
Voting	122	Other Annual Meeting Matters	126
		SEC Filings and Reports	126
Attending the Annual Meeting
How will the 2025 Annual Meeting be conducted?
The meeting will be conducted virtually and will include management remarks and a question-and-answer session. All stockholders of record on March 24, 2025 are invited to participate in the meeting. We intend to structure our virtual meeting to provide stockholders similar opportunities to participate as if the meeting were held in person, including the ability to vote shares electronically during the meeting and submit written questions, in advance or during the annual meeting, in accordance with the rules of conduct for the meeting.
The agenda and additional information regarding the rules and procedures for participating in the virtual 2025 Annual Meeting will be provided during the meeting on the meeting website.
Only stockholders who enter a valid control number, which was included with your proxy materials, and name will be allowed to vote and submit up to three (3) written questions. Questions relevant to meeting matters will be answered during the meeting as time allows, to emulate an in-person question and answer session.
How do I attend the 2025 Annual Meeting?
If you are a holder of record or a beneficial owner of our common stock as of the record date, March 24, 2025, or you hold a valid proxy for the 2025 Annual Meeting, you may attend the 2025 Annual Meeting, vote, and submit a question during the 2025 Annual Meeting by visiting www.virtualshareholdermeeting.com/GNW2025 and using your 16-digit control number, which was included with your proxy materials, and name to enter the meeting.
If you are not a stockholder or do not have a control number, you may still access the meeting as a guest, but you will not be able to vote or submit questions.
Online access for the 2025 Annual Meeting will begin at 8:45 a.m. ET on May 22, 2025. We encourage you to access the meeting website prior to the start time so that technical difficulties may be addressed by the time the 2025 Annual Meeting begins.
What if I need technical assistance?
If you encounter any technical difficulties in accessing the 2025 Annual Meeting, the technical support number will be available on the 2025 Annual Meeting log in page 15 minutes before the start of the meeting.

2025 Proxy Statement	121

Questions and Answers about the 2025 Annual Meeting and Voting

Voting
What matters are to be voted on at the 2025 Annual Meeting, and what is the recommendation of the Board with respect to each proposal?

Agenda Item	Proposal	Page Number	Board Recommendation
1.	To elect ten directors to serve until the next annual meeting	18	FOR the ten nominees of the Board
2.	To approve, on an advisory basis, the compensation of our named executive officers	62	FOR
3.	To approve the 2025 Genworth Financial, Inc. Omnibus Incentive Plan	104	FOR
4.	To ratify the selection of KPMG as our independent registered public accounting firm for 2025	110	FOR
5.	To approve an amendment to the Amended and Restated Certificate of Incorporation of Genworth Holdings, Inc. to Remove the “Pass-Through Voting” Provision	114	FOR
Will any other matters be presented for a vote at the 2025 Annual Meeting?
At this time, we are not aware of any other matters that will be presented for a vote at the 2025 Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.
On February 20, 2025, we received a letter from a stockholder stating his intent to submit four proposals for consideration at the 2025 Annual Meeting pursuant to our bylaws. Our Board determined that the stockholder's letter did not comply with the requirements contained in our bylaws for the submission of business proposals, and none of the stockholder's proposals will be presented for a vote at the 2025 Annual Meeting.
Who is entitled to vote at the 2025 Annual Meeting?
All holders of our Common Stock, par value $0.001 (our “common stock”), issued and outstanding at the close of business on March 24, 2025 (the “record date”) are entitled to vote at the 2025 Annual Meeting. As of the record date, there were 415,879,361 shares of our common stock issued and outstanding. Each share outstanding on the record date will be entitled to one vote.
How do I vote my shares before the 2025 Annual Meeting?
Record Holders.
Stockholders of record may submit a proxy to cause their shares to be represented and voted at the 2025 Annual Meeting. Stockholders of record may grant a proxy with respect to their shares by mail, by telephone or by internet. Granting a proxy by telephone or internet will be available through 11:59 p.m. Eastern time on May 21, 2025. Voting instructions appear on your WHITE proxy card. If you grant a proxy by telephone or by internet, please have your WHITE proxy card available.
Beneficial Holders.
If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Your ability to vote over the internet or by telephone depends on the voting procedures of your bank, broker or other nominee.

122	Genworth Financial, Inc.

Questions and Answers about the 2025 Annual Meeting and Voting

Retirement Plan Holders.
If you hold shares of our common stock through the Genworth Retirement and Savings Plan, you will receive instructions about how to direct the trustee of your plan to vote your shares. Please review these voting instructions to determine your ability to vote over the internet or by telephone.
Proxies or voting instruction forms submitted by mail, telephone or internet will be voted in the manner indicated by the individuals named on the WHITE proxy card or voting instruction form.
Canada Stock Savings Plan Holders:
If you hold shares of our common stock through the Genworth Financial Canada Stock Savings Plan, you will receive instructions about how to direct the trustee of your plan to vote your shares. Please review these voting instructions to determine your ability to vote over the internet or by telephone.
Proxies or voting instruction forms submitted by mail, telephone or internet will be voted in the manner indicated by the individuals named on the WHITE proxy card or voting instruction form.
How do I vote my shares during the 2025 Annual Meeting?
Record Holders.
Stockholders of record may vote their shares at the 2025 Annual Meeting by attending the 2025 Annual Meeting. See “How do I attend the 2025 Annual Meeting?” above for information about how to attend the 2025 Annual Meeting.
Beneficial Holders.
Beneficial holders of our common stock as of the record date may vote their shares at the 2025 Annual Meeting by attending the 2025 Annual Meeting. See “How do I attend the 2025 Annual Meeting?” above for information about how to attend the 2025 Annual Meeting.
Retirement Plan Holders.
If you hold shares of our common stock through the Genworth Retirement and Savings Plan, please refer to the instructions you receive about how to direct the trustee of your plan to vote your shares. You must return your voting instructions with respect to any shares held through the Genworth Retirement and Savings Plan no later than 11:59 p.m. ET on May 19, 2025. You may not vote any shares held through the Genworth Retirement and Savings Plan during the 2025 Annual Meeting, as such shares may only be voted through the trustee.
Canada Stock Savings Plan Holders:
If you hold shares of our common stock through the Genworth Financial Canada Stock Savings Plan, please refer to the instructions you receive about how to direct the trustee of your plan to vote your shares. You must return your voting instructions with respect to any shares held through the Genworth Financial Canada Stock Savings Plan no later than 5:00 p.m. ET on May 20, 2025. You may not vote any shares held through the Genworth Financial Canada Stock Savings Plan during the 2025 Annual Meeting, as such shares may only be voted through the trustee.

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Questions and Answers about the 2025 Annual Meeting and Voting

What if I sign and return my WHITE proxy card or voting instructions but do not specify how to vote my shares?
Record Holders.
If you submit a WHITE proxy card but do not specify how your shares are to be voted, the proxies will vote your shares:
•FOR the election of the ten nominees of the Board, who are named in this Proxy Statement, as directors;
•FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•FOR the approval of the 2025 Plan;
•FOR the ratification of the selection of KPMG as our independent registered public accounting firm for 2025; and
•FOR the approval of an amendment to the Amended and Restated Certificate of Incorporation of Genworth Holdings, Inc. to Remove the “Pass-Through Voting” Provision.
Beneficial Holders.
If your shares are registered in the name of a broker, the NYSE rules applicable to brokers determine whether your broker may vote your share in its discretion even if it does not receive voting instructions from you.
At the 2025 Annual Meeting, the only “routine” matter proposed to be presented is the ratification of the selection of KPMG as our independent registered public accounting firm for 2025 (Proposal No. 4). Accordingly, if you do not provide your broker with timely voting instructions, your broker will only be able to exercise discretionary authority on Proposal No. 4, and broker non-votes will occur as to each of the other proposals presented at the 2025 Annual Meeting, which are considered “non-routine” matters. Such broker non-votes will not affect the approval of these matters other than Proposal No. 5 where broker non-votes will have the effect of a vote against the proposal.
Retirement Plan Holders.
If you hold your shares through the Genworth Retirement and Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions.
Canada Stock Savings Plan Holders:
If you hold your shares through the Genworth Financial Canada Stock Savings Plan and submit your voting instruction form but do not specify how to vote your shares, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions.
May I change or revoke my proxy after it is submitted?
Yes, you may change or revoke your proxy before the 2025 Annual Meeting by:
•subsequently granting a proxy by telephone or by internet;
•returning a later-dated proxy card;
•sending your notice of revocation to our Corporate Secretary; or
•attending the 2025 Annual Meeting and voting electronically.
If you submit your changed proxy or revocation by telephone or by internet, it must be received by 11:59 p.m. Eastern time on May 21, 2025. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting. Attendance at the meeting alone will not revoke a previously submitted proxy.

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Questions and Answers about the 2025 Annual Meeting and Voting

Quorum and Vote Requirements
What is a quorum?
In order for business to be conducted at the 2025 Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present or are represented by proxies. Abstentions and broker non-votes will be counted as shares present for purposes of determining whether a quorum is present.
What vote is required for the items of business at the 2025 Annual Meeting, and how are abstentions and broker non-votes counted?
Holders of our common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the 2025 Annual Meeting.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of Broker Non-Votes
Election of ten directors named in the Proxy Statement	For, against or abstain for each nominee	Affirmative vote of a majority of votes cast for each nominee	No effect	No effect
Approval, on an advisory basis, of the compensation of our named executive officers	For, against or abstain	Affirmative vote of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon*	Treated as votes against	No effect
Approval of the 2025 Genworth Financial, Inc. Omnibus Incentive Plan	For, against or abstain	Affirmative vote of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect
Ratification of the appointment of KPMG as our independent registered public accounting firm for 2025	For, against or abstain	Affirmative vote of a majority of shares of common stock present in person or represented by proxy and entitled to vote thereon	Treated as votes against	N/A**
Approval of an amendment to the Amended and Restated Certificate of Incorporation of Genworth Holdings, Inc to Remove “Pass-Through Voting” Provision	For, against or abstain	Affirmative vote of a majority of the outstanding shares of common stock entitled to vote thereon	Treated as votes against	Treated as votes against
*    The vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board of Directors. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.
**    Because this proposal is considered a routine proposal, banks, brokers, trustees and other nominees may vote our stockholders’ shares on this proposal without their instructions, and we anticipate there will be no broker non-votes with respect to this proposal.
Who counts the votes?
The Board will continue, as it has in past years, to retain an independent tabulator to receive and tabulate the proxies and appoint an independent inspector of election to certify the results.
Where can I find the voting results of the 2025 Annual Meeting?
The preliminary voting results are expected to be announced at the 2025 Annual Meeting. In addition, within four business days following the 2025 Annual Meeting, we intend to file the final voting results with the SEC on a Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on a Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified. The final voting results will also be posted in the corporate governance section of our website. To view the results, go to our website: investor.genworth.com/news-events/annual-meeting-of-stockholders.

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Questions and Answers about the 2025 Annual Meeting and Voting

Other Annual Meeting Matters
What are the costs for soliciting proxies for the 2025 Annual Meeting?
Proxies will be solicited on behalf of the Board of Directors by mail, telephone, or other electronic means and we will pay the solicitation costs. In addition to soliciting proxies by mail, our directors, the Board’s director nominees, certain executive officers, and certain regular employees may solicit proxies on behalf of the Board, without additional compensation, personally or by telephone. The regular employees will be administrative personnel. Copies of proxy materials and of the 2024 Annual Report (as defined below) will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Georgeson Inc. has been retained to assist in soliciting proxies at a fee of $22,000, plus distribution costs and other costs and expenses.
What is the deadline for submission of stockholder proposals for the 2026 Annual Meeting?
The rules of the SEC establish the eligibility requirements and the procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Pursuant to those rules, any proposal for inclusion in Genworth’s proxy materials for an annual meeting held in 2026 (the “2026 Annual Meeting”) must be received at our principal executive offices on or before December 8, 2025.
In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2026 Annual Meeting. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2026 Annual Meeting occurs on a date that is not more than 30 days before or 70 days after the anniversary of the 2025 Annual Meeting, the stockholder must deliver written notice to us not later than February 21, 2026 nor earlier than the close of business on January 22, 2026. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws.
All notices of intention to present director nominations or other business proposals at the 2026 Annual Meeting, whether or not intended to be included in our proxy materials, should be addressed to: Corporate Secretary, Genworth Financial, Inc., 11011 West Broad Street, Glen Allen, Virginia 23060.
SEC Filings and Reports
May I request electronic delivery of proxy statements and annual reports in the future?
Stockholders of record may elect to receive future proxy statements and annual reports electronically by providing consent to electronic delivery online at www.proxyvote.com. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Genworth or Broadridge Financial Solutions, Inc., in accordance with applicable law, that you wish to resume mail delivery of these documents. If you hold your Genworth common stock through a bank, broker or other nominee, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.
Where can I view this Proxy Statement and Genworth’s 2024 Annual Report electronically?
This Proxy Statement and Genworth’s 2024 Annual Report may be viewed online at www.proxyvote.com.
How can I get a copy of Genworth’s Annual Report on Form 10-K?
To obtain a copy of Genworth’s 2024 Annual Report, which includes our Form 10-K for the fiscal year ended December 31, 2024, without charge, address your request to Investor Relations, Genworth Financial, Inc., 11011 West Broad Street, Glen Allen, Virginia 23060. In addition, the 2024 Annual Report may be accessed at our website: https://investor.genworth.com/sec-filings/annual-reports. Our Form 10-K for the fiscal year ended December 31, 2024 also may be accessed at the SEC’s website at www.sec.gov.

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Other Information
Voting
Your vote is important. We encourage you to participate in the 2025 Annual Meeting, either by attending and voting or by voting through other acceptable means. Whether or not you plan to attend the 2025 Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the meeting by submitting your proxy by telephone, by internet or by completing, signing, dating and returning the WHITE proxy card (or voting instruction form, if you hold your shares through a broker, bank or other nominee). Submitting your proxy by any of these methods will not affect your right to attend the meeting and vote. A stockholder who gives a proxy may revoke it by voting at the 2025 Annual Meeting, by delivering a subsequent proxy or by notifying Genworth’s Corporate Secretary in writing of such revocation. Attendance at the meeting alone will not revoke a previously submitted proxy.
Each share of Common Stock issued and outstanding as of the record date is entitled to one vote for each director nominee and one vote for each of the other proposals properly presented at the meeting. Your vote is important, and we urge you to vote.
Meeting Admission
If you plan to attend the 2025 Annual Meeting, please follow the instructions beginning on page 121 of the accompanying Proxy Statement.
2024 Annual Report
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “2024 Annual Report”) accompanies this Proxy Statement.
Date of Distribution
This Proxy Statement is furnished in connection with the solicitation of proxies by Genworth on behalf of the Board for the 2025 Annual Meeting. The Notice of 2025 Annual Meeting of Stockholders, the Proxy Statement and WHITE proxy card are first being made available or mailed to stockholders on or about April 7, 2025.

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Other Information

Internet Availability of Proxy Materials
We are making this Proxy Statement and our 2024 Annual Report available to our stockholders on the internet. We mailed to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this Proxy Statement and our 2024 Annual Report. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote online, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote online, or have been mailed paper copies of our proxy materials and a WHITE proxy card (or a voting instruction form from their broker, bank or other nominee).
Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the costs associated with our 2025 Annual Meeting, and reduce the environmental impact of our 2025 Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

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Appendix A

2025 Genworth Financial, Inc. Omnibus Incentive Plan

Appendix A

2025 Genworth Financial, Inc.
Omnibus Incentive Plan

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2025 Genworth Financial, Inc.
Omnibus Incentive Plan
Article 1. Establishment, Purpose, Awards, Eligibility and Participation
1.1   Establishment. Genworth Financial, Inc., a Delaware corporation (together with its successors, the “Company”), establishes the 2025 Genworth Financial, Inc. Omnibus Incentive Plan (the “Plan”), as set forth in this document.
The Plan shall become effective on the date that it is approved by the Company’s stockholders (the date on which the Plan becomes effective being referred to herein as the “Effective Date”).
1.2   Purpose of the Plan. The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the ability of the Company and its Affiliates to attract, motivate, reward, and retain qualified individuals upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an opportunity for such individuals to acquire stock ownership and other rights that promote and recognize the financial success and growth of the Company.
1.3   Awards. The Plan permits the grant of Stock Options, Stock Appreciation Rights, Restricted Stock (including Performance Shares), Restricted Stock Units (including Performance Stock Units), Other-Stock Based Awards, Nonemployee Director Awards (including Deferred Stock Units), and Cash-Based Awards.
1.4   Eligibility and Participation. Any Employee (including a leased employee), Nonemployee Director, or Third Party Service Provider is eligible to be designated a Participant. An individual shall become a Participant upon the grant of an Award. Each Award shall be evidenced by an Award Certificate. No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award. An Employee, Nonemployee Director, or Third Party Service Provider of an Affiliate may be granted Stock Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.
Article 2. Definitions
In addition to the terms specifically defined elsewhere in the Plan, the following capitalized terms whenever used in the Plan shall have the meanings set forth below.
2.1   Awards.
(a)   “Award” shall mean, individually or collectively, any Stock Option, Stock Appreciation Right, Restricted Stock (including any Performance Share), Restricted Stock Unit (including any Performance Stock Unit), Cash-Based Award, Other Stock-Based Award or Nonemployee Director Award (including any Deferred Stock Unit) that is granted under the Plan.
(b)   “Cash-Based Award” shall mean any right granted under Article 11.
(c)   “Deferred Stock Unit” shall mean a type of Nonemployee Director Award, as described in Article 10.
(d)   “Dividend Equivalent” shall mean a right with respect to a Full-Value Award granted under Article 9.
(e)   “Full-Value Award” means an Award other than in the form of a Stock Option or Stock Appreciation Right, and which is settled by the issuance of Shares (or at the discretion of the Committee, settled in cash valued by reference to full Share value).

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(f)   “Incentive Stock Option” shall mean a Stock Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.
(g)   “Nonemployee Director Award” shall mean any Award granted to a Nonemployee Director under Article 10.
(h)   “Nonstatutory Stock Option” shall mean a Stock Option that is not an Incentive Stock Option.
(i)   “Other Stock-Based Award” shall mean any right, granted under Article 8, that relates to or is valued by reference to Shares or other Awards relating to Shares.
(j)   “Performance Share” shall mean a Share of Restricted Stock as described in Section 7.1(c).
(k)   “Performance Stock Unit” shall mean a Restricted Stock Unit as described in Section 7.1(c).
(l)   “Restricted Stock” shall mean any Share granted under Article 7 that is subject to certain restrictions and to risk of forfeiture.
(m)   “Restricted Stock Unit” shall mean any right granted under Article 7 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.
(n)   “Stock Appreciation Right” or “SAR” shall mean any right granted under Article 6 to receive a payment (in Shares or cash) equal in value to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR.
(o)   “Stock Option” shall mean any right granted under Article 5 to purchase Shares at a specified price during specified time periods. A Stock Option may be an Incentive Stock Option or a Nonstatutory Stock Option.
2.2   Other Defined Terms.
(a)   “Affiliate” shall mean an entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company, including any Subsidiary.
(b)   “Annual Nonemployee Director Award Limit” shall have the meaning set forth in Section 4.3.
(c)   “Award Certificate” shall mean a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Awards or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d)   “Board of Directors” shall mean the board of directors of the Company.
(e)   “Change of Control” shall have the meaning set forth in Section 12.2.
(f)   “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder.
(g)   “Committee” shall mean a committee of the Board of Directors, whose members are intended to qualify as “independent” directors under the applicable rules of the stock exchange on which the Shares are listed, and, except as otherwise determined by the Board of Directors, “non-employee” directors under the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder, or any successor requirement to any of the foregoing. Unless and until changed by the Board, the Management Development and Compensation Committee of the Board is designated as the Committee to administer the Plan.

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(h)   “Company” shall have the meaning set forth in Section 1.1.
(i)   “Effective Date” shall have the meaning set forth in Section 1.1.
(j)   “Employee” shall mean any employee of the Company or any of its Affiliates.
(k)   “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
(l)   “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
(m)   “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.
(n)   “Nonemployee Director” shall mean a director of the Company who is not a common law employee of the Company or an Affiliate.
(o)   “Participant” shall mean any eligible individual as set forth in Section 1.4 to whom an Award is granted under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.15 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
(p)   “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(q)  “Plan” shall have the meaning set forth in Section 1.1.
(r)  “Plan Year” shall mean the calendar year.
(s)  “Prior Plans” shall mean the 2004 Genworth Financial, Inc. Omnibus Incentive Plan, as amended, the 2012 Genworth Financial, Inc. Omnibus Incentive Plan, as amended, the 2018 Genworth Financial, Inc. Omnibus Incentive Plan, and the 2021 Genworth Financial, Inc. Omnibus Incentive Plan.
(t)  “Share” shall mean a share of common stock, par value $.001, of the Company (as such may be reclassified or renamed), and such other securities or property as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4.4.
(u)   “Subsidiary” shall mean, with respect to a Person, any corporation or other entity, whether domestic or foreign, in which such Person has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.
(v)  “Third Party Service Provider” shall mean any consultant, agent, advisor, or independent contractor who renders services to the Company or any of its Affiliates, which services (a) are not performed in connection with the offer and sale of the Company’s securities in a capital raising transaction, and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

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Article 3. Administration
3.1   General. The Committee shall be responsible for administering the Plan in accordance with this Article 3.
3.2   Authority of the Committee. The Committee shall have full and exclusive discretionary power to (a) interpret the terms and the intent of the Plan and any Award Certificate or other agreement or document ancillary to or in connection with the Plan; (b) determine eligibility for Awards; and (c) adopt such rules, forms, instruments, and guidelines for administering the Plan as the Committee deems necessary or proper; provided, however, that the Board of Directors is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder. The Committee’s authority shall include, but not be limited to, the following:
(a)   To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to an Award; and the number of Shares with respect to which an Award shall be granted to each such person.
(b)   To determine whether Awards will be settled in Shares, cash, or in any combination thereof.
(c)   To construe and interpret the Plan and Awards granted under it, and to establish, amend, and revoke rules and regulations for its administration. The Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Certificate, in a manner and to the extent it shall deem necessary or expedient to make the Plan or such Award Certificate fully effective.
(d)   To amend the Plan or an Award Certificate as provided in the Plan.
(e)   Generally, to exercise such powers and to perform such acts as the Committee deems necessary, desirable, convenient, or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan.
(f)  To adopt sub-plans and/or special provisions applicable to Awards regulated by the laws of a jurisdiction other than and outside of the United States. Such sub-plans and/or special provisions may take precedence over other provisions of the Plan, with the exception of the section of the plan governing Share reserves and counting, but unless otherwise superseded by the terms of such subplans and/or special provisions, the provisions of the Plan shall govern.
(g)   To authorize any person to execute on behalf of the Company any instrument required to affect the grant of an Award previously granted by the Committee.
All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.
3.3   Actions and Interpretations by the Committee. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Certificate in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by

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the Company to assist in the administration of the Plan. No member of the Committee will be personally liable for any good faith determination, act or omission in connection with the Plan or any Award.
3.4   Advisors. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals.
3.5   Delegation. The Committee may delegate to one or more of its members, one or more officers of the Company or any of its Affiliates, and one or more agents or advisors such administrative duties or powers as it may deem advisable. The Committee may, by resolution, expressly delegate to one or more directors or officers of the Company, authority to do one or both of the following on the same basis as can the Committee: (a) designate Employees and Third Party Service Providers to be recipients of Awards, and (b) determine the terms and conditions of any such Awards; provided, however, that (i) the Committee shall not delegate such responsibilities to any such officer(s) or director(s) for Awards granted to an Employee that is considered an “insider” for purposes of Section 16 of the Exchange Act; (ii) the resolution providing for such authorization shall set forth the total number of Awards and the time period during which such officer(s) or director(s) may grant Awards; and (iii) the officer(s) or director(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
3.6   Indemnification. Each person who is or shall have been a member of the Committee or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3.5) shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
Article 4. Shares Subject to the Plan and Maximum Awards
4.1   Number of Shares Available for Awards. Subject to adjustment as provided in Sections 4.2 and 4.4, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 10,500,000 Shares, plus (i) the number of shares remaining available for grant under the 2021 Genworth Financial, Inc. Omnibus Incentive Plan as of the Effective Date (not to exceed 12,800,000), plus (ii) a number of additional Shares underlying awards outstanding as of the Effective Date under the Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason (not to exceed 19,000,000). The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 10,500,000. The Shares available for issuance under the Plan may be authorized and unissued Shares or treasury Shares. From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as awards granted thereunder shall remain outstanding.

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4.2   Share Usage.
(a)   Awards of Stock Options shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one Share for each Share covered by such Awards. The full number of Shares subject to a Stock Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of the Stock Option is satisfied in whole or in part through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).
(b)   Awards of Stock Appreciation Rights shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as one Share for each Share covered by such Awards. Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Shares subject to the Stock Appreciation Rights (rather than any lesser number based on the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.
(c)   Full-Value Awards and Dividend Equivalents payable in Shares shall count against the number of Shares remaining available for issuance to Awards granted under the Plan as 1.25 Shares for each Share covered by such Awards.
(d)   Shares withheld or repurchased from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added back to the Plan share reserve for issuance pursuant to Awards granted under the Plan.
(e)   To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason (including by reason of failure to meet time-based and/or performance-based vesting requirements), any unissued or forfeited Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(f)   Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(g)   Substitute Awards granted pursuant to Section 14.4 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 4.1 (and any unissued or forfeited Shares underlying a substitute Award that is canceled, terminates, expires, is forfeited or lapses for any reason shall not be added back to the Plan share reserve).
4.3   Annual Limit on Nonemployee Director Awards. The maximum number of Shares subject to Nonemployee Director Awards that may be granted to any Nonemployee Director in any Plan Year shall be limited to a number that, combined with any cash fees or other compensation paid to such Nonemployee Director, shall not exceed $750,000 in total value, with the value of any such Nonemployee Director Awards based on the grant date fair value of such Awards for financial reporting purposes (the “Annual Nonemployee Director Award Limit”).
4.4   Adjustments in Authorized Shares. In the event of any nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under Section 4.1 shall be adjusted proportionately, and the Committee shall, in order to prevent dilution or enlargement of Participants’ rights under the Plan as well as dilution or enlargement of the benefits or potential benefits intended to be made available, substitute or adjust, as applicable, the number and kind of Shares that may be issued under the Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the exercise price or grant price applicable to outstanding Awards, and other value determinations applicable to outstanding Awards.

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In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, the Committee may, in its sole discretion, make such other appropriate adjustments to the terms of any Awards under the Plan to reflect, or related to, such changes or distributions to provide that (i) Awards will be settled in cash rather than Stock, (ii) Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iii) Awards, if not assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iv) outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or grant price of the Award, (v) performance targets and performance periods for Performance Shares or Performance Stock Units will be modified, or (vi) any combination of the foregoing. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.
Without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under the Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.
4.5   Minimum Vesting Requirements. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards (or any portion thereof) granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted pursuant to Section 14.4, (ii) Awards to Nonemployee Directors that vest on the earlier of the one-year anniversary of the date of grant and the date of the next annual meeting of stockholders after the immediately preceding year’s annual meeting (provided that the period between annual meetings is not less than 50 weeks), and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4.1 (subject to adjustment under Section 4.4). For the avoidance of doubt, this Section 4.5 does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of termination of service of a Participant, in the terms of the Award Certificate or otherwise.
Article 5. Stock Options
5.1   Grant of Stock Options. The Committee is hereby authorized to grant Stock Options to Participants. Each Stock Option shall permit a Participant to purchase from the Company a stated number of Shares from the Company at an exercise price established by the Committee, subject to the terms and conditions described in this Article 5 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

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5.2   Exercise Price. The exercise price per Share under a Stock Option shall be determined by the Committee at the time of grant; provided, however, that such exercise price shall not be less than the Fair Market Value of a Share on the Grant Date of such Stock Option (except in the case of a Stock Option issued as a substitute Award pursuant to Section 14.4).
5.3   Prohibition on Repricing. Except as otherwise provided in Section 4.4, the exercise price of a Stock Option may not be reduced, directly or indirectly by cancellation and regrant, replacement, substitution, surrender or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, (i) repurchase a Stock Option for value (in cash or otherwise) from a Participant, (ii) cancel a Stock Option in exchange for a new Stock Option or other Awards, or (iii) take any other action with respect to a Stock Option that would be treated as a repricing under the rules and regulations of the securities exchange on which the Shares are listed, in each case if the current Fair Market Value of the Shares underlying the Stock Option is lower than the exercise price per share of the Stock Option.
5.4   Stock Option Term. The term of each Stock Option shall be determined by the Committee at the time of grant; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of the date of its grant. Notwithstanding the foregoing, for Stock Options granted to Participants outside the United States, the Committee has the authority to grant Stock Options that have a term greater than ten years to the extent required by the applicable local laws of the jurisdictions in which such Stock Options are granted.
5.5   Time of Exercise. Stock Options shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine at the time of grant.
5.6   Method of Exercise. Stock Options shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Stock Option is to be exercised, accompanied by full payment for the Shares.
A condition of the issuance of the Shares as to which a Stock Option shall be exercised shall be the payment of the exercise price. As determined by the Committee in its sole discretion, the exercise price of any Stock Option shall be payable to the Company in full: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the exercise price; (c) through a “net” exercise, whereby the Company withholds from the Stock Option a number of Shares having a Fair Market Value on the date of exercise equal to some or all of the exercise price; (d) in a cashless (broker-assisted same-day sale) exercise; or (e) by a combination of (a), (b), (c) or (d), or any other method approved or accepted by the Committee in its sole discretion.
The Committee may provide in an Award Certificate that a Stock Option that is otherwise exercisable and has a per share exercise price that is less than the Fair Market Value of a Share on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Stock Option on such exercise date, less the number of Shares required for tax withholding.
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in U.S. dollars.
5.7   No Deferral Feature. No Stock Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Stock Option.
5.8   No Dividend Equivalents. No Stock Option shall provide for Dividend Equivalents.

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5.9   Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.
Article 6. Stock Appreciation Rights
6.1   Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Certificate, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the right as specified by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date of the Stock Appreciation Right (except in the case of a Stock Appreciation Right issued as a substitute Award pursuant to Section 14.4).
Subject to the terms of the Plan and any applicable Award Certificate, the grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate, including a provision that a Stock Appreciation Right that is otherwise exercisable and has a per share grant price that is less than the Fair Market Value of a Share on the last day of its term will be automatically exercised on such final date of the term.
6.2   Prohibition on Repricing. Except as otherwise provided in Section 4.4, the exercise price of a Stock Appreciation Right may not be reduced, directly or indirectly by cancellation and regrant, replacement, substitution, surrender or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, (i) repurchase a Stock Appreciation Right for value (in cash or otherwise) from a Participant, (ii) cancel a Stock Appreciation Right in exchange for a new Stock Appreciation Right or other Awards, or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the securities exchange on which the Shares are listed, in each case if the current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the grant price of the Stock Appreciation Right.
6.3   Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be determined by the Committee at the time of grant; provided, however, that no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the date of its grant. Notwithstanding the foregoing, for Stock Appreciation Rights granted to Participants outside the United States, the Committee has the authority to grant Stock Appreciation Rights that have a term greater than ten years to the extent required by the applicable local laws of the jurisdictions in which such Stock Appreciation Rights are granted.
6.4   Time of Exercise. Stock Appreciation Rights shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine at the time of grant.
6.5   No Deferral Feature. No Stock Appreciation Right shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Stock Appreciation Right.
6.6   No Dividend Equivalents. No Stock Appreciation Right shall provide for Dividend Equivalents.
Article 7. Restricted Stock and Restricted Stock Units
7.1   Grant of Restricted Stock or Restricted Stock Units.
(a)  General. The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Participants. Each Restricted Stock Unit shall represent the right to receive one Share (or the equivalent value payable in cash, as determined by the Committee) upon a specified future date or event. Restricted Stock Units shall be credited to a notional account maintained by the Company. No Shares are actually awarded to the Participant in respect of Restricted Stock Units on the Grant Date. Restricted Stock and Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

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(b)   Award Certificate. Each Award Certificate evidencing a Restricted Stock or Restricted Stock Unit grant shall specify the terms of the period(s) of restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, settlement dates and such other provisions as the Committee shall determine, subject to Section 4.5 herein.
(c)   Performance Shares; Performance Stock Units. Restricted Stock and Restricted Stock Units, the grant of which or lapse of restrictions of which is based upon the achievement of performance goals over a performance period, shall be referred to as “Performance Shares” and “Performance Stock Units,” respectively.
7.2   Voting and Other Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Certificate, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder shall have the right to exercise full voting rights with respect to those Shares during the period of restriction. Unless otherwise determined by the Committee and set forth in a Participant’s Award Certificate, a Participant shall have none of the rights of a stockholder with respect to any Restricted Stock Units granted hereunder until such time as Shares are paid in settlement of such Awards.
7.3   Dividends on Restricted Stock. Dividends accrued on Shares of Restricted Stock or Dividend Equivalents accrued with respect to Restricted Stock Units before the underlying Awards are vested shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company under the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will also be forfeited. Notwithstanding anything in the Plan to the contrary, any Shares or any other property distributed as a dividend, Dividend Equivalent or otherwise with respect to any Restricted Stock or Restricted Stock Units as to which the restrictions have not yet lapsed or which is not vested shall be subject to the same restrictions, vesting and risk of forfeiture as the underlying Award and shall not be paid/settled unless and until the underlying Award vests.
7.4   Forfeiture. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.
Article 8. Other Stock-Based Awards
The Committee is hereby authorized to grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares) to Participants in such amounts and subject to such terms and conditions as the Committee shall determine, subject to Section 4.5 herein. Such Awards shall be referred to as “Other Stock-Based Awards.” Each such Other Stock-Based Award may involve the transfer of actual Shares to Participants or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
Each Other Stock-Based Award shall be expressed in terms of Shares or units or an equivalent measurement based on Shares, as determined by the Committee. If the value of an Other Stock-Based Award will be based on the appreciation of Shares from an initial value determined as of the Grant Date, then such initial value shall not be less than the Fair Market Value of a Share on the Grant Date of such Other Stock-Based Award.

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Article 9. Dividend Equivalents
The Committee is hereby authorized to grant to Participants Dividend Equivalents based on the dividends declared on Shares that are subject to any Full-Value Award. Dividend Equivalents shall be credited as of dividend payment dates during the period between the date the Full-Value Award is granted and the date the Full-Value Award is vested, paid or expired. Such Dividend Equivalents shall be converted to cash, Shares or additional Full-Value Awards by such formula and at such time and subject to such limitations as may be determined by the Committee. Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company under the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. Notwithstanding anything in the Plan to the contrary, any Shares or any other property distributed as a Dividend Equivalent with respect to a Full-Value Award as to which the restrictions have not yet lapsed or which is not yet vested shall be subject to the same restrictions, vesting and risk of forfeiture as such Full-Value Award to which it relates and shall not be paid/settled unless and until the underlying Full-Value Award vests. Any Dividend Equivalents accrued with respect to forfeited Awards will also be forfeited.
Article 10. Nonemployee Director Awards
The Committee is hereby authorized to grant Awards to Nonemployee Directors, including, but not limited to, Awards of Restricted Stock Units pursuant to a non-employee director compensation program approved by the Board from time to time.
Article 11. Cash-Based Awards
The Committee is hereby authorized to grant Awards to Participants denominated in cash in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards shall be referred to as “Cash-Based Awards.” Each such Cash-Based Award shall specify a payment amount, payment range or a value determined with respect to the Fair Market Value of the Shares, as determined by the Committee.
Article 12. Change of Control
12.1   Change of Control of the Company. If the Successor Entity in a Change of Control Assumes and Maintains an Award, the Award will not automatically vest and pay out upon the Change of Control. Alternatively, unless the Committee shall determine otherwise in the Award Certificate, or unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or stock exchange on which the Shares are listed, upon the occurrence of a Change of Control in which the Successor Entity fails to Assume and Maintain an Award as defined in Section 12.2:
(a)   Time-Vested Awards. Awards, the vesting of which depends upon a participant’s continuation of service for a period of time, shall fully vest as of the effective date of the Change of Control; shall be distributed or paid to the participant within thirty (30) days following the date of the Change of Control in cash, Shares, other securities, or any combination, as determined by the Committee; and shall thereafter terminate; provided, however, that if the Award is denominated in Shares, the amount distributed or paid shall equal the difference between the Fair Market Value of the Shares on the date of the Change of Control and, if applicable, the exercise price, grant price or unpaid purchase price as of the date of the Change of Control;

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(b)   Performance-Based Awards. Awards, the vesting of which is based on achievement of performance criteria, shall fully vest as of the effective date of the Change of Control; shall be deemed earned based on the target performance being attained for the performance period in which the Change of Control occurs; shall be distributed or paid to the participant within thirty (30) days following the date of the Change of Control, pro rata based on the portion of the performance period elapsed on the date of the Change of Control, in cash, Shares, other securities, or any combination, as determined by the Committee; and shall thereafter terminate; provided, however, that if the Award is denominated in Shares, the amount distributed or paid shall equal the difference between the Fair Market Value of the Shares on the date of the Change of Control and, if applicable, the exercise price of the Stock Option, grant price of the Stock Appreciation Right or unpaid purchase price of the Full-Value Award as of the date of the Change of Control.
12.2   Change of Control Definitions.
(a)   “Assume and Maintain.” A Successor Entity shall be deemed to have assumed and maintained an Award under this Plan if the Successor Entity substitutes an Award under this Plan or an award under a Successor Entity plan having equivalent value, terms and conditions as the original Award, or otherwise assumes the obligations under and/or equitably adjusts such original Award. The Committee shall have the sole authority to determine whether the proposed assumption of an award by a Successor Entity meets the requirements listed in this Section 12.2(a).
(b)   “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
(c)   “Change of Control” shall mean the occurrence of any of the following events:
(i)   Any Person becomes the Beneficial Owner of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 12.2(c), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, including without limitation, a public offering of securities; (B) any acquisition by the Company or any of its Affiliates; (C) any acquisition by any employee benefit plan or related trust sponsored or maintained by the Company or any of its Affiliates; or (D) any acquisition by any corporation pursuant to a transaction which complies with Section 12.2(c)(iii);
(ii)   Individuals who constitute the Board of Directors as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director of the Company subsequent to the Effective Date whose election to the Board of Directors, or nomination for election by the Company’s stockholders, was approved by a vote of (A) at least a majority of the directors then comprising the Incumbent Board, (B) a vote of at least a majority of any nominating committee of the Board of Directors, which nominating committee was designated by a vote of at least a majority of the directors then comprising the Incumbent Board, or (C) in the case of a director appointed to fill a vacancy in the Board of Directors, at least a majority of the directors entitled (under Section 6 of Article VII of the Amended and Restated Certificate of Incorporation of the Company) to elect such director (so long as at least a majority of such directors voting in favor of the director filling the vacancy are themselves members of (or considered to be pursuant to this definition members of) the Incumbent Board) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the directors of the Company or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Board of Directors;

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(iii)   Consummation of a reorganization, merger, or consolidation to which the Company is a party or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination, all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Voting Securities; or
(iv)   Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Article 13. Duration, Rescission, Amendment, Modification, Suspension, and Termination
13.1   Duration of Plan. Unless sooner terminated as provided in Section 13.2, the Plan shall terminate on the tenth anniversary of the Effective Date or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval unless earlier terminated as provided herein. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Option may be granted more than ten years after the Effective Date.
13.2   Amendment, Modification, Suspension, and Termination of Plan. The Board of Directors may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders, no action shall be taken that would (a) increase the total number of Shares available for issuance under the Plan or the Annual Nonemployee Director Award Limit, except as provided in Section 4.4; (b) permit the exercise price or grant price of any Stock Option, Stock Appreciation Right or Other Stock-Based Award the value of which is based on the appreciation of Shares from the Grant Date (i) to be less than Fair Market Value (except as may be permitted by Section 5.2 or Section 6.1), or (ii) to be repriced (directly or indirectly), replaced, or regranted through cancellation (except as may be permitted by Section 14.4) or by lowering the exercise price or grant price; or (c) otherwise constitute a material change to the Plan under applicable stock exchange rules. No such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award. After the Plan is terminated in accordance with this Section 13.2, no Award may be granted but any Award previously granted shall remain outstanding in accordance with the terms and conditions of the Plan and the Award.
13.3   Amendment, Modification, Suspension, and Termination of Awards. The Committee shall have the authority at any time and from time to time, alter, amend, modify, suspend or terminate the terms and conditions of any Award; provided, however, that no such action shall adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding such Award.
Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or cancel outstanding Stock Options or Stock Appreciation Rights in exchange for cash, other Awards or Stock Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Stock Options or Stock Appreciation Rights without stockholder approval

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13.4   Compliance Amendments. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 13.4 to any Award granted under the Plan without further consideration or action.
Article 14. General Provisions
14.1   Settlement of Awards; No Fractional Shares. Each Award Certificate shall establish the form in which the Award shall be settled. Awards may be settled in cash, Shares, other securities, additional Awards or any combination, regardless of whether such Awards are originally denominated in cash or Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
14.2  Withholding. The Company and its Affiliates shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, in cash or Shares (including “sell to cover” arrangements), an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.
14.3   Share Withholding. With respect to withholding required upon the exercise of Stock Options or Stock Appreciation Rights, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, upon the achievement of performance goals related to Performance Shares and Performance Stock Units, or any other taxable event arising as a result of an Award granted hereunder, the Company may satisfy the withholding requirement, in whole or in part, by withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the amount required to be withheld for tax purposes (or such greater amount up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification).
14.4   Substitution of Share-Based Awards. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.
14.5   Transferability of Awards. Except as otherwise provided in a Participant’s Award Certificate or otherwise at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent or distribution and any attempt to enforce such a purported sale, transfer, pledge, alienation or hypothecation shall be void. Should the Committee permit transferability of an Award (other than a transfer for value, which shall not be permitted), it may do so on a general or a specific basis, and may impose conditions and limitations on any permitted transferability. Unless transferability is permitted, Stock Options and Stock Appreciation Rights may be exercised by a Participant only during his or her lifetime. If the Committee permits any Stock Option or Stock Appreciation Right to be transferred, references in the Plan to the exercise of a Stock Option or Stock Appreciation Right by the Participant or payment of any amount to the Participant shall be deemed to include the Participant’s transferee.

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14.6   Termination of Service; Forfeiture Events.
(a)   Termination of Service. Each Award Certificate shall specify the effect of a Participant’s termination of service with the Company and any of its Affiliates, including specifically whether the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment, in addition to the effect on any otherwise applicable vesting or performance conditions of an Award. Such provisions shall be determined in the Committee’s sole discretion, need not be uniform and may reflect distinctions based on the reasons for termination.
(b)  Leave of Absence. Whether military, government or other service or other leave of absence shall constitute a Participant’s termination of service shall be determined in each case by the Committee at its discretion, and any determination by the Company shall be final and conclusive, provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).
(c)   Recoupment and Other Forfeiture Events. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant, including the Company’s Incentive-Based Compensation Recovery Policy adopted on October 23, 2023, as amended from time to time, and the Company’s Supplemental Discretionary Clawback Policy adopted on October 23, 2023, as amended from time to time. In addition, an Award Certificate may also specify other events that may cause a Participant’s rights, payments and benefits with respect to an Award to be subject to reduction, cancellation, forfeiture, or recoupment, or which may affect any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.
14.7   Limited Discretion to Accelerate Awards. The Committee may in its sole discretion determine that, upon the termination of service of a Participant, all or a portion of such Participant’s Stock Options, SARs and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by the Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.7.
14.8   Special Provisions Related to Section 409A of the Code.
(a)   Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Certificate by reason of the occurrence of a Change of Control, or the Participant’s disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change of Control, disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition), or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Certificate that is permissible under Section 409A.

2025 Proxy Statement	145

Appendix A

(b)   Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i)   if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service; and
(ii)   if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s separation from service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.
For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.
(c)   If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company shall determine which Awards or portions thereof will be subject to such exemptions.
(d)   Eligible Participants who are service providers to an Affiliate may be granted Stock Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.
(e)   Notwithstanding any provision of the Plan or any Award Certificate to the contrary, if one or more of the payments or benefits to be received by a Participant pursuant to an Award would constitute deferred compensation subject to Section 409A of the Code, and would cause the Participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform the Plan and Award to maintain to the maximum extent practicable the original intent of the Plan and Award without violating the requirements of Section 409A of the Code.
(f)   If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).
(g)   The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).

146	Genworth Financial, Inc.

Appendix A

14.9   Share Certificates. If an Award provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on an uncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Shares are listed. Shares issued in connection with Awards of Restricted Stock may, to the extent deemed appropriate by the Committee, be retained in the Company’s possession until such time as all conditions or restrictions applicable to such Shares have been satisfied or lapse.
14.10   Electronic Delivery of Documents. The Company may deliver by email or other electronic means (including posting on a web site maintained by the Company or by a third party under contract with the Company) all documents relating to the Plan or any Award thereunder (including without limitation, Plan prospectuses) and all other documents that the Company is required to deliver to its stockholders (including without limitation, annual reports and proxy statements).
14.11   Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company is listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:
(a)   Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)   Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
14.12   Rights as a Stockholder. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
14.13   Awards to Non-U.S. Employees. To comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, directors, or Third Party Service Providers, the Committee, in its sole discretion, shall have the power and authority to:
(a)   Determine which Affiliates shall be covered by the Plan;
(b)   Determine which Employees, directors and Third Party Service Providers outside the United States are eligible to participate in the Plan;
(c)   Modify the terms and conditions of any Award granted to Employees, directors and Third Party Service Providers outside the United States to comply with applicable foreign laws;
(d)   Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and
(e)   Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
14.14   No Right to Continued Service. Nothing in the Plan or an Award Certificate shall interfere with or limit in any way the right of the Company or any of its Affiliates to terminate any Participant’s employment or service at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither any Award nor any benefits arising under the Plan shall constitute an employment or consulting contract with the Company or any of its Affiliates and, accordingly, subject to Article 13, the Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board of Directors or Committee, as applicable, without giving rise to any liability on the part of the Company or any of its Affiliates.

2025 Proxy Statement	147

Appendix A

14.15   Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit, subject to the terms and conditions of the Plan and any Award Agreement applicable to the Participant. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, amounts due under the Plan remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.14.16   Other Compensation Plans or Arrangements. The Committee shall have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.
14.17   Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.
14.18   Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
14.19   Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company or any of its Affiliates under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
14.20   Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.
14.21   No Constraint on Corporate Action. Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s or its Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company or its Affiliate to take any action which such entity deems to be necessary or appropriate.
14.22   Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
14.23   Governing Law. The Plan and each Award Certificate shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

148	Genworth Financial, Inc.

Appendix B

CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
GENWORTH HOLDINGS, INC.
Genworth Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
FIRST: The following amendment was duly adopted by the Board of Directors and the sole stockholder of the Corporation in accordance with provisions of Section 242 of the General Corporation Law of the State of Delaware, and by the stockholders of Genworth Financial, Inc. in accordance with the terms of Article XII of the Amended and Restated Certificate of Incorporation of the Corporation, as in effect immediately prior to the effective time of this Certificate of Amendment.
SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article XII in its entirety.
IN WITNESS WHEREOF, Genworth Holdings, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name this [•] day of [•], 2025.
Genworth Holdings, Inc.
By:___________________________________
Name: [•]
Title: [•]

150	Genworth Financial, Inc.

©2025 Genworth Financial, Inc. All rights reserved.

MIX
Paper from responsible sources
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GENWORTH FINANCIAL, INC.
C/O CORPORATE SECRETARY
11011 WEST BROAD STREET
GLEN ALLEN, VA 23060

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information:

Stockholders:
You must vote these shares no later than 11:59 p.m. ET on May 21, 2025.
Participants in the Genworth Financial, Inc. Retirement and Savings Plan:
You must vote these shares no later than 11:59 p.m. ET on May 19, 2025.
Members in the Genworth Financial Canada Stock Savings Plan:
You must vote these shares no later than 5:00 p.m. ET on May 20, 2025.

Have your WHITE proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to **www.virtualshareholdermeeting.com/GNW2025**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions:

Stockholders:
You must vote these shares no later than 11:59 p.m. ET on May 21, 2025.
Participants in the Genworth Financial, Inc. Retirement and Savings Plan:
You must vote these shares no later than 11:59 p.m. ET on May 19, 2025.
Members in the Genworth Financial Canada Stock Savings Plan:
You must vote these shares no later than 5:00 p.m. ET on May 20, 2025.

Have your WHITE proxy card in hand when you call, and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your WHITE proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61360-P25128-Z89300 KEEP THIS PORTION FOR YOUR RECORDS

THIS WHITE PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

GENWORTH FINANCIAL, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH NOMINEE IN PROPOSAL 1 BELOW AND "FOR" PROPOSALS 2, 3, 4, AND 5.

Nominees:	**For**	**Against**	**Abstain**
1a. G. Kent Conrad	☐	☐	☐
1b. Karen E. Dyson	☐	☐	☐
1c. Jill R. Goodman	☐	☐	☐
1d. Melina E. Higgins	☐	☐	☐
1e. Thomas J. McInerney	☐	☐	☐
1f. Howard D. Mills, III	☐	☐	☐
1g. Robert P. Restrepo, Jr.	☐	☐	☐
1h. Elaine A. Sarsynski	☐	☐	☐
1i. Ramsey D. Smith	☐	☐	☐
1j. Steven C. Van Wyk	☐	☐	☐

NOTE: Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, or trustee, please give your full title. For joint accounts each owner must sign. Please Sign, Date and Return the WHITE Proxy Card Promptly Using the Enclosed Envelope.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on May 22, 2025:
Genworth's proxy statement and annual report to stockholders are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

V61361-P25128-Z89300

GENWORTH FINANCIAL, INC.
WHITE PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 2025

Stockholder:

The undersigned stockholder of Genworth Financial, Inc. hereby appoints Thomas J. McInerney, Jerome T. Upton, and Michael J. McCullough, and each of them jointly and severally, proxies, with full power of substitution, to represent and to vote all shares of Common Stock of Genworth Financial, Inc. that the undersigned is entitled to vote at the 2025 Annual Meeting of Stockholders to be held on Thursday, May 22, 2025, at 9:00 a.m. ET and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 7, 2025, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS WHITE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE LISTED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4, AND 5. ON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, THE PROXIES SHALL VOTE IN ACCORDANCE WITH THEIR JUDGMENT.

The undersigned participant in the Plan hereby directs The Bank of New York Mellon ("BNYM") as Trustee for the Plan, to vote all shares of Common Stock of Genworth Financial, Inc. allocated to the undersigned's account under the Plan at the 2025 Annual Meeting of Stockholders to be held on Thursday, May 22, 2025, at 9:00 a.m. ET and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 7, 2025, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS WHITE PROXY VOTING INSTRUCTION CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PLAN PARTICIPANT. IF THIS PROXY VOTING INSTRUCTION CARD IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH'S COMMON STOCK HELD IN THE UNDERSIGNED'S ACCOUNT UNDER THE PLAN WILL BE VOTED IN THE SAME PROPORTION AS SHARES OF GENWORTH'S COMMON STOCK FOR WHICH DIRECTIONS HAVE BEEN RECEIVED FROM OTHER PLAN PARTICIPANTS, UNLESS BNYM DETERMINES TO VOTE OTHERWISE, CONSISTENT WITH ITS OBLIGATIONS UNDER ERISA. ALL INSTRUCTIONS RECEIVED BY BNYM FROM INDIVIDUAL PARTICIPANTS WILL BE HELD IN CONFIDENCE.

Member in the Genworth Financial Canada Stock Savings Plan (the "Canadian Plan"):

The undersigned member in the Canadian Plan hereby directs Sun Life Financial, as Trustee for the Canadian Plan, to vote all shares of Common Stock of Genworth Financial, Inc. allocated to the undersigned's account under the Canadian Plan at the 2025 Annual Meeting of Stockholders to be held on Thursday, May 22, 2025, at 9:00 a.m. ET and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement dated April 7, 2025, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

THIS WHITE PROXY VOTING INSTRUCTION FORM WHEN PROPERLY COMPLETED AND SIGNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED MEMBER. IF THIS PROXY VOTING INSTRUCTION FORM IS NOT PROPERLY COMPLETED AND SIGNED, OR IF IT IS NOT TIMELY RECEIVED BY THE DESIGNATED TABULATOR, SHARES OF GENWORTH'S COMMON STOCK HELD IN THE UNDERSIGNED'S ACCOUNT UNDER THE PLAN WILL NOT BE VOTED.

(PLEASE MARK, SIGN AND DATE ON REVERSE SIDE)